As filed with the Securities and Exchange Commission on May 1, 2007.

                                                 Registration Nos.
                                                                  --------------
                                                                     811-04473

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-6

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933      [X]

                        Pre-Effective Amendment No. _                   [ ]

                       Post-Effective Amendment No. _                   [ ]

             REGISTRATION STATEMENT UNDER THE INVESTMENT ACT OF 1940

                              Amendment No. 41                          [X]
                            ------------------------

                      AMERITAS VARIABLE SEPARATE ACCOUNT V
                                  (REGISTRANT)
                            ------------------------

                          AMERITAS LIFE INSURANCE CORP.
                                   (DEPOSITOR)
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                                  402-467-1122
                            ------------------------

                                 Robert G. Lange
              Vice President, General Counsel & Assistant Secretary
                          Ameritas Life Insurance Corp.
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                                  402-467-7465
                            ------------------------

   Approximate Date of Proposed Public Offering: As soon as practicable after effective date.

   TITLE OF SECURITIES BEING REGISTERED: SECURITIES OF UNIT INVESTMENT TRUST
      OVERTURE APPLAUSE! Flexible Premium Variable Universal Life Insurance

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

No filing fee is due because an indefinite amount of securities is deemed to have been registered in reliance on Section 24(f) of the Investment Company Act of 1940.

--------------------------------------------------------------------------------
PROSPECTUS: May 1, 2007
                                                        AMERITAS
OVERTURE APPLAUSE!                                          LIFE INSURANCE CORP.
APPLAUSE! II AND ENCORE!                                         A UNIFI COMPANY

Flexible Premium
Variable Universal Life Insurance Policies  Ameritas Variable Separate Account V
--------------------------------------------------------------------------------

    This prospectus describes the Policies, especially their Separate Account. The Policies are designed to help you, the Policy Owner, provide life insurance protection while having flexibility, within limits, as to the amount and timing of premium payments, the amount of the death benefit, and how you invest your Policy value. THE VALUE OF YOUR POLICY WILL GO UP OR DOWN BASED ON THE INVESTMENT PERFORMANCE OF THE INVESTMENT OPTIONS YOU CHOOSE. THE AMOUNT OF THE DEATH BENEFIT CAN ALSO VARY AS A RESULT OF INVESTMENT PERFORMANCE.

    You may allocate all or part of your Policy value among a variety of variable investment options (where you have the investment risk, including possible loss of principal) with allocated indirect interests in non-publicly traded portfolios from several prominent portfolio managers.

    You may also allocate all or part of your investment to a Fixed Account fixed interest rate option (where we have the investment risk and guarantee a certain return on your investment).


        PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE. It provides information you should consider before investing in a Policy. Prospectuses for the portfolios underlying the Subaccount variable investment options are available without charge from your sales representative or from our Service Center.


 THE SECURITIES AND EXCHANGE COMMISSION ("SEC") DOES NOT PASS UPON THE ACCURACY
     OR ADEQUACY OF THIS PROSPECTUS, AND HAS NOT APPROVED OR DISAPPROVED THE
        POLICY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THIS PROSPECTUS MAY ONLY BE USED TO OFFER THE POLICY WHERE THE POLICY MAY
      LAWFULLY BE SOLD. THE POLICY, AND CERTAIN FEATURES DESCRIBED IN THIS
                 PROSPECTUS, MAY NOT BE AVAILABLE IN ALL STATES.

                NO ONE IS AUTHORIZED TO GIVE INFORMATION OR MAKE
       ANY REPRESENTATION ABOUT THE POLICY THAT IS NOT IN THIS PROSPECTUS.
  IF ANYONE DOES SO, YOU SHOULD NOT RELY UPON IT AS BEING ACCURATE OR ADEQUATE.


       NOT FDIC INSURED    0    MAY LOSE VALUE    0    NO BANK GUARANTEE

--------------------------------------------------------------------------------
              AMERITAS LIFE INSURANCE CORP. (WE, US, OUR, AMERITAS)
            SERVICE CENTER, P.O. BOX 82550, LINCOLN, NEBRASKA 68501.
                        1-800-745-1112. WWW.AMERITAS.COM
                                            ------------
--------------------------------------------------------------------------------

TABLE OF CONTENTS                                            BEGIN ON PAGE
--------------------------------------------------------------------------------

    POLICY SUMMARY........................................................3
        Policy Operation and Features
    CHARGES...............................................................4
    CHARGES EXPLAINED.....................................................9
        Transaction Fees
        Monthly Deductions from Policy Value
        Daily Deduction from Separate Account Assets
    INVESTMENT OPTIONS...................................................11
        Separate Account Variable Investment Options
        Fixed Account Fixed Interest Rate Option
        Transfers
        Third-Party Services
        Disruptive Trading Practices
        Systematic Transfer Programs
         (DOLLAR COST AVERAGING, PORTFOLIO REBALANCING, EARNINGS SWEEP)
        Model Asset Allocation
    OTHER IMPORTANT POLICY INFORMATION...................................19
        Policy Application and Issuance
        Policy Value
        Cash Surrender Value Bonus
        Misstatement of Age or Sex
        Suicide
        Incontestability
        Telephone Transactions
        Lapse and Grace Period
        Reinstatement
        Delay of Payments or Transfers
        Beneficiary
        Minor Owner or Beneficiary
        Policy Changes
        "Free Look" Rights
        Optional Features
        Legal Proceedings
        How to get Financial Statements
        Distribution of the Policy
    POLICY DISTRIBUTIONS.................................................24
        Death Benefit
        Maturity Date
        Policy Loans
        Full Surrender
        Partial Withdrawal
        Payment of Policy Proceeds
    TAX MATTERS..........................................................30
        Life Insurance Qualification; Tax Treatment of Death Benefit
        Special Considerations for Corporations
        Tax Treatment of Loans and Other Distributions
        Other Policy Owner Tax Matters
    APPENDIX A: Optional Features........................................33
    DEFINED TERMS........................................................34
    LAST PAGE........................................................Last Page
        Thank You/ If You Have Questions
        Illustrations
        Statement of Additional Information; Registration Statement
        Reports to You


CONTACTING US. To answer your questions or to send additional premium, contact your sales representative or write or call us at:

                         Ameritas Life Insurance Corp.,
                                 Service Center
                                 P.O. Box 82550
                             Lincoln, Nebraska 68501
                                       Or
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                            Telephone: 1-800-745-1112
                               Fax: 1-402-467-7335
                         InterfundTransfer Request Fax:
                                 1-402-467-7923
                                www.AMERITAS.COM

Express mail packages should be sent to our street address, not our P.O. Box address.

SENDING FORMS, WRITTEN NOTICE AND WRITTEN REQUESTS IN "GOOD ORDER." If you are writing to change your beneficiary, request a withdrawal or for any other purpose, contact us or your sales represent-active to learn what information is required for the request to be in "good order". Often, we can only accept information on a form we provide. We can only act upon requests that are received in good order.

FACSIMILE WRITTEN NOTICE. To provide you with timely service, we accept some Written Notice by facsimile. However, by not requiring your original signature, there is a greater risk unauthorized persons can manipulate your signature and make changes on your Policy (including withdrawals) without your knowledge. We are entitled to act upon facsimile signatures that reasonably appear to us to be genuine.

MAKE CHECKS PAYABLE TO:
"Ameritas Life Insurance Corp."

                                       -2-
Overture Applause!, Applause II, and Encore!

POLICY SUMMARY
--------------------------------------------------------------------------------
        Your Policy contains the complete terms of your agreement with Ameritas. You may obtain a copy from us.

        The Policies are offered and issued by Ameritas. Prior to May 1, 2007, the Policies were offered and issued by Ameritas Variable Life Insurance Company ("AVLIC"). Effective May 1, 2007, AVLIC merged into Ameritas ("Merger"). AVLIC was a wholly-owned subsidiary of Ameritas. On the date of the Merger, Ameritas Life Insurance Corp. acquired from AVLIC all of AVLIC's assets, including the Separate Account (formerly named Ameritas Variable Life Insurance Company Separate Account V), and became directly liable for AVLIC's liabilities and obligations with respect to all policies issued by AVLIC then outstanding.

        The Merger was approved by the boards of directors of Ameritas and AVLIC. The Merger also received regulatory approval from the State of Nebraska Department of Insurance, the state of domicile of Ameritas and AVLIC. The Merger did not affect the terms of, or the rights and obligations under your Policy, other than to reflect the change to the company that guarantees your Policy benefits from AVLIC to Ameritas. You will receive a Policy endorsement from Ameritas that reflects the change from AVLIC to Ameritas. The Merger also did not result in any adverse tax consequences for any Policy owners.

        The OVERTURE APPLAUSE!, APPLAUSE! II and ENCORE! Policies are flexible premium variable universal life insurance. The Policies pay a death benefit to the Policy beneficiary upon the insured's death, pay a maturity benefit if the Policy is in force on the maturity date, or pay a Cash Surrender Value to you if you surrender the Policy. The insured cannot be over age 80 on the insured's birthday nearest the Policy issue date. We will only issue a Policy for an initial specified amount of insurance coverage of: Applause! - $50,000 or more; Applause! II - at least $50,000 and up to $500,000 for ages 20-49 or $250,000 for ages 50+; Encore! - at least $500,000 for ages 20-49 and $250,000 for ages 50+.

        You have flexibility under the Policy. Within certain limits, you can vary the amount and timing of premium payments, change the death benefit, and transfer amounts among the investment options. You may allocate Policy premium and value among several different variable investment options where you can gain or lose money on your investment, or to a fixed rate option where we guarantee you will earn a fixed rate of interest. You can take out a Policy loan, make a partial withdrawal, or surrender your Policy completely, subject to certain restrictions. However, unpaid loans, partial withdrawals and surrenders may be subject to income tax and penalty tax, and unpaid loans and withdrawals will decrease death benefit protection and may cause the need for additional premium to keep the Policy in force.

        Your Policy value and Death Benefit will go up or down as a result of the investment experience of your Policy. Even if you pay Planned Periodic Premiums, your Policy could lapse if the Policy value is not enough to pay the Policy's charges. However, your Policy will not lapse during the first five Policy Years if you meet the Minimum Premium requirements, or during the Guaranteed Death Benefit Period if you meet the Guaranteed Death Benefit Premium requirements. Your Policy's Death Benefit will never be less than the then current specified amount of insurance coverage less any outstanding loans and loan interest, and less any due but unpaid Policy charges. The Policy remains in force until surrendered for its Cash Surrender Value, or all proceeds have been paid as a death benefit, or until it lapses because the Cash Surrender Value is insufficient to keep the Policy in force.

   INFORMATION ABOUT THE RISKS OF EACH VARIABLE INVESTMENT OPTION IS CONTAINED IN THE PORTFOLIO PROSPECTUS FOR EACH OPTION. YOU MAY OBTAIN A COPY FROM US.

[ ]    POLICY OPERATION AND FEATURES

PREMIUMS.
o Premium is used to create Policy value to cover Policy charges and to generate investment earnings.

CHARGES DEDUCTED FROM PREMIUM
o  Percentage of Premium Charge.

CHARGES DEDUCTED FROM ASSETS.
(SEE CHARGES ON NEXT PAGES.)

LOANS
o You may borrow a limited amount of Policy value. Interest accrues on outstanding loan amounts. After several Policy Years, loans at a lower interest rate may be available.

INVESTMENT OPTIONS.
o Variable investment option allocations are invested in Subaccounts of the Separate Account, which in turn invest in corresponding underlying portfolios. Fixed Account allocations are invested in our general account and we guarantee a fixed rate of interest.
o You may transfer between investments, subject to limits. Model asset allocation, as well as dollar cost averaging, portfolio rebalancing and earnings sweep systematic investment programs are available.

                                       -3-
Overture Applause!, Applause II, and Encore!

SURRENDERS.
o You can surrender the Policy in full at any time for its Cash Surrender Value, or, within limits, withdraw part of the Policy value. Applicable charges are shown in the CHARGES, next page.

SETTLEMENT INCOME.
o Amounts surrendered or death benefit proceeds can be paid out under several different payment options.

BONUS  (Applause! II and Encore! Policies only.)
o We may give you an added credit to your Policy value each year after your 21st Policy Year that your Policy value is $500,000 or more.

DEATH BENEFIT.
o If you meet certain premium requirements, we will guarantee a death benefit for a certain period even if your Policy's Cash Surrender Value falls to zero.
o  Two death benefit options are available:
   OPTION A: essentially a level death benefit that includes total Policy value within the specified amount (although death benefit can vary as a result of investment performance); or
   OPTION B: pays the total Policy value in addition to the specified amount. DEATH BENEFIT PROCEEDS ARE REDUCED BY ANY POLICY LOAN BALANCE, UNPAID LOAN INTEREST, AND ANY MONTHLY DEDUCTIONS DUE BUT UNPAID AT DEATH.
   See the POLICY DISTRIBUTIONS: DEATH BENEFITS section for details.

CHARGES
--------------------------------------------------------------------------------
Some charges are rounded. Charges shown are maximums, and may be less in certain states.

o       POLICY CHARGES

        The following tables describe the fees and expenses  that you will pay when buying, owning, and surrendering the Policy.  The first table  describes the fees and expenses that you will pay at the time that you pay a premium, surrender the Policy, or transfer Policy value between investment options.
------------------------------------------ ------------------- ---------------- ----------------
     TRANSACTION FEES                             When           Guaranteed         Current
                                                Deducted           Maximum
------------------------------------------ ------------------- ---------------- ----------------
PERCENT OF PREMIUM CHARGE                  When each premium   Percentage of    Percentage of
                                           is paid.            each premium     each premium
                      Applause                                 payment:         payment:
                      Applause II and                                    2.50%            2.50%
                      Encore                                             5.00%            3.50%
------------------------------------------ ------------------- ---------------- ----------------
SALES LOAD CHARGE                          When each premium   Percentage of    Percentage of
                                           is paid.            each premium     each premium
                                                               payment:         payment:
                      Applause                                           5.00%            5.00%
                      Applause II                                        2.50%            NONE
                      Encore                                             NONE             NONE
------------------------------------------ ------------------- ---------------- ----------------
SURRENDER CHARGE  (per $1,000 of           Upon a full         Varies(1)
specified amount of insurance coverage)    surrender during    Policy Year 1:
                                           the first 14
                                           Policy Years or     Applause:
                                           in the 14 Policy    Minimum     $1.98
                                           Years following     Maximum    $40.00
                                           an increase in      Example(2) $13.43
                                           specified amount
                                           of insurance        Applause II:          Same as
                                           coverage.           Minimum     $4.14    Guaranteed
                                                               Maximum    $48.00      Maximum
                                                               Example(2) $16.12

                                                               Encore:
                                                               Minimum     $3.68
                                                               Maximum    $40.00
                                                               Example(2) $13.43

                                                               Fee declines
                                                               each year.
------------------------------------------ ------------------- ---------------- ----------------
PARTIAL WITHDRAWAL CHARGE                  Upon each
    * lesser of %  of withdrawal amount    withdrawal.
      or dollar amount
                      Applause                                       $50              $25
                      Applause II and Encore *                     2% or $50        2% or $25
------------------------------------------ ------------------- ---------------- ----------------
TRANSFER FEE (per transfer)                First 15                 NONE             NONE
                                           transfers per             $10             NONE
                                           year:
                                           Each additional
                                           transfer:
------------------------------------------ ------------------- ---------------- ----------------

                                       -4-
Overture Applause!, Applause II, and Encore!


Transaction Fees Table Footnotes:
(1) Varies in amount and duration by insured's sex, issue age, risk class, and the amount of time you have had your Policy.  Taxes and penalties may also apply.  Ask for a Policy illustration or see your Policy for these charges applicable to you.
(2) Assumes a male,  age 45 at Policy issue and in our best risk class.  Fee declines to $1.34 per $1,000 in 14th Year for  Applause,  $1.29 for  Applause  II, and $1.34 for Encore,  and
    zero thereafter for all Policies.

        The next table describes the fees and expenses that you will pay  periodically  during the time that you own the  Policy,  to equal  the  annualized  charges  shown,  not  including
Subaccount portfolio operating fees and expenses.

------------------------------------------- ------------------ ---------------- ----------------
PERIODIC CHARGES                              When Deducted      Guaranteed         Current
(other than Subaccount portfolio                                   Maximum         (annual)
operating expenses)                                               (annual)
------------------------------------------- ------------------ ---------------- ----------------
DAILY DEDUCTION FROM SEPARATE ACCOUNT ASSETS  (to equal the annual % shown)
------------------------------------------------------------------------------------------------
RISK CHARGE (for mortality and expense risk)       Daily       (all years,
                                                               all Policies)
          Policy Years 1-4                                        0.90%
                      Applause                                                         0.90%
                      Applause II                                                      0.45%
                      Encore                                                           0.70%
          Policy Years 5-20
                      Applause                                                         0.90%
                      Applause II                                                      0.45%
                      Encore                                                           0.45%
          Policy Years 21+
                      Applause                                                         0.65%
                      Applause II                                                      0.30%
                      Encore                                                           0.30%
------------------------------------------- ------------------ ---------------- ----------------
ASSET-BASED ADMINISTRATIVE CHARGE                 Daily
          Policy Years 1-4
                      Applause                                       NONE             NONE
                      Applause II                                    0.35%            0.35%
                      Encore                                         0.25%            NONE
          Policy Years 5-20
                      Applause                                       NONE             NONE
                      Applause II                                    0.35%            0.35%
                      Encore                                         0.25%            0.25%
          Policy Years 21+
                      Applause                                       NONE             NONE
                      Applause II                                    0.35%            0.15%
                      Encore                                         0.25%            0.15%
------------------------------------------- ------------------ ---------------- ----------------
MONTHLY DEDUCTION FROM POLICY VALUE
    Several of the charges below vary based on individual characteristics.  The cost shown for these charges may not be representative of the charge you will pay.  Ask for a Policy illustration or see your Policy for the charge applicable to you.
------------------------------------------- ------------------ ---------------- ----------------
BASE POLICY COST OF INSURANCE (Rate is a         Monthly       Varies(1)           Varies(1)
% 1000 of the net amount of insurance
coverage at risk)                                              Applause:           Applause:
                                                               Minimum       0.07% Minimum       0.06%
                                                               Maximum     100.00% Maximum     100.00%
                                                               Example (2,3) 0.33% Example (2,3) 0.30%

                                                               Applause II:        Applause II:
                                                               Minimum       0.07% Minimum       0.05%
                                                               Maximum     100.00% Maximum     100.00%
                                                               Example (3,4) 0.33% Example (3,4) 0.21%

                                                               Encore:             Encore:
                                                               Minimum       0.10% Minimum       0.09%
                                                               Maximum     100.00% Maximum     100.00%
                                                               Example (2,3) 0.33% Example (2,3) 0.24%
 ------------------------------------------- ------------------ ---------------- ----------------
ADMINISTRATIVE CHARGE                            Monthly        Per Year (all      Per Year 1 /
                                                                   years)               2+
                      Applause                                      $108            $108 / $90
                      Applause II                                   $108            $108 / $90
                      Encore                                        $108            $108 / $90
------------------------------------------- ------------------ ---------------- ----------------
COST OF OPTIONAL FEATURES
------------------------------------------- ------------------ ---------------- ----------------
  Waiver of Monthly Deductions on                 Monthly      Varies (5)
  Disability Rider (Rate is a percentage                       Minimum       3.32%   Same as
  of the total monthly deduction not                           Maximum      53.68%  Guaranteed
  including this rider.)(Applause II and                       Example (2,3) 7.94%   Maximum
  Encore only. Form WDIS 4096.)
------------------------------------------- ------------------ ---------------- ----------------

                                            -5-
Overture Applause!, Applause II, and Encore!

------------------------------------------- ------------------ ---------------- ----------------
PERIODIC CHARGES                              When Deducted      Guaranteed         Current
(other than Subaccount portfolio                                   Maximum         (annual)
operating expenses)                                               (annual)
------------------------------------------- ------------------ ---------------- ----------------
  Payor Waiver of Monthly Deductions on           Monthly      Varies (5)
  Disability Rider  (Rate is a percentage                      Minimum       3.32%    Same as
  of the total monthly deductions not                          Maximum      53.68%  Guaranteed
  including this rider.)(Applause II                           Example (3,6) 6.18%  Maximum
  only. Form PDIS 4096.)
------------------------------------------- ------------------ ---------------- ----------------
  Disability Benefit Rider (Rate is a %
  of the monthly benefit.)Applause,
  Form DBR 45 Rev. 7-90                           Monthly      Varies (7)
                                                               Minimum       3.59%
                                                               Maximum      21.44%
      Applause II and Encore, Form DBR 4096       Monthly      Example (2)   5.06%
                                                                                     Same as
                                                               Varies (7)           Guaranteed
                                                               Minimum       3.59%   Maximum
                                                               Maximum      21.44%
                                                               Example (2)   5.06%
------------------------------------------- ------------------ ---------------- ----------------
  Payor Disability Rider  (Rate is a % of
  the monthly benefit.)
            Applause, Form PDR 45 Rev. 7-90       Monthly      Varies (7)
                                                               Minimum       3.75%
                                                               Maximum       8.64%
                                                               Example (6)   4.25%
            Applause II, Form PDR 4096            Monthly
                                                                                     Same as
                                                               Varies (7)           Guaranteed
                                                               Minimum       3.75%   Maximum
                                                               Maximum       8.64%
                                                               Example (6)   4.25%
------------------------------------------- ------------------ ---------------- ----------------
  Accidental Death Benefit Rider  (Rate           Monthly      Varies (8)
  is a % of the selected amount.)(Form AD                      Minimum       0.06%   Same as
  45.)                                                         Maximum       0.24%  Guaranteed
                                                               Example (2)   0.09%   Maximum
------------------------------------------- ------------------ ---------------- ----------------
  Children's Protection Rider  (Flat             Monthly          $52/year          Same as
  annual rate per rider.) (Form CPR 45.)                                           Guaranteed
                                                                                    Maximum
------------------------------------------- ------------------ ---------------- ----------------
  Guaranteed Insurability Rider  (Rate is        Monthly       Varies (8)
  a % of the selected amount.) (Form GIR                       Minimum       0.06%   Same as
  4093.)                                                       Maximum       0.20%  Guaranteed
                                                               Example (6)   0.09%   Maximum
------------------------------------------- ------------------ ---------------- ----------------
  Other Insured Rider  (Rate is a % of           Monthly       Varies(9)            Varies(9)
  the rider net amount at risk.)(Form CI 45.)                  Minimum       0.22%  Minimum      0.18%
                                                               Maximum       100.%  Maximum      100.%
                                                               Example (2,3) 0.43%  Example(2,3) 0.36%
------------------------------------------- ------------------ ---------------- ----------------
  Terminal Illness Rider                           --               NONE             NONE
------------------------------------------- ------------------ ---------------- ----------------
Periodic Charges Table Footnotes:
(1)   Rate varies by insured's sex, issue age, risk class, the length of time the Policy has been in force, and current specified amount.
(2)   "Example" charges assume an insured who is male, best risk class, age 45 when Policy is issued or rider is added to the Policy, and a current specified amount of $250,000.
(3)   "Example" charges assume Policy is in its first Policy Year.
(4)   "Example" charges assume an insured who is male, best risk class, age 45 when Policy is issued or rider is added to the Policy, and a current specified amount of $100,000.
(5)   Rate varies by insured's sex, risk class and attained age.
(6)   "Example" charges assume an insured who is male, age 10 at the time the rider is added to the Policy.
(7)   Rate varies by insured's sex, age and risk class at the time the rider is added to the Policy.
(8)   Rate varies by insured's sex and issue age at the time the rider is added to the
      Policy.
(9)   Rate varies by the rider insured's sex, age and risk class at the time the rider is added to the Policy, and the length of time the rider has been in force.

        We currently  do not assess a separate  charge  against our Separate  Account or Fixed
Account  for any income  taxes.  We may,  however,  make such a charge in the future if income or gains  within  the  Separate  Account  will  incur  any  income  tax  liability,  or if tax treatment of our Company changes.

        The next table describes interest rates charged on amounts borrowed from the Policy, net of annual credited interest rate (4.5% for Applause; 3.5% for Applause II and Encore).
------------------------------------------ ------------------- ---------------- ----------------
NET INTEREST CHARGED ON LOANS                                     Guaranteed         Current
                                             When Deducted         Maximum
------------------------------------------ ------------------- ---------------- ----------------
LOAN ACCOUNT  (effective annual rates)      Upon each Policy
   Regular Loans      Applause                anniversary.          3.5%              2%
                      Applause II and                               2.5%              2%
Encore
   Reduced Rate Loans  (available only
         after the 10th Policy Year and
         after attaining age 55)
                 Applause, Applause II and Encore                   0.5%              0%
------------------------------------------ ------------------- ---------------- ----------------

                                       -6-
Overture Applause!, Applause II, and Encore!

o       PORTFOLIO COMPANY OPERATING EXPENSES  (AS OF 12/31/2006)

        The next table shows the minimum and maximum total operating expenses charged by the portfolio companies, before any waivers or reductions, that you may pay periodically during the time that you own the contract, followed by a table showing additional information for each portfolio company. More detail concerning each portfolio company's fees and expenses is contained in the prospectus for each portfolio company.

--------------------------------------------------------------- ---------------- ----------------
TOTAL ANNUAL PORTFOLIO COMPANY OPERATING EXPENSES
       Expenses that are deducted from portfolio company
       assets, including management fees, distribution and/or
       service (12b-1) fees, and other expenses                       Minimum         Maximum
----------------------------------------------------------------- ---------------- ----------------
Before any Waivers and Reductions                                       0.38% (1)      1.86% (2)
----------------------------------------------------------------- --------------- --------------
After any Waivers and Reductions (EXPLAINED IN THE FOOTNOTES TO         0.36% (1)      1.86% (2)
THE PORTFOLIO EXPENSES TABLE AT THE END OF THIS SECTION)
----------------------------------------------------------------- --------------- --------------
(1) Ameritas Money Market Portfolio.
(2) CVS Social International Equity Portfolio.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                                    Acquired                        Total
                                                      Fund                        Expenses
     Subaccount's                                     Fees    Total    Waivers      after
     underlying            Management  12b-1  Other   and   Portfolio    and     Waivers and
     Portfolio Name           Fees     Fees*  Fees  Expenses   Fees  Reductions  Reductions,
                                                                                   if any
-----------------------------------------------------------------------------------------------
AIM FUNDS(1)
AIM V.I. Dynamics - Series I    0.75%    -    0.38% 0.01%(2) 1.14%    0.01%         1.13% (3)(4)
ALGER - CLASS O
Alger American Balanced (5)     0.71%    -    0.15%   -      0.86%    0.04%         0.82% (6)
AMERICAN CENTURY(R)
VP Income & Growth              0.70%    -     -      -      0.70%       -          0.70%(7)
AMERITAS PORTFOLIOS (8),(9)
Ameritas Core Strategies        0.80%    -    0.14%   -      0.94%       -          0.94%(10)
Ameritas Income & Growth        0.675%   -    0.105%  -      0.78%       -          0.78%(10)
Ameritas Index 500 **           0.29%    -    0.17%   -      0.46%    0.08%         0.38%
Ameritas MidCap Growth          0.85%    -    0.18%   -      1.03%    0.09%         0.94%
Ameritas MidCap Value           0.97%    -    0.18%   -      1.15%       -          1.15%(10)
Ameritas Money Market           0.25%    -    0.13%   -      0.38%    0.02%         0.36%
Ameritas Small Capitalization   0.90%    -    0.27%   -      1.17%    0.17%         1.00%
Ameritas Small Company Equity   1.17%    -    0.40%   -      1.57%    0.24%         1.33%
CALVERT PORTFOLIOS
CVS Income                      0.70%    -    0.20%   -      0.90%       -          0.90% (10)
CVS Social Balanced             0.70%    -    0.21%   -      0.91%       -          0.91% (10)
CVS Social Equity               0.70%    -    0.45%   -      1.15%    0.07%         1.08% (8)(10)
CVS Social International Equity 1.10%    -    0.76%   -      1.86%       -          1.86% (10)
CVS Social Mid Cap Growth       0.90%    -    0.27%   -      1.17%       -          1.17% (10)
CVS Social Small Cap Growth     1.00%    -    0.44%   -      1.44%       -          1.44% (10)
DREYFUS
MidCap Stock - Service Shares   0.75%  0.25%  0.05%  0.01%   1.05%       -          1.06% (11)
FIDELITY (R) (INITIAL CLASS)
VIP Asset Manager SM            0.52%    -    0.13%   -      0.65%       -          0.65% (12)
VIP Asset Manager: Growth (R)   0.57%    -    0.20%   -      0.77%       -          0.77% (13)
VIP Contrafund (R)              0.57%    -    0.09%   -      0.66%       -          0.66% (12)
VIP Equity-Income               0.47%    -    0.10%   -      0.57%       -          0.57% (12)
VIP Growth                      0.57%    -    0.11%   -      0.68%       -          0.68% (12)
VIP High Income                 0.57%    -    0.14%   -      0.71%       -          0.71%
VIP Investment Grade Bond       0.32%    -    0.12%   -      0.44%       -          0.44%
VIP Overseas                    0.72%    -    0.16%   -      0.88%       -          0.88% (12)
MFS
New Discovery - Initial Class   0.90%    -    0.13%   -      1.03%       -          1.03% (14)
Strategic Income -
  Initial Class                 0.75%    -    0.61%   -      1.36%    0.48% (15,16) 0.88% (14)
Utilities - Initial Class       0.75%    -    0.11%   -      0.86%       -          0.86% (14)
SUMMIT  (17)
Nasdaq-100 Index                0.35%    -    0.30%   -      0.65%       -          0.65% (18)
Russell 2000 Small Cap Index    0.35%    -    0.30%   -      0.65%       -          0.65%
S&P MidCap 400 Index            0.30%    -    0.22%   -      0.52%       -          0.52%
THIRD AVENUE
Third Avenue Value              0.90%    -    0.27%   -      1.17%       -          1.17%
VAN KAMPEN
Emerging Markets Equity -
  Class I                       1.23%    -    0.40%   -      1.63%    0.01%         1.62% (19)
Global Value Equity -Class I    0.67%    -    0.38%   -      1.05%       -          1.05%
International Magnum -          0.80%    -    0.38%   -      1.18%    0.09%         1.09% (19)
Class I
U.S. Real Estate - Class I      0.74%    -    0.27%   -      1.01%       -          1.01%
-----------------------------------------------------------------------------------------------

                                       -7-
Overture Applause!, Applause II, and Encore!

(1) Except as otherwise noted, figures shown in the table are for the year ended December 31, 2006 and are expressed as a percentage of the Fund's average daily net assets. There is no guarantee that actual expenses will be the same as those shown in the table.
(2) Acquired Fund Fees and Expenses are not fees or expenses incurred by the fund directly but are expenses of the investment companies in which the fund invests. You incur these fees and expenses indirectly through the valuation of the fund's investment in those investment companies. As a result, the Total Expenses after Waivers and Reductions may exceed the fund's limit on Total Portfolio Fees, if any. The impact of the acquired fund fees and expense are included in the total returns of the fund
(3) The Fund's advisor has contractually agreed to waive advisory fees and/or reimburse expenses of Series I shares to the extent necessary to limit Total Portfolio Fees of Series I shares to 1/30% of average daily net assets. The expense limitation agreement is in effect through at least April 30, 2008.


(4) Through April 30, 2008, the Fund's advisor has contractually agreed to waive a portion of its advisory fees to the extent necessary so that the advisory fees payable by the Fund does not exceed a specified maximum annual advisory fee rate, wherein the fee rate includes breakpoints and is based upon net asset levels. The Fund's maximum annual advisory fee rate ranges from 0.745% (for average net assets up to $250 million) to 0.64% (for average net assets over $10 billion).
(5) Previously, the portfolio's Advisory Fees included an additional .04% in Administrative Fees that are now included in Other Expenses.
(6) Effective December 1, 2006 through November 30, 2011, the Manager has contractually agreed to waive .04% of its Advisory Fees.
(7) The fund has a stepped fee schedule. As a result, the fund's management fee rate generally decreases as fund assets increase. The fund expenses are as of December 31, 2006, and are based on the most recent shareholder report.
(8) The portfolio Advisor (Calvert Asset Management Company, Inc.) has contractually agreed to limit annual portfolio operating expenses through April 30, 2008, as reflected above, except for Ameritas Core Strategies, and Ameritas MidCap Value which have caps of 0.95%, and 1.50%, respectively. Under the terms of the contractual expense limitation, operating expenses do not include interest expense, brokerage commissions, taxes and extraordinary expenses. Each Portfolio has an expense offset arrangement with the custodian bank whereby the custodian's fees may be paid indirectly by credits earned on the Portfolio's cash on deposit with the bank. These credits are used to reduce the Portfolio's expenses. Under those circumstances where the Advisor has provided to the Portfolio a contractual expense limitation, and to the extent any expense offset credits are earned, the Advisor may benefit from the expense offset arrangement and the Advisor's obligation under the contractual limitation may be reduced by the credits earned.
(9) Management fees for the Ameritas Portfolios include both the investment advisory fee and administrative service fee. The administrative service fee is 0.05% of the portfolio's average daily net assets.
(10) "Total Fees" reflect an indirect fee and fees before waivers. Indirect fees result from the Portfolio's offset arrangement with the custodian bank whereby the custodian's fees may be paid indirectly by credits earned on the Portfolio's cash on deposit with the bank. These credits are used to reduce the Portfolio's expenses. Net operating expenses after reductions for fees paid indirectly and fee waivers would be as follows:
                      Ameritas Core Strategies              0.91%
                      Ameritas Income & Growth              0.77%
                      Ameritas MidCap Value                 1.11%
                      CVS Income                            0.87%
                      CVS Social Balanced                   0.90%
                      CVS Social Equity                     1.07%
                      CVS Social International Equity       1.79%
                      CVS Social Mid Cap Growth             1.15%
                      CVS Social Small Cap Growth           1.37%
(11) The Dreyfus Corporation has agreed, until December 31, 2007, to waive receipt of its fees and/or assume the expenses of the portfolio so that the expenses (excluding taxes, brokerage commissions, extraordinary expenses, interest expenses and commitment fees on borrowings) do not exceed .90 of 1%.
(12) A portion of the brokerage commissions that the fund pays may be reimbursed and used to reduce the fund's expenses. In addition, through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances are used to reduce the fund's custodian expenses. These offsets may be discontinued at any time. Including these reductions, the total class operating expenses would have been:
                      VIP Asset Manager: Initial Class       0.63%
                      VIP Contrafund: Initial Class          0.65%
                      VIP Equity-Income: Initial Class       0.56%
                      VIP Growth: Initial Class              0.67%
                      VIP Overseas: Initial Class            0.81%
(13) A portion of the brokerage commissions that the fund pays may be reimbursed and used to reduce the fund's expenses. These offsets may be discontinued at any time. Including this reduction, the total class operating expenses would have been 0.73% for the VIP Asset Manager: Growth: Initial Class.
(14) The fund has entered into an expense offset arrangement that reduces the fund's custodian fee based upon the amount of cash maintained by the fund with its custodian and dividend disbursing agent. Such fee reduction is not reflected in the table. Had this fee reduction been taken into account, "Net Expenses" would be lower.
(15) MFS has agreed in writing to bear the funds' expenses such that "Other Expenses", determined without giving effect to the expense offset arrangements described above, do not exceed 0.15% annually. This written agreement excludes management fees, distribution and service fees, taxes, extraordinary expenses, brokerage and transaction costs and investment-related expenses and will continue until at least April 30, 2008.
(16) Effective August 1, 2006, MFS has agreed in writing to reduce its management fee to 0.70% on average daily net assets up to $1 billion. During the fund's most recent fiscal year, this reduction amounted to 0.02%. This written agreement will remain in effect until modified by the fund's Board of Trustees.
(17) Figures are based on the actual expenses incurred by the Portfolio for the year ended December 31, 2006. Actual Portfolio expenses may vary.
(18) The fund does not bear any direct operating expenses above the amount disclosed; any additional direct operating expenses are borne by the adviser according to the terms of the advisory agreement. Expenses of Acquired Funds are not included in this arrangement.
(19) The fees disclosed reflect gross ratios prior to any voluntary waivers/reimbursements of expenses by the adviser. The adviser has voluntarily agreed to waive a portion or all of its management fee and/or reimburse expenses to the extent necessary so that total annual operating expenses, excluding certain investment related expenses such as foreign country tax expense and interest expense on borrowing, do not exceed the "Operating Expense Limitation" in the below table. The adviser may terminate these voluntary waivers at any time at its sole discretion. After such reductions, the "Management Fee", "Other Expenses" and "Total Annual Expenses", would be as follows:

                             Operating Expense  Management  Other   Total Annual
                                  Limitation       Fees    Expenses   Expenses
                                  ----------       ----    --------   --------
Emerging Markets Equity Class I     1.60% (a)     1.22%     0.40%       1.62%
International Magnum Class I        1.05% (b)     0.71%     0.38%       1.09%
        (a) UIF Emerging Market Equity expense cap decreased from 1.65% to 1.60% on June 1, 2006.
        (b) UIF International Magnum expense cap changed from 1.15% to 1.05% on June 1, 2006.
* Portfolios pay 12b-1 fees to us pursuant to Rule 12b-1 under the Investment Company Act of 1940, which allows investment companies to pay fees out of portfolio assets to those who sell and distribute portfolio shares. Some portfolios may also pay 0.05 to 0.25 percent of annual portfolio assets for our providing shareholder support and marketing services.
**   "Standard & Poor's(R)", "S&P(R)", "S&P 500(R)", "Standard & Poor's 500",
and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The Product is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Product. The Statement of Additional Information sets forth certain additional disclaimers and limitations of liabilities on behalf of S&P as set forth in the Licensing Agreement between us and S&P.

                                       -8-
Overture Applause!, Applause II, and Encore!

CHARGES EXPLAINED
--------------------------------------------------------------------------------

        The following repeats and adds to information provided in the CHARGES section, where the amount of each charge is shown. Please review both Prospectus sections, and the Policy, for information on charges. For those Policies issued on a unisex basis in certain states or in certain cases, sex-distinct rates do not apply. Certain charges expressly permit you to designate the investment options from which the charge is to be deducted. If there are insufficient funds in such a designated investment option, and for all other charges deducted from total Policy value, charges are deducted pro-rata from your selected Subaccount and Fixed Account investment options.

[ ]     TRANSACTION FEES

o       PERCENT OF PREMIUM CHARGE
        We deduct a percentage of each Policy premium payment we receive as a Percent of Premium Charge. This charge partially offsets premium taxes imposed by some States and local governments and federal taxes on certain capitalized acquisition expenses. We do not expect to profit from this charge. Our current charge is less than our guaranteed maximum amount for this charge for Applause II and Encore.

o       SALES LOAD CHARGE
        This charge partially compensates us for the cost of selling the Policy, including the costs for agents' commissions and printing of product materials. We incur the majority of these expenses in the early Policy Years. Through this charge, we recover those expenses over the life of a Policy. To the extent our sales and distribution expenses exceed sales charges in any year, we pay such expenses from our other assets or surplus in our general account, including from amounts derived from the Risk Charge and from other charges made under the Policy.

o       SURRENDER CHARGE
        If a Policy is surrendered on or before the 15th Policy Anniversary Date, a Surrender Charge will be assessed based upon (1) percentages of the premiums actually paid (a "Contingent Deferred Sales Charge") and (2) a charge per $1,000 of insurance issued based upon sex, and the insured's issue age (or attained age at the time of any increase) and tobacco use (a "Contingent Deferred Administrative Charge"). Increases in a Policy's specified amount of coverage are also subject to a Surrender Charge, based upon the insured's attained age at the time of the increase, the amount of the increase. For each Policy, these charges are as follows:

        CONTINGENT DEFERRED ADMINISTRATIVE CHARGE UPON POLICY SURRENDER AND INCREASES IN SPECIFIED AMOUNT OF COVERAGE.
        - APPLAUSE! POLICIES: 70% of the maximum Surrender Charge not to exceed $28 per $1,000 of specified amount of coverage.
        - APPLAUSE! II POLICIES: 60% of the maximum Surrender Charge not to exceed $28.80 per $1,000 of specified amount of coverage.
        - ENCORE! POLICIES: 60% of the maximum Surrender Charge not to exceed $24 per $1,000 of the specified amount of coverage.

        CONTINGENT DEFERRED SALES CHARGE UPON POLICY SURRENDER.
        - APPLAUSE! POLICIES: Lesser of (1) 25% of premiums received up to the Guaranteed Death Benefit Premium, plus 5% of the premiums received in excess of the Guaranteed Death Benefit Premium; or
             (2) $12 per $1,000 of specified amount of coverage.
        - APPLAUSE! II AND ENCORE! POLICIES: Lesser of (1) 30% of the premiums received up to the "SEC Guideline Premium," plus 10% of the premiums received in excess of the "SEC Guideline Premium," up to an amount equal to two times the "SEC Guideline Premium," plus 9% of the premiums received in excess of the second "SEC Guideline Premium;" or (2) 40% of the maximum Surrender Charge not to exceed $19.20, for Applause! II Policies, or $16, for Encore! Policies, per $1,000 of specified amount of coverage. The "SEC Guideline Premium" is a benchmark amount, set by SEC rule, which is relevant in defining the limits of certain charges we may assess.

        CONTINGENT DEFERRED SALES CHARGE UPON INCREASES IN POLICY SPECIFIED AMOUNT OF COVERAGE.
        - APPLAUSE! II AND ENCORE! POLICIES: Lesser of (1) 15% of the premiums received up to the "SEC Guideline Premium" for the increase, plus 5% of the premiums received in excess of the "SEC Guideline Premium" for the increase, up to an amount equal to two times the "SEC Guideline Premium," plus 4.5% of the premiums received in excess of the second "SEC Guideline Premium" for the increase; or (2) 40% of the maximum Surrender Charge applicable to the increase.

                                       -9-
Overture Applause!, Applause II, and Encore!

        The Surrender Charge will be applied according to the following schedule. Because the Surrender Charge may be significant upon early surrender, you should purchase a Policy only if you intend to keep it in force for a substantial period of time.

               % of Surrender Charge                           % of Surrender Charge
              applicable each Policy Year                  applicable each Policy Year
Policy Year  ------------------------------  Policy Year  -----------------------------
             Applause! and    Applause! II                Applause! and   Applause! II
                Encore!                                      Encore!
------------ --------------- -------------- ------------- --------------- -------------
     1           100%           100%               9          60%             50%
     2           100%            96%              10          50%             42%
     3           100%            92%              11          40%             33%
     4           100%            88%              12          30%             25%
     5           100%            83%              13          20%             17%
     6            90%            75%              14          10%              8%
     7            80%            67%             15+           0%              0%
     8            70%            58%

o       PARTIAL WITHDRAWAL CHARGE
        Upon a partial withdrawal from your Policy, we will deduct a Partial Withdrawal Charge. This fee will be deducted from the investment options and in the same allocation as your partial withdrawal allocation instruction; if that is not possible (due to insufficient value in one of the investment options you elect) or you have not given such instructions, we will deduct this fee on a pro-rata basis from balances in all Subaccounts and the Fixed Account. Taxes and tax penalties may apply.

o       TRANSFER FEE
        We may charge a Transfer Fee for any transfer in excess of 15 transfers per Policy Year. This fee may be deducted from only Policy investment options you designate; if that is not possible (due to insufficient value in an investment option you elect) or you have not provided such instructions, we will deduct this fee on a pro-rata basis from balances in all Subaccounts and the Fixed Account.

[ ]     PERIODIC CHARGES:  MONTHLY DEDUCTIONS FROM POLICY VALUE

        The following charges are deducted from Policy value on each Policy Month date.

o       COST OF INSURANCE CHARGE
        The cost of insurance rate per $1,000 of net amount at risk cannot exceed the guaranteed cost of insurance rate that is set forth in the Policy. The maximum cost of insurance each month can be determined by using the guaranteed cost of insurance rate in the below formula for cost of insurance.

        The cost of insurance charge is for providing insurance protection under the Policy. Because the cost of insurance charge depends upon several variables, the cost for each Policy month can vary from month to month. The cost of insurance rate for the initial specified amount of insurance coverage varies by the insured's sex, issue age, risk class, and the length of time the Policy has been in force. The cost of insurance rate for an increase in specified amount varies by the insured's sex, age and risk class at the time of the increase, and the length of time the Policy has been in force since the increase. We may use current cost of insurance rates less than those shown in the Policy, and reserve the right to change them so long as they do not exceed the charges shown in the Policy. Changes will equally apply to similarly situated Policy owners and be based on changes in future expectations of factors such as investment earnings, mortality, persistency, and expenses. We expect a profit from this charge. Ask for a Policy illustration or see your Policy for these charges applicable to you.
The COST OF INSURANCE each month equals:
-   The "NET AMOUNT AT RISK" for the month; multiplied by
-   The cost of insurance rate per $1,000 of net amount at risk; divided by
-   $1,000.

The NET AMOUNT AT RISK in any month equals:
- The death benefit on the Policy Month date, discounted at the guaranteed rate of interest for the Fixed Account for one month; minus
- The Policy value on the Policy Month date after deducting the charge for any optional features selected and the administrative charges but not the cost of insurance charge.

                                       -10-
Overture Applause!, Applause II, and Encore!

o       ADMINISTRATIVE CHARGE
        The administrative charge partially compensates us for our costs in issuing and administering the Policy and operating the Separate Account. We do not anticipate making a profit from these charges.

o       COST OF OPTIONAL FEATURES
        The cost for any optional features you select (sometimes called Policy "Riders") is also deducted monthly from Policy value. See the CHARGES section for information about the costs of these features, and refer to APPENDIX B for descriptions of these features. Optional features may not be available in all states.

[ ]     PERIODIC CHARGES: DAILY DEDUCTION FROM SEPARATE ACCOUNT ASSETS

        The following charges are applied daily to Separate Account assets in determining the daily Accumulation Unit value of each Subaccount.

o       RISK CHARGE
        The Risk Charge is for the mortality and expense risks we assume - that insureds may live for shorter periods of time than we estimate, and also compensates us for the Policy expense risks we assume. If this charge exceeds our actual costs to cover these risks, the excess goes to our general account. Conversely, if this charge is not enough, we bear the additional expense, not you. We expect a profit from this charge.

o       ASSET-BASED ADMINISTRATIVE CHARGE
        This charge partially compensates us for our costs in issuing and administering the Policy and operating the Separate Account. We do not anticipate making a profit from this charge.

o       PORTFOLIO CHARGES
        Each Subaccount's underlying portfolio has investment advisory expenses. These expenses, as of the end of each portfolio's last fiscal year, are stated in this prospectus' CHARGES section and described in more detail in each fund's prospectus. A portfolio's charges and expenses are not deducted from your Policy value. Instead, they are reflected in the daily value of portfolio shares which, in turn, will affect the daily Accumulation Unit value of the Subaccounts. These charges and expenses help to pay the portfolio's investment adviser and operating expenses.

INVESTMENT OPTIONS
--------------------------------------------------------------------------------

THE VALUE OF YOUR POLICY WILL GO UP OR DOWN BASED ON THE INVESTMENT PERFORMANCE OF THE VARIABLE INVESTMENT OPTIONS YOU CHOOSE. The investment results of each variable investment option are likely to differ significantly, and vary over time. They do not earn a fixed interest rate. Please consider carefully, and on a continuing basis, which investment options best suit your long-term investment objectives and risk tolerance.

        We recognize you have very personal goals and investment strategies. The Policy allows you to choose from a wide array of investment options - each chosen for its potential to meet specific investment objectives.

    You may allocate all or a part of your premiums among the Separate Account variable investment options or the Fixed Account fixed interest rate option. Allocations must be in whole percentages and total 100%. The variable investment options, which invest in underlying portfolios, are listed and described in this prospectus.

[ ]     SEPARATE ACCOUNT VARIABLE INVESTMENT OPTIONS

        The Separate Account provides you with variable investment options in the form of underlying portfolio investments. Each underlying portfolio is an open-end investment management company. When you allocate investments to an underlying portfolio, those investments are placed in a Subaccount of the Separate Account corresponding to that portfolio, and the Subaccount in turn invests in the portfolio. The Policy value of your Policy depends directly on the investment performance of the portfolios that you select.

    The SEC does not supervise the management or the investment practices or policies of the Separate Account or us. Under Nebraska law, we own the Separate Account assets, but they are held separately from our other assets and are not charged with any liability or credited with any gain of business unrelated to the Separate Account. Any and all distributions made by the underlying portfolios, with respect to the shares held by the Separate Account, will be reinvested in additional shares at net asset value. We are responsible to you for meeting the obligations of the

                                       -11-
Overture Applause!, Applause II, and Encore!

Policy, but we do not guarantee the investment performance of any of the variable investment options' underlying portfolios. We do not make any representations about their future performance.

      YOU BEAR THE RISK THAT THE VARIABLE INVESTMENT OPTIONS YOU SELECT MAY
      FAIL TO MEET THEIR OBJECTIVES, THAT THEY COULD DECREASE IN VALUE, AND
                         THAT YOU COULD LOSE PRINCIPAL.
      --------------------------------------------------------------------

            Each Subaccount underlying portfolio operates as a separate variable investment option, and the income or losses of one generally has no effect on the investment performance of any other. Complete descriptions of each variable investment option's investment objectives and restrictions and other material information related to an investment in the variable investment option are contained in the prospectuses for each of the series funds which accompany this prospectus.

        THE UNDERLYING PORTFOLIOS IN THE SEPARATE ACCOUNT ARE NOT PUBLICLY TRADED MUTUAL FUNDS, AND ARE NOT THE SAME AS OTHER PUBLICLY TRADED MUTUAL FUNDS WITH VERY SIMILAR NAMES. The portfolios are only available as separate account investment options in life insurance or variable annuity policies issued by insurance companies, or through participation in certain qualified pension or retirement plans.
        Even if the investment options and policies of some underlying portfolios available under the Policy may be very similar to the investment objectives and policies of publicly traded mutual funds that may be managed by the same investment adviser, the investment performance and results of the portfolios available under the Policy may vary significantly from the investment results of such other publicly traded mutual funds.
        You should read the prospectuses for the underlying portfolios together with this prospectus for more information.

o       VARIABLE INVESTMENT OPTION PORTFOLIOS

        The Separate Account Subaccount underlying portfolios listed on the next two pages are designed primarily as investments for variable annuity and variable life insurance policies issued by insurance companies. They are not publicly traded mutual funds available for direct purchase by you. THERE IS NO ASSURANCE THE INVESTMENT OBJECTIVES WILL BE MET.

This information is just a summary for each underlying portfolio. You should read the series fund prospectus for an underlying portfolio accompanying this prospectus for more information about that portfolio, including detailed information about the portfolio's fees and expenses, investment strategy and investment objective. To get a copy of any portfolio prospectus, contact your representative or us as shown on TABLE OF CONTENTS page or the last page of this prospectus.

 ------------------------------------ ----------------------------------------------------------
          Separate Account                   Summary of Investment Strategy / Fund Type
             Portfolio
 ------------------------------------ ----------------------------------------------------------
              AIM FUNDS                     Offered through AIM VARIABLE INSURANCE FUNDS
                                                   ADVISED BY AIM Advisors, Inc.
 ------------------------------------ ----------------------------------------------------------
 AIM V.I. Dynamics - Series I         Investment objective is long-term capital growth.
 ------------------------------------ ----------------------------------------------------------
          ALGER (CLASS O)                     OFFERED THROUGH The Alger American Fund
                                               ADVISED BY Fred Alger Management, Inc.
 ------------------------------------ ----------------------------------------------------------
 Alger American Balanced              Seeks current income and long-term capital appreciation.
 ------------------------------------ ----------------------------------------------------------
                                       OFFERED THROUGH American Century Variable Portfolios,  Inc.
          AMERICAN CENTURY(R)           ADVISED BY American Century Investment Management, Inc.
 ------------------------------------ ----------------------------------------------------------
  VP Income & Growth                  The fund seeks capital growth by investing in common stocks.
                                      Income is a secondary objective.
 ------------------------------------ ----------------------------------------------------------
                                       OFFERED THROUGH Calvert Variable Series, Inc. Ameritas
         AMERITAS PORTFOLIOS                                 Portfolios *
            - SUBADVISOR                ADVISED BY Calvert Asset Management Company, Inc.
 ------------------------------------ ----------------------------------------------------------
  Ameritas Core Strategies -          Growth and secondarily, income.
 THORNBURG INVESTMENT MANAGEMENT, INC.
 ------------------------------------ ----------------------------------------------------------
 Ameritas Income & Growth - FRED      Income and secondarily, growth.
 ALGER MANAGEMENT, INC. (FRED ALGER)
 ------------------------------------ ----------------------------------------------------------
 Ameritas Index 500 - SUMMIT          Common stocks of U.S. companies on the S&P 500 Index.
 INVESTMENT PARTNERS, INC. (THROUGH
 APRIL 29, 2007 THE SUBADVISOR WAS
 SSGA FUNDS MANAGEMENT, INC. (SSGA))
 ------------------------------------ ----------------------------------------------------------
 Ameritas MidCap Growth - FRED ALGER  Growth
 ------------------------------------ ----------------------------------------------------------
 Ameritas MidCap Value -
 RIVERSOURCE INVESTMENTS, LLC
 (THROUGH APRIL 29, 2007 THE          Growth
 SUBADVISOR WAS HARRIS
 ASSOCIATES, L.P.)
 ------------------------------------ ----------------------------------------------------------
 Ameritas Money Market - NO           Money Market
 SUBADVISOR
 ------------------------------------ ----------------------------------------------------------
 Ameritas Small Capitalization -      Growth.
 EAGLE ASSET MANAGEMENT, INC.
 ------------------------------------ ----------------------------------------------------------

                                       -12-
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 ------------------------------------ ----------------------------------------------------------
          Separate Account                   Summary of Investment Strategy / Fund Type
             Portfolio
 ------------------------------------ ----------------------------------------------------------
 Ameritas Small Company Equity - OFI  Growth.
 INSTITUTIONAL ASSET MANAGEMENT INC.
 ------------------------------------ ----------------------------------------------------------
         CALVERT PORTFOLIOS            OFFERED THROUGH Calvert Variable Series, Inc.
          - SUBADVISOR                              Calvert Portfolios *
                                        ADVISED BY Calvert Asset Management Company, Inc.
 ------------------------------------ ----------------------------------------------------------
 CVS Income - NO SUBADVISOR           Income.
 ------------------------------------ ----------------------------------------------------------
 CVS Social Balanced - EQUITY
 PORTION: NEW AMSTERDAM PARTNERS
 LLC (NEW AMSTERDAM) AND SSGA;        Income and Growth.
 FIXED INCOME PORTION: NO SUBADVISOR
 ------------------------------------ ----------------------------------------------------------
 CVS Social Equity - ATLANTA          Growth.
 CAPITAL MANAGEMENT COMPANY, L.L.C.
 ------------------------------------ ----------------------------------------------------------
 CVS Social International Equity -    Growth.
 ACADIAN ASSET MANAGEMENT, INC.
 ------------------------------------ ----------------------------------------------------------
 CVS Social Mid Cap Growth - NEW      Growth.
 AMSTERDAM
 ------------------------------------ ----------------------------------------------------------
 CVS Social Small Cap Growth -        Growth.
 BRIDGEWAY CAPITAL MANAGEMENT, INC.
 (THROUGH MARCH 8, 2007, THE
 SUBADVISOR WAS RENAISSANCE
 INVESTMENT MANAGEMENT)
 ------------------------------------ ----------------------------------------------------------
             DREYFUS                       OFFERED THROUGH Dreyfus Investment Portfolios
                                                 ADVISED BY The Dreyfus Corporation
 ------------------------------------ ----------------------------------------------------------
 MidCap Stock - Service Shares        Seeks returns greater than the total return performance
                                      of publicly traded common stocks of medium-sized domestic
                                      in the aggregate, as represented by the Standard and Poor's
                                      MidCap 400 Index.
 ------------------------------------ ----------------------------------------------------------
      FIDELITY (INITIAL CLASS)              OFFERED THROUGH Variable Insurance Products
                                         ADVISED BY Fidelity Management & Research Company
 ------------------------------------ ----------------------------------------------------------
 VIP Asset Manager SM                 Seeks high total return with reduced risk over the long
                                      term by allocating assets among stocks, bonds and
                                      short-term instruments.
 ------------------------------------ ----------------------------------------------------------
                                      Seeks to maximize total return by allocating assets
 VIP Asset Manager: Growth(R)         among stocks, bonds and short-term instruments and other
                                      investments.
 ------------------------------------ ----------------------------------------------------------
 VIP Contrafund(R)                    Seeks long-term capital appreciation.
 ------------------------------------ ----------------------------------------------------------
 VIP Equity-Income                    Seeks reasonable income, to achieve yield which exceeds
                                      the composite yield on the securities comprising the S&P 500.
 ------------------------------------ ----------------------------------------------------------
 VIP Growth                           Seeks capital appreciation.
 ------------------------------------ ----------------------------------------------------------
 VIP High Income                      Income and Growth.
 ------------------------------------ ----------------------------------------------------------
 VIP Investment Grade Bond            Bond.
 ------------------------------------ ----------------------------------------------------------
 VIP Overseas                         Seeks long-term growth.
 ------------------------------------ ----------------------------------------------------------
         MFS - INITIAL CLASS                OFFERED THROUGH MFS Variable Insurance Trust
                                        ADVISED BY Massachusetts Financial Services Company
 ------------------------------------ ----------------------------------------------------------
 New Discovery                        Capital appreciation.
 ------------------------------------ ----------------------------------------------------------
 Strategic Income                     Seeks total return with an emphasis on high current income, but also considering capital appreciation..
 ------------------------------------ ----------------------------------------------------------
  Utilities                           Total return.
 ------------------------------------ ----------------------------------------------------------
               SUMMIT                     OFFERED THROUGH Summit Mutual Funds Inc. Summit
                                                          Pinnacle Series *
                                            ADVISED BY Summit Investment Partners, Inc.
 ------------------------------------ ----------------------------------------------------------
 Nasdaq-100 Index                     Growth.
 ------------------------------------ ----------------------------------------------------------
 Russell 2000 Small Cap Index         Growth.
 ------------------------------------ ----------------------------------------------------------
 S&P MidCap 400 Index                 Growth.
 ------------------------------------ ----------------------------------------------------------
            THIRD AVENUE                 OFFERED THROUGH Third Avenue Variable Series Trust
                                               ADVISED BY Third Avenue Management LLC
 ------------------------------------ ----------------------------------------------------------
 Third Avenue Value                   Long-term capital appreciation.
 ------------------------------------ ----------------------------------------------------------
             VAN KAMPEN               OFFERED THROUGH The Universal Institutional Funds, Inc.
                                        ADVISED BY Morgan Stanley Investment Management Inc.
                                                          DBA "Van Kampen"
 ------------------------------------ ----------------------------------------------------------
 Emerging Markets Equity - Class I    Long-term capital appreciation by investing primarily in
                                      growth-oriented equity securities of issuers in emerging
                                      market countries.
 ------------------------------------ ----------------------------------------------------------
                                      Long-term capital appreciation by investing primarily
 Global Value Equity - Class I        in equity securities of issuers throughout the world,
                                      including U.S. issuers.
 ------------------------------------ ----------------------------------------------------------
                                       Long-term capital appreciation by investing primarily
 International Magnum - Class I       in equity securities of non-U.S. issuers domiciled in
                                      EAFE countries.
 ------------------------------------ ----------------------------------------------------------
 U.S. Real Estate - Class I           Above average current income and long-term capital
                                      appreciation by investing primarily in equity
                                      securities of companies in the U.S. real estate
                                      industry, including real estate investment trusts.
 ------------------------------------ ----------------------------------------------------------
 * These funds and their investment advisers are part of UNIFI Mutual Holding
 Company, the ultimate parent of Ameritas.

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o       ADDING, DELETING, OR SUBSTITUTING VARIABLE INVESTMENT OPTIONS
        We do not control the Subaccounts' underlying portfolios, so we cannot guarantee that any of the portfolios will always be available. We retain the right to change the investments of the Separate Account, and to eliminate the shares of any Subaccount's underlying portfolio and substitute shares of another series fund portfolio. If the shares of the underlying portfolio are no longer available for investment or if, in our judgment, investment in the portfolio would be inappropriate in view of the purposes of the Separate Account, we will first notify you and receive any necessary SEC and state approval before making such a change.

        New Separate Account underlying portfolios may be added, or existing funds eliminated, when, in our sole discretion, conditions warrant a change. If a portfolio is eliminated, we will ask you to reallocate any amount in the eliminated portfolio. If you do not reallocate these amounts, we will automatically reinvest them in the Ameritas Money Market Subaccount.

        If we make a portfolio substitution or change, we may change the Policy to reflect the substitution or change. Our Separate Account may be (i) operated as an investment management company or any other form permitted by law, (ii) deregistered with the SEC if registration is no longer required, or (iii) combined with one or more other separate accounts. To the extent permitted by law, we also may transfer assets of the Separate Account to other accounts.

o       VOTING RIGHTS
        As a Policy Owner, you may have voting rights in the portfolios whose shares underlie the Subaccounts in which you invest. You will receive proxy material, reports, and other materials relating to each underlying portfolio in which you have voting rights. If you send us written voting instructions, we will follow your instructions in voting the Portfolio shares attributable to your Policy. If you do not send us written instructions, we will vote those shares in the same proportions as we vote the shares for which we have received instructions from other Policy Owners. We will vote shares that we hold in the same proportions as we vote the shares for which we receive instructions from other Policy Owners. It is possible that a small number of Policy owners can determine the outcome of a voting proposal. The underlying portfolios may not hold routine annual shareholder meetings.

[ ]     FIXED ACCOUNT FIXED INTEREST RATE OPTION

All amounts allocated to the Fixed Account become assets of our general account. Interest in the general account has not been registered with the SEC and is not subject to SEC regulation. Therefore, SEC staff have not reviewed the Fixed Account disclosures in this prospectus.

        There is one fixed interest rate option ("Fixed Account"), where we bear the investment risk. We guarantee that you will earn a minimum interest rate that will yield the following amount per year, compounded annually: Applause - 4.5%; Applause II and Encore - 3.5%. We may declare a higher current interest rate. However, you bear the risk that we will not credit more interest than will yield the minimum guaranteed rate per year for the life of the Policy. We have sole discretion over how assets allocated to the Fixed Account are invested, and we bear the risk that those assets will perform better or worse than the amount of interest we have declared. The focus of this prospectus is to disclose the Separate Account aspects of the Policy. Refer to the Policy for additional details regarding the Fixed Account.

[ ]     TRANSFERS

        The Policy is designed for long-term investment. Excessive transfers such as those triggered by market timing services or other large or frequent transfers could harm other Policy Owners by having a detrimental effect on investment portfolio management. Therefore, upon notice to you, WE RESERVE THE RIGHT TO REJECT ANY SPECIFIC PREMIUM ALLOCATION OR TRANSFER REQUEST, IF IN THE JUDGMENT OF A SUBACCOUNT PORTFOLIO FUND ADVISOR, A SUBACCOUNT PORTFOLIO WOULD BE UNABLE TO INVEST EFFECTIVELY IN ACCORDANCE WITH ITS INVESTMENT OBJECTIVES AND POLICIES, OR IF POLICY OWNERS WOULD OTHERWISE POTENTIALLY BE ADVERSELY AFFECTED.

         Subject to restrictions during the "right to examine period", you may transfer Policy value from one Subaccount to another, from the Separate Account to the Fixed Account, or from the Fixed Account to any Subaccount, subject to these rules:

        TRANSFER RULES:
        o A transfer is considered any single request to move assets between one or more investment options.
        o We must receive notice of the transfer - either Written Notice, an authorized telephone transaction, or by Internet when available. Our Trading Unit facsimile number is 402-467-7923. Transfers will be

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

              processed on the business day they are received by our Trading Unit before 3:00 p.m. Central Time. You must be available to receive a confirmation telephone call for any faxed transfer requests sent to us, or your trade may not be processed until it is confirmed.
        o The transferred amount must be at least $250, or the entire Subaccount or Fixed Account value if it is less. (If the value remaining after a transfer will be less than $250 in a Subaccount or $100 in the Fixed Account, we will include that amount as part of the transfer.)
             - If the Dollar Cost Averaging systematic transfer program is used, then the minimum transfer amount out of a Subaccount or the Fixed Account is the lesser of $100 or the balance in the Subaccount or Fixed Account. Under this program, the maximum amount that may be transferred from the Fixed Account each month is 1/36th of the value of the Fixed Account at the time the Dollar Cost
                  Averaging program is established. While a Dollar Cost Averaging program is in effect, elective transfers out of the Fixed Account are prohibited.
             - The Portfolio Rebalancing and Earnings Sweep systematic transfer programs have no minimum transfer limits.
        o The first 15 transfers each Policy Year are free. Thereafter, transfers may result in a $10 charge for each transfer. See the CHARGES EXPLAINED section of this Prospectus for information about how this charge is applied. This fee is not subtracted from the amount of the transfer. Transfers under any systematic transfer program DO count toward the 15 free transfer limit.
        o A transfer from the Fixed Account (except made pursuant to a systematic transfer program):
             -    may be made only once each Policy Year;
             -    may be delayed up to six months;
             -    is limited during any Policy Year to the greater of:
                  - 25% of the Fixed Account value on the date of the transfer during that Policy Year;
                  - the greatest amount of any similar transfer out of the Fixed Account during the previous 13 months; or
                  -    $1,000.
        o We reserve the right to limit transfers, or to modify transfer privileges, and we reserve the right to change the transfer rules at any time. We and our portfolio managers consider market timing strategies, programmed transfers or transfers that are large in relation to the total assets of an investment option's underlying portfolio as disruptive. We may react to disruptive transfers by, among other things, restricting the availability of personal telephone requests, facsimile transmissions, automated telephone services, Internet services or any electronic transfer service. We may also refuse to act on transfer instructions of an agent acting under a power of attorney or otherwise who is acting on behalf of one or more Owners. In making these determinations, we may consider the combined transfer activity of annuity contracts and life insurance policies that we believe are under common ownership, control or direction.
        o If the Policy value in any Subaccount falls below $250, we may transfer the remaining balance, without charge, to the Ameritas Money Market Subaccount.
        o In the event you authorize telephone or Internet transfers, we are not liable for telephone or Internet instructions that we in good faith believe you authorized. We will employ reasonable procedures to confirm that instructions are genuine.

[ ]     THIRD-PARTY SERVICES

        Where permitted and subject to our rules (including those Transfer Rules above regarding rejection of a transfer request), we may accept your authorization to have a third party (such as your sales representative or someone else you name) exercise transfers or investment allocations on your behalf. Third-party transfers and allocations are subject to the same rules as all other transfers and allocations. You can make this election on the application or by sending us Written Notice on a form provided by us. Please note that any person or entity you authorize to make transfers or allocations on your behalf, including any investment advisory, asset allocation, money management or timing service, does so independently from any agency relationship they may have with us for the sale of the Policies. They are accountable to you alone for such transfers or allocations. We are not responsible for such transfers or allocations on your behalf, or recommendations to you, by such third-party services. You should be aware that charges charged by such third parties for their service are separate from and in addition to charges paid under the Policy.

[ ]     DISRUPTIVE TRADING PROCEDURES

Organizations or individuals that use market timing investment strategies and make frequent or other disruptive transfers should not purchase the Policy, unless such transfers are limited to Subaccounts whose underlying portfolio prospectus specifically permits such transfers.

        The Policy is not designed to serve as a vehicle for frequent trading in response to short-term fluctuations in the market. Such frequent trading, programmed transfers, or transfers that are large in relation to the total assets of a Subaccount's underlying portfolio can disrupt management of a Subaccount's underlying portfolio and raise expenses. This in turn can hurt performance of an affected Subaccount and therefore hurt your Policy's performance.

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        Policy Owners should be aware that we are contractually obligated to provide Policy Owner transaction data relating to trading activities to the underlying funds on written request and, on receipt of written instructions from a fund, to restrict or prohibit further purchases of transfers by Policy Owners identified by an underlying fund as having engaged in transactions that violate the trading policies of the fund.

        We reserve the right to reject or restrict, in our sole discretion, transfers initiated by a market timing organization or individual or other party authorized to give transfer instructions. We further reserve the right to impose restrictions on transfers that we determine, in our sole discretion, will disadvantage or potentially hurt the rights or interests of other Policy Owners. Restrictions may include changing, suspending or terminating telephone, on-line and facsimile transfer privileges. We will enforce any Subaccount underlying portfolio manager's restrictions imposed upon transfers considered by the manager to be disruptive. Our disruptive trading procedures may vary from Subaccount to Subaccount, and may also vary due to differences in operational systems and contract provisions. However, any Subaccount restrictions will be uniformly applied.

        There is no assurance that the measures we take will be effective in preventing market timing or other excessive transfer activity. Our ability to detect and deter disruptive trading and to consistently apply our disruptive trading procedures may be limited by operational systems and technological limitations. Also, because other insurance companies and retirement plans may invest in Subaccount underlying portfolios, we cannot guarantee that Subaccount underlying portfolios will not suffer harm from disruptive trading within contracts issued by them.

        EXCESSIVE TRANSFERS
        We reserve the right to restrict transfers if we determine you are engaging in a pattern of transfers that may disadvantage Policy Owners. In making this determination, we will consider, among other things:
        o     the total dollar amount being transferred;
        o     the number of transfers you make over a period of time;
        o whether your transfers follow a pattern designed to take advantage of short term market fluctuations, particularly within certain Subaccount underlying portfolios;
        o whether your transfers are part of a group of transfers made by a third party on behalf of individual Policy Owners in the group; and
        o the investment objectives and/or size of the Subaccount underlying portfolio.

        THIRD PARTY TRADERS
        We reserve the right to restrict transfers by any firm or any other third party authorized to initiate transfers on behalf of multiple Policy Owners if we determine such third party trader is engaging in a pattern of transfers that may disadvantage Policy Owners. In making this determination, we may, among other things:
        o reject the transfer instructions of any agent acting under a power of attorney on behalf of more than one Policy Owner, or
        o     reject the transfer or exchange instructions of individual
              Policy Owners who have executed transfer forms which are submitted by market timing firms or other third parties on behalf of more than one Policy Owner.

        We will notify affected Policy Owners before we limit transfers, modify transfer procedures or refuse to complete a transfer. Transfers made pursuant to participation in a dollar cost averaging, portfolio rebalancing, earnings sweep or asset allocation program are not subject to these rules, nor are they subject to a transfer fee. See the sections of the Prospectus describing those programs for the rules of each program.

[ ]     SYSTEMATIC TRANSFER PROGRAMS

        Transfers under any systematic transfer program DO count toward the 15 free transfer limit. We reserve the right to alter or terminate any systematic transfer program upon thirty days advance written notice. Only one systematic transfer program may be utilized at a time.

o       DOLLAR COST AVERAGING PROGRAM
        Dollar Cost Averaging allows you to automatically transfer, on a periodic basis, a set dollar amount or percentage from the Ameritas Money Market Subaccount or the Fixed Account to any other Subaccount(s) or the Fixed Account. Requested percentages are converted to a dollar amount. You can begin Dollar Cost Averaging when you purchase the Policy or later. You can increase or decrease the amount or percentage of transfers or discontinue the program at any time. Dollar Cost Averaging is intended to limit loss by resulting in the purchase of more Accumulation Units when a portfolio's value is low, and fewer units when its value is high. However, there is no guarantee that such a program will result in a higher Policy value, protect against a loss, or otherwise achieve your investment goals.

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

        DOLLAR COST AVERAGING RULES:
        o There is no additional charge for the Dollar Cost Averaging program.
        o We must receive notice of your election and any changed instruction - either Written Notice, by telephone transaction instruction, or by Internet when available.
        o    Automatic transfers can only occur monthly.
        o The minimum transfer amount out of the Ameritas Money Market Subaccount or the Fixed Account is the lesser of $250 or the balance in the Subaccount or Fixed Account. Under this program, the maximum amount that may be transferred from the Fixed Account each month is 1/36th of the Fixed Account value at the time Dollar Cost Averaging is established. While a Dollar Cost Averaging program is in effect, elective transfers out of the Fixed Account are prohibited. There is no maximum transfer amount limitation applicable to any of the Subaccounts.
        o Dollar Cost Averaging program transfers cannot begin before the end of a Policy's "right to examine" period.
        o You may specify that transfers be made on the 1st through the 28th day of the month. Transfers will be made on the date you specify (or if that is not a Business Day, then on the next Business Day). If you do not select a date, the program will begin on the next Policy Month Anniversary following the date the Policy's "right to examine" period ends.
        o You can limit the number of transfers to be made, in which case the program will end when that number has been made. Otherwise, the program will terminate when the amount remaining in the Ameritas Money Market Subaccount or the Fixed Account is less than $100.
        o Dollar Cost Averaging is not available when the Portfolio Rebalancing Program is elected.

o       PORTFOLIO REBALANCING PROGRAM
        The Portfolio Rebalancing program allows you to rebalance your Policy value among designated Subaccounts only as you instruct. You may change your rebalancing allocation instructions at any time. Any change will be effective when the next rebalancing occurs.

        PORTFOLIO REBALANCING PROGRAM RULES:
        o There is no additional charge for the Portfolio Rebalancing program.
        o    The Fixed Account is excluded from this program.
        o You must request the rebalancing program, give us your rebalancing instructions, or request to end this program either by Written Notice, by telephone transaction instruction, or by Internet when available.
        o You may have rebalancing occur quarterly, semi-annually or annually.
        o Portfolio Rebalancing is not available when the Dollar Cost Averaging Program is elected.

o       EARNINGS SWEEP PROGRAM
        The Earnings Sweep program allows you to rebalance your Policy value by automatically allocating earnings from your Subaccounts among designated investment options (Subaccounts or the Fixed Account), either based on your original Policy allocation of premiums or pursuant to new allocation instructions. You may change your Earnings Sweep program instructions at any time. Any change will be effective when the next sweep occurs.

        EARNINGS SWEEP PROGRAM RULES:
        o    There is no additional charge for the Earnings Sweep program.
        o    The Fixed Account is included in this program.
        o You must request the Earnings Sweep program, give us your allocation instructions, or request to end this program either by Written Notice, by telephone transaction instruction, or by Internet when available.
        o You may have your earnings sweep quarterly, semi-annually or annually.

[ ]     MODEL ASSET ALLOCATION

        We may offer a model asset allocation program. However, you always have the ability to construct your own asset allocation plan from among the investment options available in your Policy. Model asset allocation programs are intended to match model risk tolerance and investment objectives with the investment options available in your Policy.

        To assist you in your selection of an asset allocation model, our Model Asset Allocation program uses the Morningstar Asset Allocator. This tool was developed by Morningstar Associates, LLC ("Morningstar") and is offered to you through a license agreement between Morningstar and our affiliate Ameritas Investment Corp. ("AIC"). The Model Asset Allocation program consists of five models, ranging from aggressive to conservative. Morningstar provides AIC with ongoing recommendations and monitoring of the portfolios that comprise the models.

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        To participate in the asset allocation program:
        o AIC will serve as your investment adviser fiduciary for the program solely for purposes of development of the models and periodic updates to the models. You must give AIC your written consent and discretionary authority for AIC to give us instructions to allocate your premiums (or, for an existing Policy, Policy value) pursuant to the allocations of the model you select. AIC will also periodically instruct us to change your allocations consistent with any changes to the model made by AIC as recommended by Morningstar. AIC has no discretionary authority to execute any other transfers for your policy.
        o    You must complete the Morningstar Asset Allocator Questionnaire.
        o You must allocate all of your Policy value to one asset allocation model. We must receive notice of your asset allocation model election either by written notice or Internet (when available) before we can begin a program for you. Only you can select which model is best for you. The Asset Allocator Questionnaire can be an aid, but neither it nor AIC will make this decision for you. You may wish to consult with your own financial professional to determine whether participation in the program is best for you, and if so, which model is most suitable.
        o Each calendar quarter we will automatically rebalance the Subaccount values to be consistent with the allocation percentages for the program model that you elected. Such rebalancing will be disclosed in quarterly statements to you. Performance of each model is updated daily on our website and is available upon request.
        o Annually, AIC will re-evaluate and may make changes to each investment level model based upon Morningstar's recommendations. When AIC updates the models, we will send you written notice of the updated models at least 30 days in advance of the date the updated models are to be effective. If you wish to accept the changes in your selected model, you will not need to take any action, as your Policy value and any subsequent premium will be automatically reallocated pursuant to the updated model. If you do not wish to accept the changes to your selected model, you can change to a different model or withdraw from the Model Asset Allocation program.
        o If you are currently participating in a Model Asset Allocation model and you make changes to your allocations outside the model, you will not receive future notifications of model changes. You will then be considered as having withdrawn from the Model Asset Allocation program and as having cancelled your relationship with AIC for purposes of implementing the program with your Policy.
        o AIC is compensated by us as principal underwriter for the Policies. We and AIC may also receive fees for administrative services from other portfolios in the models. This additional compensation and related responsibilities may create conflicts of interest as AIC determines what portfolios should be in the models. However, we believe this risk is reduced or eliminated by contracting with Morningstar to independently evaluate and recommend the selection, allocation weighting, and periodic updates regarding portfolios in the models.

        There is no additional charge for selecting the Model Asset Allocation program. Although asset allocation programs are intended to mitigate investment risk, there is still a risk that investing pursuant to a model will lose value. For information about risks of participating in the Model Asset Allocation program and more detail about the program, including more information about conflicts of interest, ask for a copy of this prospectus' Statement of Additional Information. More information about AIC's role as investment advisor for the program is available on AIC's Form ADV Part II which is delivered to you at the time you subscribe to the program. We may modify or discontinue the model asset allocation program at any time.

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

OTHER IMPORTANT POLICY INFORMATION
--------------------------------------------------------------------------------

Replacing an existing life insurance policy is not always your best choice. Evaluate any replacement carefully.

[ ]     POLICY APPLICATION AND ISSUANCE

        When you purchased your OVERTURE APPLAUSE!, APPLAUSE! II OR ENCORE! Policy, you had to submit an application, at least the Minimum Initial Premium, and provide evidence of the proposed insured's insurability satisfactory to us. Before accepting an application, we conduct underwriting to determine insurability. We reserve the right to reject any application or premium for any reason. If we issued a Policy, insurance coverage became effective as of the Policy Date.

o       PREMIUM REQUIREMENTS

        Your premium checks should be made payable to "Ameritas Life Insurance Corp." We may postpone crediting any payment made by check until the check has been honored by your bank. Payment by certified check, banker's draft, or cashier's check will be promptly applied. Under our electronic fund transfer program, you may select a monthly payment schedule for us to automatically deduct premiums from your bank account or other sources.

        INITIAL PREMIUM
        o At least Minimum Premium times the number of months between the Policy Date and the date the Policy is issued plus one month.

        ADDITIONAL PREMIUMS
        o Payment of additional premiums is flexible, but must be enough to cover Policy charges.
        o If a premium increases the net amount of insurance coverage at risk, it is subject to evidence of the insured's continued insurability and our underwriting requirements as to the amount of the increase.
        o Planned Periodic Premiums may be paid annually, semi-annually, quarterly, or monthly. You may change your Planned Periodic Premium, subject to our approval. Because Policy value can fluctuate depending upon the performance of your selected variable investment options, PAYMENT OF YOUR PLANNED PERIODIC PREMIUMS DOES NOT GUARANTEE THAT YOUR POLICY WILL REMAIN IN FORCE. YOUR POLICY CAN LAPSE EVEN IF YOU PAY ALL PLANNED PERIODIC PREMIUMS ON TIME. However, there may be a no-lapse guarantee as part of our GUARANTEED DEATH BENEFIT provision, described below.
        o If there is a Policy loan, you should identify any payment intended to reduce a loan as a loan repayment; otherwise it will be treated as a premium and added to Policy value.
        o    Additional premiums are applied pursuant to your current
             allocation instructions, unless you give us different
             instructions by Written Notice or authorized telephone transaction when you make the payment.
        o We reserve the right to limit premiums or refund any values so the Policy qualifies as life insurance under the federal Internal Revenue Code.

o       CREDITING AND ALLOCATING PREMIUM

        Once your application is in good order, we will credit initial net premium to the Policy on the date the Policy is issued. All premiums are allocated to the Ameritas Money Market Subaccount until 13 days after the date the Policy is issued to accommodate state "Right to Examine" rights under the Policy. Then, we allocate your Policy value to the investment options according to your allocation instructions. If a Policy is not issued, we will return your premium.

        Until your Policy is issued, premium payments received by us are held in our general account and are credited with interest at a rate we determine.

[ ]     POLICY VALUE

        On your Policy's date of issue, Policy value equals your initial net premium (premium less the Percent of Premium Charge) less the Policy's first monthly deductions. On any Business Day thereafter, your total Policy value equals the sum of Policy value in the Separate Account variable investment options, the Fixed Account, and the Loan Account, minus any monthly deduction due and not paid.

                                       -19-
Overture Applause!, Applause II, and Encore!

o       SEPARATE ACCOUNT VALUE

        Premiums or transfers allocated to Subaccounts are accounted for in Accumulation Units. The Policy value held in the Separate Account Subaccounts on any Business Day is determined by multiplying each Subaccount's Accumulation Unit value by the number of Subaccount units allocated to the Policy. Each Subaccount's Accumulation Unit value is calculated at the end of each Business Day as follows:
        (a) the per share net asset value of the Subaccount's underlying portfolio as of the end of the current Business Day plus any dividend or capital gain distribution declared and unpaid by the underlying portfolio during that Business Day, times the number of shares held by the Subaccount, before the purchase or redemption of any shares on that date; minus
        (b) the daily mortality and expense risk charge; and this result divided by
        (c) the total number of Accumulation Units held in the Subaccount on the Business Day before the purchase or redemption of any Accumulation Units on that day.

        When transactions are made to or from a Subaccount, the actual dollar amounts are converted to Accumulation Units. The number of Accumulation Units for a transaction is equal to the dollar amount of the transaction divided by the Accumulation Unit value on the Business Day the transaction is made.

o       FIXED ACCOUNT VALUE
        The Policy value of the Fixed Account on any Business Day equals:
        (a) the Policy value of the Fixed Account at the end of the preceding Policy month; plus
        (b) any net premiums credited to the Fixed Account since the end of the previous Policy month; plus
        (c) any transfers from the Subaccounts to the Fixed Account since the end of the previous Policy month; plus
        (d) any transfers from the Loan Account to the Fixed Account since the end of the previous Policy month, minus
        (e) any transfers from the Fixed Account to the Loan Account since the end of the previous Policy month; minus
        (f) any transfers and transfer fee from the Fixed Account to the Subaccounts since the end of the previous Policy month; minus
        (g) any partial withdrawal and partial withdrawal charge taken from the Fixed Account since the end of the previous Policy month; minus
        (h) the Fixed Account's share of any monthly deductions from Policy value; minus
        (i)   the Fixed Account's share of charges for any optional features;
              plus
        (j) interest credited on the Fixed Account balance since the end of the previous Policy month.

[ ]     CASH SURRENDER VALUE BONUS (APPLAUSE! II AND ENCORE! POLICIES ONLY)

        Beginning with the 21st Policy Anniversary, if Policy Cash Surrender Value is at least $500,000 on a Policy Anniversary, a bonus equal to an annual effective rate of 0.25% of the Cash Surrender Value MAY be credited to the Fixed Account and/or the Subaccounts on each Policy Month date. This bonus is not guaranteed. There is no additional Policy expense for this feature. The bonus will be credited to the Fixed Account and/or the Subaccounts based on the premium allocation percentages in effect at that time.

[ ]     MISSTATEMENT OF AGE OR SEX

        If the age or sex of the insured or any person insured by a Policy rider has been misstated on the application, the Policy death benefit and any additional benefits provided will be those which would be purchased by the most recent cost of insurance charge and the cost of such additional benefits at the insured person's correct age or sex.

[ ]     SUICIDE

        We will pay the greater of the premiums received or Policy value, less any partial withdrawals and indebtedness, if the insured, while sane or insane, commits suicide within two years (one year in Colorado and North Dakota) after the date the Policy was issued (and in Missouri, the insured intended suicide at the time coverage was applied for). We will pay the greater of the monthly deductions for an increase in specified amount of insurance coverage or Policy value attributable to such an increase if the insured, while sane or insane, commits suicide within two years (one year in Colorado and North Dakota) after the effective date of any increase (and in Missouri, the insured intended suicide at the time the increase was applied for). Optional feature riders to the Policy may have separate suicide provisions.

                                       -20-
Overture Applause!, Applause II, and Encore!

[ ]     INCONTESTABILITY

        We will not contest the validity of the Policy after it has been in force during the insured's lifetime for two years from the date the Policy was issued or for two years from the date of any reinstatement. We will not contest the validity of an increase in the specified amount of insurance coverage after the Policy has been in force during the insured's lifetime for two years from the effective date of any increase. Any contest of an increase in the specified amount of insurance coverage will be based on the application for that increase. Optional benefit riders to the Policy may have separate incontestability provisions.

[ ]     TELEPHONE TRANSACTIONS

TELEPHONE TRANSACTIONS PERMITTED
o  Transfers among investment options.
o  Establish systematic transfer programs.
o  Change premium allocations.

HOW TO AUTHORIZE TELEPHONE TRANSACTIONS
o Upon your authorization on the Policy application or in Written Notice to us, you, your registered representative or a third person named by you may do telephone transactions on your behalf. You bear the risk of the accuracy of any designated person's instructions to us.

TELEPHONE TRANSACTION RULES
o Must be received by close of the New York Stock Exchange ("NYSE") (usually 3 p.m. Central Time); if later, the transaction will be processed the next day the NYSE is open.
o  Will be recorded for your protection.
o For security, you or your authorized designee must provide your Social Security number and/or other identification information.
o  May be discontinued at any time as to some or all Owners.

We are not liable for following telephone transaction instructions we reasonably believe to be genuine.

[ ]     LAPSE AND GRACE PERIOD

o       LAPSE

        BECAUSE POLICY VALUE CAN FLUCTUATE DEPENDING UPON THE PERFORMANCE OF YOUR SELECTED VARIABLE INVESTMENT OPTIONS, YOUR POLICY CAN LAPSE, EVEN IF YOU PAY ALL PLANNED PERIODIC PREMIUMS ON TIME.

        This Policy will lapse with no value when the Policy cash surrender value is not enough to cover any due but unpaid charges and, where a Policy loan exists, any loan interest due. However, this Policy will not lapse for a guaranteed period if the Guaranteed Death Benefit is in effect. This Policy also will not lapse during a grace period as long as sufficient premium is paid by the end of the grace period to prevent lapse.

           LAPSE OF THE POLICY MAY RESULT IN ADVERSE TAX CONSEQUENCES.

o       GUARANTEED DEATH BENEFIT

        We guarantee the Policy will not lapse during its first five Policy Years so long as the Minimum Premium, less partial withdrawals and outstanding loan and loan interest, is paid, even if the Cash Surrender Value is not enough to pay Policy charges due. This feature may be modified or not available in all states.

        If an optional Guaranteed Death Benefit is elected, we further guarantee the Policy will not lapse during the Guaranteed Death Benefit Period (stated in your Policy's Schedule page; this period varies depending upon your age at Policy issue), even if the Cash Surrender Value is not enough to pay Policy charges due but unpaid, if you meet the Guaranteed Death Benefit Premium requirements and the following rules.
        o If the Policy does lapse, the Guaranteed Death Benefit ends and is not reinstated even if the underlying Policy is reinstated after a grace period;
        o Increases in specified amount of insurance will be reflected in the Guaranteed Death Benefit Premium requirement from the effective date of the change; and
        o Policy premiums paid to date, minus partial withdrawals since the Policy Date, and minus outstanding Policy loans and loan interest charged, must meet or exceed the cumulative Guaranteed Death Benefit Premium required to date.

                                       -21-
Overture Applause!, Applause II, and Encore!

o       GRACE PERIOD

        If your Policy lapses, we allow you a 61-day grace period to make a premium payment in order to continue the Policy. The grace period begins on the date we mail a notice of the premium necessary to keep this Policy in force. We will mail this notice to you at your current address on record with us and to any assignee on record. Insurance coverage continues during the grace period, but the Policy has no value for purposes of Policy loans, surrenders or transfers. If sufficient premium is not paid by the end of the grace period, the Policy will terminate without value as of the first day of the grace period. If the last insured dies during the grace period, we will deduct outstanding Policy debt and Policy charges due but not paid from the death benefit proceeds payable.

[ ]     REINSTATEMENT

        If the Policy lapses because a grace period ended without a sufficient payment being made, you may reinstate it within three years of the date of lapse. To reinstate, we must receive:
        o    Written application signed by you and the insureds;
        o Evidence of the insureds' insurability satisfactory to us, and the insurability of any insured covered under an optional benefit rider;
        o (For Applause! only, for Policy Years 4+. For Applause II and Encore! Policies, all Policy Years.) Premium at least equal to the greater of:
             (1) An amount sufficient to bring the Cash Surrender Value after the first Monthly Deduction to an amount greater than zero; or
             (2)  Three times the current Policy Month's monthly deductions.
        o    Repayment of any outstanding Policy debt.

        The effective date of reinstatement will be the Policy Month date on or next following the date the reinstatement is approved.

        The specified amount of the reinstated Policy may not exceed the specified amount at the time of lapse. The Policy value on the effective date of reinstatement will equal the Policy value as of the date of lapse. The surrender charge at reinstatement, if any, will be based on the current Policy Year as if the Policy had never terminated.

        The Policy cannot be reinstated once it has been fully surrendered.

[ ]     DELAY OF PAYMENTS OR TRANSFERS

        We will usually pay any amounts from the Separate Account requested as a partial withdrawal or cash surrender within seven days after we receive your Written Notice. We can postpone such payments or any transfers out of a Subaccount if: (i) the NYSE is closed for other than customary weekend and holiday closings; (ii) trading on the NYSE is restricted; (iii) an emergency exists as determined by the SEC, as a result of which it is not reasonably practical to dispose of securities, or not reasonably practical to determine the value of the net assets of the Separate Account; or (iv) the SEC permits delay for the protection of security holders. The applicable rules of the SEC will govern as to whether the conditions in (iii) or (iv) exist.

        We may defer payments of a full or partial surrender from the Fixed Account for up to six months from the date we receive your Written Notice requesting the surrender.

[ ]     BENEFICIARY

        You may change your beneficiary by sending Written Notice to us, unless the named beneficiary is irrevocable. Once we record and acknowledge the change, it is effective as of the date you signed the Written Notice. The change will not apply to any payments made or other action taken by us before recording. If the named beneficiary is irrevocable, you may change the named beneficiary only by Written Notice signed by both you and the beneficiary. If more than one named beneficiary is designated, and you fail to specify their interest, they will share equally.

        If the named beneficiary dies before you, then your estate is the beneficiary until you name a new beneficiary.

        The interest of any beneficiary is subject to that of any assignee.

                                       -22-
Overture Applause!, Applause II, and Encore!

[ ]     MINOR OWNER OR BENEFICIARY

        Generally (and except as provided for in some states) a minor may not own the Policy solely in the minor's name and cannot receive payments directly as a Policy beneficiary. Contrary to common belief, in most States parental status does NOT automatically give parents the power to provide an adequate release to us to make beneficiary payments to the parent for the minor's benefit. A minor can "own" a Policy through the trustee of a trust established for the minor's benefit, or through the minor's named and court appointed guardian, who owns the Policy in his or her capacity as trustee or guardian. Where a minor is a named beneficiary, we are able to pay the minor's beneficiary payments to the minor's trustee or guardian. Some States allow us to make such payments up to a limited amount directly to parents. Parents seeking to have a minor's interest made payable to them for the minor's benefit are encouraged to check with their local court to determine the process to be appointed as the minor's guardian; it is often a very simple process that can be accomplished without the assistance of an attorney. If there is no adult representative able to give us an adequate release for payment of the minor's beneficiary interest, we will retain the minor's interest on deposit until the minor attains the age of majority.

[ ]     POLICY CHANGES

        Any change to your Policy is only effective if on a form acceptable to us, and then only once it is received at our Service Center and recorded on our records. Information on how to contact us to determine what information is needed and where you can get various forms for Policy changes is shown on this prospectus' first two pages and last page.

[ ]     "FREE LOOK" RIGHTS

        Most States give you a limited period of time within which you can cancel your Policy, usually called a "right to examine" or "free look" period. The amount we will refund if you cancel during this period varies, but will always be at least the amount required by the State whose law governs your Policy. The specific terms of your State's "free look" requirements are on the front page of your Policy.

[ ]     OPTIONAL FEATURES

        Subject to certain requirements, one or more of the optional insurance benefits described in APPENDIX A may be added to your Policy by rider. The cost of any optional insurance benefit will be deducted monthly from Policy value as stated in this prospectus' CHARGES section.

[ ]     LEGAL PROCEEDINGS

        As of the date of this Prospectus, there are no proceedings affecting the Separate Account, or that are material in relation to our total assets.

[ ]     HOW TO GET FINANCIAL STATEMENTS

        Our financial statements are included in a Statement of Additional Information ("SAI"). For information on how to obtain copies of these financial statements, at no charge, see the STATEMENT OF ADDITIONAL INFORMATION; REGISTRATION STATEMENT provision on the last page of this prospectus.


[ ]     DISTRIBUTION OF THE POLICY

        Our underwriter and affiliate, Ameritas Investment Corp., enters into contracts with its own registered representatives to sell Policies and with various broker-dealers ("Distributors") to distribute Policies through their representatives. Total commission paid for the Policies and other information about distribution compensation can be found in this Policy's Statement of Additional Information ("SAI"). Instructions to obtain an SAI are on the last page of this prospectus. It is also fair for you to ask a representative about the commission they earn for the sale of a Policy. Information about compensation we pay helps you determine whether a representative may have an incentive to recommend our product over another. In addition to regularly scheduled commission, which is indirectly paid for by certain Policy charges, distribution compensation can include periodic cash incentives paid based upon sales goals. We may enter into special compensation or reimbursement arrangements with certain broker-dealers for, among other things, training of sales personnel, marketing or other services they provide to us or to our affiliates. We may also pay other distribution expenses, marketing support allowances, conference sponsorship fees and production incentive

                                       -23-
Overture Applause!, Applause II, and Encore!

bonuses. The list of broker-dealers to whom we pay conference sponsorship fees (typically ranging from $10,000 to $25,000) and marketing support allowances may change from time to time, but in calendar year 2006 the list included the following firms: Harbour Investments, Investacorp, Inc., Investors Capital Corp, and Horace Mann Investors, Inc. Any additional compensation is paid out of our own assets and will not result in any additional direct charge to you.

POLICY DISTRIBUTIONS
--------------------------------------------------------------------------------

        The principle purpose of the Policies is to provide a death benefit upon the insured's death, but before then you may also borrow against the Policy's Cash Surrender Value, take a partial withdrawal, or fully surrender it for its Cash Surrender Value. Tax penalties and surrender charges may apply to amounts taken out of your Policy.

[ ]     DEATH BENEFIT

        Upon the insured's death, we will pay to the Policy beneficiary:
        (a) the death benefit on the insured's life under the death benefit option in effect; plus
        (b) any additional life insurance proceeds provided by any optional benefit or rider; minus
        (c)   any outstanding Policy debt; minus
        (d) any due and unpaid Policy charges, including deductions for the month of death.

        We will pay the death benefit after we receive Due Proof of Death of the insured's death and as soon thereafter as we have sufficient information about the beneficiary to make the payment. Death benefits may be paid pursuant to a payment option to the extent allowed by applicable law and any settlement agreement in effect at the insured's death. If neither you nor the beneficiary makes a payment option election within 60 days of our receipt of Due Proof of Death, we will issue a lump-sum payment to the beneficiary.

A death benefit is payable upon:
  -   Your Policy being in force;
  -   Our receipt of Due Proof of Death of the Insured;
  -   Our receipt of sufficient beneficiary information to make the payment; and
  -   Your election of a payment option.
 "DUE PROOF OF DEATH" is generally a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to us.

o       DEATH BENEFIT OPTIONS

        You may choose one of two death benefit options. Option A is in effect unless you elect Option B.

DEATH  BENEFIT OPTION A
    If you prefer to have favorable investment performance, if any, reflected in higher Policy value rather than increased insurance coverage, you should generally select Option A.
    Under Option A, the death benefit is the greater of:
    (a) the specified amount of insurance coverage on the insured's date of death; or
    (b) the Policy value on the date of death multiplied times the corridor percentage (see below).

DEATH  BENEFIT OPTION B
    If you prefer to have favorable investment performance, if any, reflected in increased insurance coverage rather than higher Policy value, you should generally select Option B.
    Under Option B, the death benefit is the greater of:
    (a) the specified amount of insurance coverage on the date of death PLUS the Policy value; or
    (b) the Policy value on the date of death multiplied times the corridor percentage (see below).

----------- --------- --------- -------- --------- --------- --------- ---------
Attained    Corridor  Attained  Corridor Attained  Corridor  Attained  Corridor
   Age         %        Age        %       Age        %        Age        %
----------- --------- --------- -------- --------- --------- --------- ---------
   0-40       250%
    41        243%       51      178%       61       128%       71       113%
    42        236%       52      171%       62       126%       72       111%
    43        229%       53      164%       63       124%       73       109%
    44        222%       54      157%       64       122%       74       107%
    45        215%       55      150%       65       120%     75-90      105%
    46        209%       56      146%       66       119%       91       104%
    47        203%       57      142%       67       118%       92       103%
    48        197%       58      138%       68       117%       93       102%
    49        191%       59      134%       69       116%      94+       101%
    50        185%       60      130%       70       115%
----------- --------- --------- -------- --------- --------- --------- ---------

                                       -24-
Overture Applause!, Applause II, and Encore!

o       CHANGES IN DEATH BENEFIT OPTION
        After the first Policy Year, you may change your Policy's death benefit option.

CHANGES IN DEATH BENEFIT OPTION RULES
o Your request for a change must be by Written Notice.
o You can only change your Policy death benefit option once each Policy Year. The change will be effective on the Policy Month date after we receive your request.
o There is no fee to change your Policy death benefit option.
o CHANGING FROM OPTION A TO OPTION B: APPLAUSE! POLICIES: The specified amount will remain unchanged (evidence of insurability is required). APPLAUSE! II AND ENCORE! POLICIES: The specified amount is decreased by an amount equal to the total Policy value as of the date of the change (no evidence of insurability is required). FOR ALL Policies, the new death benefit will equal the specified amount plus the Policy value.
o CHANGING FROM OPTION B TO OPTION A: The specified amount of insurance will equal the death benefit on the date of the change.
o The change is only allowed if the new specified amount of insurance meets the requirements set forth in the CHANGE IN SPECIFIED AMOUNT OF INSURANCE COVERAGE section, below.

o       CHANGE IN SPECIFIED AMOUNT OF INSURANCE COVERAGE
        You may change the current specified amount of insurance coverage by Written Notice on a form provided by us, and subject to our approval. A change could have federal tax consequences (see this Prospectus' TAX MATTERS section). Any change will take effect on the Policy Month date on or after the date we receive your Written Notice.

INCREASE  IN COVERAGE RULES

o  No increase is allowed in the first Policy Year.
o  The insured's age nearest birthday must be 80 or younger.
o A new application, evidence of insurability, and additional premium for the amount of the increase may be required.
o Minimum amount of an increase in specified amount of insurance coverage is $25,000.
o Cost of insurance charges for the increase will be based upon the insured's attained age and underwriting class at the time of the increase.
o Surrender Charges become applicable to the amount of the increase, measured from the date of the increase. See this Prospectus' CHARGES EXPLAINED section.
o Ongoing additional premium may be required to maintain your Policy's Guaranteed Death Benefit Premium requirements. (See this Prospectus' OTHER IMPORANT POLICY INFORMATION: LAPSE AND GRACE PERIOD - GUARANTEED DEATH BENEFIT provision.)
o Additional premium may be required if Policy value at the time of the increase, minus outstanding Policy debt, is less than an amount equal to 12 times what the current monthly deductions from Policy value will be reflecting the increase in specified amount of insurance coverage.
o If we approve the increase, but in a rating class different than the original specified amount of insurance coverage or any prior increase, the Guaranteed Death Benefit Period may be adjusted.

DECREASE IN COVERAGE RULES
o No decrease is allowed in the first Policy Year nor during the first 12 Policy Months following an increase in specified amount of insurance coverage except for a decrease which is the result of a partial withdrawal.
o  The specified amount of coverage after the decrease must be at least:
   APPLAUSE! POLICIES - $100,000 for insureds in the preferred rate class; $35,000 for insureds in all other rate classes.
   APPLAUSE! II POLICIES - $100,00 for insureds in the preferred rate class; $50,000 in the 2nd and 3rd Policy Year, and $35,000 in the 4th and subsequent Policy Years for insureds in all other rate classes.
   ENCORE! POLICIES - For insureds whose age at Policy issue was 20-49: $500,000 in the 2nd and 3rd Policy Year, $400,000 in the 4th through 10th Policy Years, and $100,000 for the 11th and subsequent Policy Years. For insureds whose age at Policy issue was 50+: $250,000 in the 2nd and 3rd Policy Year, $200,000 in the 4th through 10th Policy Years, and $100,000 for the 11th and subsequent Policy Years.
o We may limit any requested decrease to the amount necessary to keep the Policy in compliance with maximum premium limits under federal tax law.
o A decrease will not lower the Guaranteed Death Benefit Premium in effect at the time of the decrease.

                                       -25-
Overture Applause!, Applause II, and Encore!

[ ]     MATURITY DATE

        The Policy's normal Maturity Date is the Policy Anniversary next following: for Applause! Policies, the insured's 95th birthday; for Applause! II and Encore! Policies, the insured's 100th birthday. On the Maturity Date, we will pay you the Policy value, less any Policy debt, if (a) the insured is then living; (b) this Policy is in force; and (c) coverage beyond maturity is not elected. The Policy may terminate prior to the Maturity Date as described above under the Lapse and Grace Period provision. If the Policy does continue in force to the Maturity Date, it is possible there will be little or no Policy Value at that time.

o       COVERAGE BEYOND MATURITY

        During the 90 days before the normal Policy Maturity Date, you may elect a no-cost Extended Maturity Rider to continue the Policy in force beyond the Maturity Date. The election must be made by Written Notice. As long as the Cash Surrender Value exceeds zero, the Policy may remain in force to provide a death benefit at the insured's death. After the normal Maturity Date, the following will then apply:

        o    The extended Maturity Date is the date of the insured's death.
        o    No further premium will be accepted.
        o    Cost of insurance and rider charges will be zero.
        o The normal Maturity Date is not extended for purposes of benefits under other optional benefit riders.
        o    Any loan outstanding will continue to accrue interest expense.
        o All Policy provisions not changed by the Extended Maturity Rider remain in effect.
        o The Policy could still lapse prior to the insured's death if Cash Surrender Value decreases to zero.

The tax consequences of continuing a Policy beyond the insured's age 100 are unclear. Please consult a tax adviser.

        Some States may require that your Policy mature as of a certain date (usually the Policy Anniversary nearest your 100th birthday), or limit your benefits and the charges we may collect for your coverage after such date. See your rider language for detailed information about benefits at age 100 and beyond.

[ ]     POLICY LOANS

        If you ask, your sales representative or we may be able to provide you with illustrations giving examples of how a loan might affect Policy value, Cash Surrender Value and death benefit. If the Policy is a modified endowment contract under tax law, then a Policy loan will be treated as a partial withdrawal for tax purposes. Any loan transaction will permanently affect Policy values, including net Policy funding used to determine if the Guaranteed Death Benefit remains in effect.

               Amount You Can Borrow                             Loan Interest Rate
---------------------------------------------------- --------------------------------------------
APPLAUSE!  Standard  Policy  Loan.  After the first  APPLAUSE!  Standard  Policy  Loan.  Current
Policy Year,  you may borrow not less than $200 and  net  annual  loan  interest  rate of 2%: we up to an amount equal to 90% of the Cash  Surrender  charge a current  interest rate with a 6.5%
Value.                                               effective  annual yield  (guaranteed to not
                                                     exceed 8%),  but we also credit an interest
                                                     rate  with an  effective  annual  yield  of
                                                     4.5% to any amounts in the Loan Account.
---------------------------------------------------- --------------------------------------------
APPLAUSE!   Reduced  Rate  Policy  Loan.  Available  APPLAUSE!   Reduced   Rate   Policy   Loan.
after the later of the Policy  Anniversary  nearest  Current  net annual loan  interest  rate of the  insured's  55th  birthday  or the 10th  Policy  0%:  we  charge  a  current  interest  rate
Anniversary.  Amount  eligible  is  10%  of  Policy  with  a   4.5%   effective   annual   yield
value on the date the Reduced  Rate loan  privilege  (guaranteed  to not  exceed  4.5%),  but we
first  becomes   available  (see  prior  sentence),  also  credit  an  interest   rate  with  an
increased  each   subsequent   Policy  Year  by  an  effective  annual  yield  of  4.5%  to  any additional  10% of that  amount  plus 5%  interest.  amounts in the Loan Account.
Any loan  outstanding  on the date the Reduced Rate
Loan  privilege  becomes   available,   up  to  the
Reduced  Rate  Loan  limit,  will  become a Reduced
Rate Policy Loan from that point forward.
---------------------------------------------------- --------------------------------------------

                                       -26-
Overture Applause!, Applause II, and Encore!


APPLAUSE!  II and  ENCORE!  Standard  Policy  Loan.  APPLAUSE!  II and ENCORE!  Standard Policy
After the first Policy  Year,  you may borrow up to  Loan.  Current  net  annual  loan  interest an amount equal to the Cash Surrender Value,  minus  rate of 2%: we  charge a  current  interest guaranteed  monthly  deductions  from Policy  value  rate  with a 5.5%  effective  annual  yield for the rest of the Policy Year,  minus interest on  (guaranteed  to not exceed 6%), but we also
Policy loans  including the requested  loan for the  credit an interest  rate with an  effective
rest of the Policy Year.                             annual  yield of 3.5% to any amounts in the
                                                     Loan Account.
---------------------------------------------------- --------------------------------------------
APPLAUSE!  II and  ENCORE!  Reduced  Rate  Policy    APPLAUSE!  II  and  ENCORE!  Reduced  Rate
Loan.   Available   after  the  10th  Policy  Year.  Policy   Loan.   Current  net  annual  loan
Amount  eligible is 10% of Cash Surrender  Value as  interest  rate of 0%:  we  charge a current of the most recent  Policy  Anniversary,  minus any  interest rate with a 3.5% effective  annual outstanding  Reduced Rate Loan principal.  Any loan  yield  (guaranteed  to not exceed 4%),  but outstanding  at the end of the 10th Policy Year, up  we also  credit  an  interest  rate with an to the  Reduced  Rate  Loan  limit,  will  become a  effective  annual  yield  of  3.5%  to  any
Reduced Rate Policy Loan from that point forward.    amounts in the Loan Account.


LOAN RULES
o The Policy must be assigned to us as sole security for the loan.
o We will transfer all loan amounts from the Subaccounts and the Fixed Account to a Loan Account. The amounts will be transferred on a pro rata basis. If the value of an investment option after a transfer pursuant to your instructions is less than $100, the amounts will be transferred on a pro rata basis.
o Loan interest is due on each Policy Anniversary. If the interest is not paid when due, we will transfer an amount equal to the unpaid loan interest to the Loan Account on a pro-rata basis from balances in all Subaccounts and the Fixed Account.
o If Policy debt exceeds Policy value minus the Surrender Charge minus accrued expenses and charges, you must pay the excess or your Policy will lapse.
o All or part of a loan may be repaid at any time while the Policy is in force. We will deduct the amount of the loan repayment from the Loan Account and allocate that amount among the Subaccounts and the Fixed Account in the same percentages as the Policy value is allocated on the date of repayment. We will treat any amounts you pay us as a premium unless you specify that it is a loan repayment.
o The death benefit will be reduced by the amount of any loan outstanding and unpaid loan interest on the date of the insured's death.
o Loans from, or secured by, a Policy that is not a modified endowment contract are not treated as distributions for tax purposes. However, it is possible that tax authorities could treat Reduced Rate Loans as distributions rather than loans.
o We may defer making a loan for up to six months.

[ ]     FULL SURRENDER

        While the insured is alive, you may terminate the Policy for its Cash Surrender Value. Following a full surrender, all your rights in the Policy end, and the Policy may not be reinstated.

        FULL SURRENDER RULES
        o We will accept a full surrender request signed by you on our form of Written Notice by mail or facsimile. However, when accepting a request by a method not requiring an original signature, there is a greater possibility that unauthorized persons can manipulate your signature and make changes on your Policy (including withdrawals) without your knowledge.
        o The applicable Surrender Charge is described in your Policy and the CHARGES EXPLAINED section of this Prospectus.
        o We may defer surrender payments from the Fixed Account for up to six months from the date we receive your request.

[ ]     PARTIAL WITHDRAWAL

        While the insured is alive, you may withdraw part of the Policy value. The amount requested and any partial withdrawal charge will usually be deducted from the Policy value on the date we receive your request if received before 3 p.m. Central Time. Such a reduction will impact the net Policy funding used to determine if the Guaranteed Death Benefit remains in effect.

        If DEATH BENEFIT OPTION A (described above) is in effect, then the current specified amount of insurance coverage as well as Policy value will be reduced by the amount of any partial withdrawal.

        If DEATH BENEFIT OPTION B (described above) is in effect, the Policy value will be reduced by the amount of the partial surrender, but the specified amount of insurance coverage will not change.

                                       -27-
Overture Applause!, Applause II, and Encore!

PARTIAL WITHDRAWAL RULES
o A partial surrender request must be made by Written Notice.
o The applicable Partial Withdrawal Charge is described in your Policy and the CHARGES EXPLAINED section of this Prospectus.
o The MINIMUM partial withdrawal amount is $500; the MAXIMUM is an amount such that remaining Cash Surrender Value is at least $1,000 or an amount sufficient to maintain the Policy in force for the rest of that Policy Year (and, for Applause! Policies, the remaining Policy value during Policy Years 1-5 is at least two times the Guaranteed Death Benefit Premium), and the specified amount of insurance coverage after the withdrawal must be at least:
  APPLAUSE! POLICIES - $100,000 for insureds in the preferred rate class ; $35,000 for insureds in all other rate classes.
  APPLAUSE! II POLICIES - $100,00 for insureds in the preferred rate class; $50,000 in the 2nd and 3rd Policy Year, and $35,000 in the 4th and subsequent Policy Years for insureds in all other rate classes.
  ENCORE! POLICIES - For insureds whose age at Policy issue was 20-49: $500,000 in the 2nd and 3rd Policy Year, $400,000 in the 4th through 10th Policy Years, and $100,000 for the 11th and subsequent Policy Years. For insureds whose age at Policy issue was 50+: $250,000 in the 2nd and 3rd Policy Year, $200,000 in the 4th through 10th Policy Years, and $100,000 for the 11th and subsequent Policy Years.
o A partial withdrawal is irrevocable.
o Partial withdrawals are made first from premiums paid and then from earnings, beginning with the most recent premium payment, unless the Policy is a modified endowment contract (MEC) in which case they're made first from earnings and then from premiums.
o Partial withdrawals will be deducted from your Policy investment options on a pro rata basis, unless you instruct us otherwise. If the value of an investment option after a withdrawal pursuant to your instructions is less than $100, the amounts will be deducted on a pro rata basis.
o Partial withdrawals result in cancellation of Accumulation Units from each applicable Subaccount. You may direct us to deduct withdrawal amounts from investment options you elect; if that is not possible (due to insufficient value in one of the investment options you elect) or you have not given such instructions, we will deduct withdrawals on a pro-rata basis from all Subaccounts and the Fixed Account.
o We reserve the right to defer withdrawal payments from the Fixed Account for up to six months from the date we receive your request.
o Partial withdrawals may change the Guaranteed Death Benefit Premium requirements. You may request a new illustration of Policy values from us to demonstrate these changes.
o Depending upon the circumstances, a partial withdrawal may have tax consequences.

[ ]     PAYMENT OF POLICY PROCEEDS

        A primary function of a life insurance policy is to provide payment options for payment of Policy proceeds in a way that best benefits the payee. Policy proceeds are payable upon the insured's death, a full surrender or partial withdrawal of Policy value, or upon any other benefit where certain proceeds are payable. You may elect to have Policy proceeds paid under one of several payment options or as a lump sum. If another option is not chosen within 60 days of the date we receive satisfactory proof of the insured's death, we will make payment in a lump sum to the beneficiary.

        RULES FOR PAYMENT OF POLICY PROCEEDS
        o You, or your beneficiary after your death if you are the insured, may elect a payment option by completing an election form that can be requested from us at any time.
        o Payees must be individuals who receive payments in their own behalf unless otherwise agreed to by us.
        o An association, corporation, partnership or fiduciary can only receive a lump sum payment or a payment under a fixed period payment option (Option C).
        o Any payment option chosen will be effective when we acknowledge it.
        o We may require proof of your age or survival or the age or survival of the payee.
        o We reserve the right to pay the proceeds in one lump sum when the amount is less than $5,000, or when the payment option chosen would result in periodic payments of less than $100. If any payment would be or becomes less than $100, we also have the right to change the frequency of payments to an interval that will result in payments of at least $100. In no event will we make payments under a payment option less frequently than annually.
        o No payee may commute, encumber or alienate any proceeds under this Policy before they are due. No proceeds are subject to attachment for any debt or obligation of any payee.
        o When the last payee dies, we will pay to the estate of that payee any amount on deposit, or the then present value of any remaining guaranteed payments under a fixed payment option.

                                       -28-
Overture Applause!, Applause II, and Encore!

        Payments under the payment options are FIXED PAYMENTS based on a fixed rate of interest at or higher than the minimum effective annual rate which is guaranteed to yield 3% on an annual basis. Proceeds to fund payments are transferred to our general account and are no longer a part of the Separate Account. We have sole discretion whether or not to pay a higher interest rate for payment options A, B, C, D or E (see below). Current single premium immediate annuity rates for options D or E are used if higher than the guaranteed amounts (guaranteed amounts are based upon the tables contained in the Policy). Current interest rates, and further information, may be obtained from us. The amount of each fixed annuity payment is set and begins on the date payment of Policy proceeds is to begin, and does not change.

o       SELECTING A PAYMENT OPTION
        Once fixed payments under a payment option begin, they cannot be changed. (We may allow the beneficiary to transfer amounts applied under options A to C to options D to F after the date payment of Policy proceeds begins. However, we reserve the right to discontinue this practice.)

The longer the guaranteed or projected payment option period, the lower the amount of each payment.

        NOTE: IF YOU ELECT PAYMENT OPTIONS D OR E AND SELECT A NON-GUARANTEED PERIOD, IT IS POSSIBLE THAT ONLY ONE ANNUITY PAYMENT WOULD BE MADE UNDER THE PAYMENT OPTION IF THE PERSON WHOSE LIFE THE PAYMENT IS BASED UPON (THE "MEASURING LIFE") DIES BEFORE THE DUE DATE OF THE SECOND PAYMENT, ONLY TWO PAYMENTS WOULD BE MADE IF THE "MEASURING LIFE" DIED BEFORE THE DUE DATE OF THE THIRD PAYMENT, ETC.

        The payment options for receiving Policy proceeds are:

A. INTEREST PAYMENT. We will pay interest each month at a rate determined by us on the amount retained.

B. PAYMENTS FOR A FIXED AMOUNT. Proceeds are paid in equal monthly installments until proceeds, with interest, have been fully paid. The total annual payment must be at least 5% of the amount retained.

C. PAYMENTS FOR A FIXED PERIOD. Proceeds are paid in equal monthly installments for the specified period chosen not to exceed 20 years. Monthly incomes for each $1,000 of proceeds, which include interest, are illustrated by a table in the Policy.
D. LIFETIME INCOME. Proceeds are paid as equal monthly installments based on the life of a named person, and continue for the lifetime of that person. Variations provide for guaranteed payments for a period of time or a lump sum refund.

E. JOINT AND LAST SURVIVOR LIFETIME INCOME. Proceeds are paid as equal monthly installments during the joint lives of two individuals and until the last of them dies. Variations provide for a reduced amount of payment during the lifetime of the surviving person.

F.  LUMP SUM. Proceeds are paid in one sum.

        In most cases, when death benefit proceeds are paid in a lump sum, we will pay the death benefit proceeds by establishing an interest bearing account for the beneficiary, in the amount of the death benefit proceeds payable. The same interest rate schedule and other account terms will apply to all beneficiary accounts in place at any given time. We will send the beneficiary a checkbook within 7 days after we receive all the required documents, and the beneficiary will have immediate access to the account simply by writing a check for all or any part of the amount of the death benefit proceeds payable. The account is part of our general account. It is not a bank account and it is not insured by the FDIC or any other government agency. As part of our general account, it is subject to the claims of our creditors. We receive a benefit from all amounts left in the general account.

                                       -29-
Overture Applause!, Applause II, and Encore!

TAX MATTERS
--------------------------------------------------------------------------------

        THE FOLLOWING IS ONLY GENERAL INFORMATION ABOUT FEDERAL TAX LAW AND IS NOT INTENDED AS TAX ADVICE TO ANY INDIVIDUAL. TAX LAWS AFFECTING THE POLICY ARE COMPLEX, MAY CHANGE AND ARE AFFECTED BY YOUR FACTS AND CIRCUMSTANCES. WE CANNOT GUARANTEE THE TAX TREATMENT OF THE POLICY OR ANY TRANSACTION INVOLVING THE POLICY. YOU SHOULD CONSULT YOUR OWN TAX ADVISER AS TO HOW THESE GENERAL RULES AND ANY APPLICABLE TAXES WILL APPLY TO YOU IF YOU PURCHASE A POLICY.

[ ]     LIFE INSURANCE QUALIFICATION; TAX TREATMENT OF DEATH BENEFIT

        The Internal Revenue Code, as amended (the "Code") defines a life insurance contract for federal income tax purposes. This definition can be met if an insurance contract satisfies either one of two tests set forth in that section. The Code and related regulations do not directly address the manner in which these tests should be applied to certain features of the Policy. Thus, there is some uncertainty about how those tests apply to the Policy.

        Nevertheless, we believe the Policy qualifies as a life insurance contract for federal tax purposes, so that:
        o the death benefit should be fully excludable from the beneficiary's gross income; and
        o you should not be considered in constructive receipt of the Cash Surrender Value, including any increases in Cash Surrender Value, unless and until it is distributed from the Policy. However, Congress has recently enacted new statutory provisions relating to employer owned life insurance. The death benefit of life insurance owned by an employer is taxable unless the insured is a certain class of employee and has been given notice and has consented to coverage on his life. Specific statutory requirements must be satisfied for the death benefit of employer owned life insurance to be excluded from taxable income. Any employer contemplating the purchase of life insurance contract should consult a tax advisor.

        We reserve the right to make such changes in the Policy as we deem necessary to assure it qualifies as a life insurance contract under the Code and continues to provide the tax benefits of such qualification.

        MODIFIED ENDOWMENT CONTRACTS. The Code establishes a class of life insurance contracts designated as modified endowment contracts. The Code rules governing whether a Policy will be treated as a modified endowment contract are extremely complex. In general, a Policy is a modified endowment contract if the accumulated premium payments made at any time during the first seven Policy Years exceed the sum of the net level premium payments which would have been paid on or before such time if the policy provided for paid-up future benefits after the payment of seven level annual premiums. A Policy may also become a modified endowment contract because of a material change. The determination of whether a Policy is a modified endowment contract after a material change generally depends upon the relationship of the Policy's death benefit and Policy value at the time of such change and the additional premium payments made in the seven years following the material change. A Policy may also become a modified endowment contract if the death benefit is reduced.

This Policy's flexibility and how you tailor it to meet your needs could cause it to be a modified endowment contract. We recommend you consult with a tax adviser to determine if desired Policy transactions may cause such treatment. WHEN A PREMIUM PAYMENT IS CREDITED WHICH WE BELIEVE CAUSES THE POLICY TO BECOME A MODIFIED ENDOWMENT CONTRACT, WE WILL NOTIFY YOU and offer you the opportunity to request a refund of that premium in order to avoid such treatment. You have 30 days after receiving such a notice to request the refund.

        A Policy issued in exchange for a modified endowment contract is subject to tax treatment as a modified endowment contract. However, we believe that a Policy issued in exchange for a life insurance policy that is NOT a modified endowment contract will generally not be treated as a modified endowment contract if the death benefit of the Policy is greater than or equal to the death benefit of the Policy being exchanged. The payment of any premiums at the time of or after the exchange may, however, cause the Policy to become a modified endowment contract. You may, of course, choose to not make additional payments in order to prevent a Policy from being treated as a modified endowment contract.

                                      -30-
Overture Applause!, Applause II, and Encore!

[ ]     SPECIAL CONSIDERATIONS FOR CORPORATIONS

        Premium paid by a business for a life insurance Policy is not deductible as a business expense or otherwise if the business is directly or indirectly a beneficiary of the Policy. For purposes of the alternative minimum tax ("AMT") that may be imposed on corporations, the death benefit from the Policy, even though excluded from gross income for normal tax purposes, is included in "adjusted current earnings" for AMT purposes. In addition, although increases to the Policy's cash surrender value are generally excluded from gross income for normal income tax purposes, such increases are included in adjusted current earnings for income tax purposes. In recent years, Congress has adopted new rules relating to corporate owned life insurance. Any business contemplating the purchase of a new life insurance contract or a change in an existing contract should consult a tax advisor.

[ ]     TAX TREATMENT OF LOANS AND OTHER DISTRIBUTIONS

        Upon a surrender or lapse of the Policy, if the amount received plus any outstanding Policy debt exceeds the total cost basis in the Policy, the excess will generally be treated as ordinary income subject to tax, regardless of whether a Policy is or is not a modified endowment contract. However, the tax consequences of distributions from, and loans taken from or secured by, a Policy depend on whether the Policy is classified as a modified endowment contract.

"COST BASIS IN THE POLICY" means:
o the total of any premium payments or other consideration paid for the Policy, MINUS
o  any withdrawals previously recovered that were not taxable.

DISTRIBUTIONS FROM POLICIES CLASSIFIED AS MODIFIED ENDOWMENT CONTRACTS are subject to the following tax rules:
        1) All distributions, including surrenders and partial withdrawals, are treated as ordinary income subject to tax up to the amount equal to the excess (if any) of the Policy value immediately before the distribution over the cost basis in the Policy at such time.
        2) Loans from or secured by the Policy are treated as distributions and taxed accordingly. If you do not repay loan interest, the loan interest itself is treated as a distribution.
        3) A 10% additional income tax is imposed on the portion of any distribution from, or loan taken from or secured by, the Policy that is included in income except where the distribution or loan is made on or after the Owner attains age 59 1/2, is attributable to the Owner's becoming disabled, or is part of a series of substantially equal periodic payments for the life (or life expectancy) of the Owner or the joint lives (or joint life expectancies) of the Owner and the Owner's beneficiary.

DISTRIBUTIONS FROM POLICIES NOT CLASSIFIED AS MODIFIED ENDOWMENT CONTRACTS are generally treated as first recovering the cost basis in the Policy and then, only after the return of all such cost basis in the Policy, as distributing taxable income. An exception to this general rule occurs in the case of a decrease in the Policy's death benefit or any other change that reduces benefits under the Policy in the first 15 years after the Policy is issued and that results in a cash distribution to the Owner in order for the Policy to continue complying with the Code's definition of life insurance. Such a cash distribution will be taxed in whole or in part as ordinary income (to the extent of any gain in the Policy).

        Loans from, or secured by, a Policy that is not a modified endowment contract are not treated as distributions. However, it is possible that reduced rate loans could be treated as distributions rather than loans.

        Distributions (including upon surrender) and loans from, or secured by, a Policy that is NOT a modified endowment contract are not subject to the 10% additional income tax rule. If a Policy which is not now but later becomes a modified endowment contract, then any distributions made from the Policy within two years prior to the change will become taxable pursuant to modified endowment contract rules.

[ ]     OTHER POLICY OWNER TAX MATTERS

        Depending on the circumstances, the exchange of a Policy, a change in the Policy's death benefit option, a Policy loan, a partial or full surrender, a lapse, a change in ownership, or an assignment of the Policy may have federal income tax consequences. In addition, federal, state and local transfer and other tax consequences of ownership or receipt of distributions from a Policy depends on the circumstances of each Owner or beneficiary.

                                       -31-
Overture Applause!, Applause II, and Encore!

        INTEREST PAID ON POLICY LOANS generally is not tax deductible.

        AGGREGATION OF MODIFIED ENDOWMENT CONTRACTS. Pre-death distributions (including a loan, partial surrender, collateral assignment or full surrender) from a Policy that is treated as a modified endowment contract may require a special aggregation to determine the amount of income recognized on the Policy. If we or any of our affiliates issue more than one modified endowment contract to the same Policy Owner within any 12-month period, then for purposes of measuring the income on the Policy with respect to a distribution from any of those Policies, the income for all those Policies will be aggregated and attributed to that distribution.

        FEDERAL AND STATE ESTATE, INHERITANCE AND OTHER TAX CONSEQUENCES of ownership or receipt of proceeds under the Policy depend upon your or the beneficiary's individual circumstance.

        DIVERSIFICATION REQUIREMENTS. Investments of the Separate Account must be "adequately diversified" for the Policy to qualify as a life insurance contract under the Code. Any failure to comply with diversification requirements could subject you to immediate taxation on the incremental increases in Policy value plus the cost of insurance protection for the year. However, we believe the Policy complies fully with such requirements.

        OWNER CONTROL. The Treasury Department stated that it anticipates the issuance of regulations or rulings prescribing the circumstances in which your control of the investments of the Separate Account may cause you, rather than us, to be treated as the owner of the assets in the Separate Account. To date, no such regulations or guidance has been issued. If you are considered the Owner of the assets of the Separate Account, income and gains from the Separate Account would be included in your gross income.


        The ownership rights under the Policy are similar to, but different in certain respects from, those described by the IRS in rulings in which it determined that owners were not owners of separate account assets. For example, you have additional flexibility in allocating Policy premium and Policy values. These differences could result in you being treated as the owner of a pro rata share of the assets of the Separate Account. In addition, we do not know what standards will be set forth in the regulations or rulings which the Treasury may issue. We therefore reserve the right to modify the Policy as necessary to attempt to prevent you from being considered the Owner of the assets of the Separate Account.

        TAX-ADVANTAGED ARRANGEMENTS. The Policy may be used in various arrangements, including non-qualified deferred compensation or salary continuance plans, split dollar insurance plans, executive bonus plans, tax exempt and nonexempt welfare benefit plans, retiree medical benefit plans and others. The tax consequences of such plans may vary depending on the particular facts and circumstances of each individual arrangement. If you are contemplating the use of the Policy in any arrangement the value of which depends in part on its tax consequences, you should be sure to consult a qualified tax advisor regarding the tax attributes of the particular arrangement and the suitability of this Policy for the arrangement.

                                       -32-
Overture Applause!, Applause II, and Encore!

APPENDIX A: OPTIONAL FEATURES
--------------------------------------------------------------------------------

        This Appendix is intended to provide only a very brief overview of additional benefits available to be added to your Policy by rider. Some of these features are only available at the time the Policy is issued, and may not be added later. For more information, contact your registered representative or us. Certain riders may not be available in all States.

o    EXTENDED GUARANTEED DEATH BENEFIT RIDER  (APPLAUSE! POLICIES ONLY)
        This Rider allows you to extend the guaranteed death benefit period available in the base Policy. This kind of feature is built into the base Policy for Applause! II and Encore! Policies. COST: No extra cost. Minimum premium requirements must be maintained to keep this benefit in force.

o    WAIVER OF MONTHLY DEDUCTIONS ON DISABILITY RIDER (APPLAUSE! II AND
     ENCORE! POLICIES ONLY)
        This Rider provides that during periods of the insured's total disability, as defined in the Rider, certain Policy charges and charges for any Policy riders will be waived.

o PAYOR WAIVER OF MONTHLY DEDUCTIONS ON DISABILITY RIDER (APPLAUSE! II AND ENCORE! POLICIES ONLY)
        This Rider provides that during periods of the premium payor's total disability, as defined in the Rider, certain Policy charges and charges for any Policy riders will be waived.

o    DISABILITY BENEFIT RIDER
        This Rider provides that during periods of the insured's total disability, as defined in the Rider, we will pay benefits to the Policy Owner by paying some or all of the Policy premiums, and by waiving the Cost of Insurance Charge for this Rider. The Owner chooses the benefit level at the issue of the Rider.

o    PAYOR DISABILITY RIDER
        This Rider provides that during periods of the premium payor's total disability, as defined in the Rider, we will pay benefits to the Policy Owner by paying some or all of the Policy premiums, and by waiving the Cost of Insurance Charge for this Rider. The Owner chooses the benefit level at the issue of the Rider.

o    ACCIDENTAL DEATH BENEFIT RIDER
        This Rider pays an additional benefit upon the insured's death resulting from a covered accident.

o    CHILDREN'S PROTECTION RIDER
        This Rider provides term life insurance protection, as defined in the Rider, for the insured's children.

o    GUARANTEED INSURABILITY RIDER
        This Rider guarantees that insurance coverage may be added at various option dates without evidence of insurability. This benefit may be exercised on the option dates even if the insured is disabled.

o    COVERED INSURED RIDER
        This Rider provides term insurance upon a named insured's life in addition to the specified amount of insurance coverage under the Policy.

o    REDUCED INTEREST RATE LOAN RIDER  (APPLAUSE! POLICIES ONLY)
        This Rider provides for the opportunity to take loans against the Policy at a lower net interest rate than is permitted under the base Policy. This feature is built into the base Policy for Applause! II and Encore! Policies.
        COST: No extra cost.

o    TERMINAL ILLNESS RIDER
        This Rider provides for the ability to accelerate the death benefit to be a living benefit to withdraw value from the Policy, as defined in the Rider, in the event of diagnosis of a terminal illness.
        COST: No extra cost. The total value available as a benefit is an amount less than the total death benefit payable under the Policy.

                                       -33-
Overture Applause!, Applause II, and Encore!

DEFINED TERMS
--------------------------------------------------------------------------------

ACCUMULATION UNITS are an accounting unit of measure used to calculate the Policy value allocated to Subaccounts of the Separate Account. It is similar to a share of a mutual fund. The Policy describes how Accumulation Units are calculated.

BUSINESS DAY is each day that the New York Stock Exchange is open for trading.

CASH SURRENDER VALUE is the total Policy value less outstanding loans and loan interest, less any applicable surrender charge, and less any due but unpaid Policy charges.

FIXED ACCOUNT is an account that credits a fixed rate of interest guaranteed by us and is not affected by the experience of the variable investment options of the Separate Account. The Fixed Account is part of our general account.

GUARANTEED DEATH BENEFIT is the initial specified amount of insurance guaranteed for the first five Policy Years so long as Minimum Premium is paid, and any other longer period provided by an optional Guaranteed Death Benefit Rider.

LOAN ACCOUNT is an account we maintain for your Policy if you have a Policy loan outstanding. The Loan Account is credited with interest and is not affected by the experience of the variable investment options of the Separate Account. The Loan Account is part of our general account.

OWNER, YOU, YOUR is you -- the person(s) or legal entity who may exercise all rights and privileges under the Policy. If there are joint Owners, the signatures of both Owners are needed to exercise rights under the Policy.

POLICY DATE is the effective date for Policy coverage. It is usually, but need not be, the same as the date the Policy is issued.

POLICY YEAR/MONTH/ANNIVERSARY are measured from respective anniversary dates of the Policy Date of your Policy.

PREMIUM
   GUARANTEED DEATH BENEFIT PREMIUM is the amount of premium which, if paid in advance, will keep your Policy in force during the optional Guaranteed Death Benefit Period so long as other Policy provisions are met, even if the Cash Surrender Value is zero or less.
   MINIMUM PREMIUM is the amount of premium which, if paid monthly in advance, will keep your Policy in force for the first five Policy Years, even if the Cash Surrender Value is zero or less.
   PLANNED PERIODIC PREMIUM is a schedule of equal premiums payable at fixed intervals chosen by you, the Owner. You need not follow this schedule, nor will following it ensure that the Policy will remain in force unless the payments meet the requirements of the Minimum Premium or Guaranteed Death Benefit Premium.

SUBACCOUNT is a variable investment option division within the Separate Account for which Accumulation Units are separately maintained. Each Subaccount corresponds to a single, underlying, non-publicly traded portfolio issued through a series fund.

VALUATION PERIOD is the period commencing at the close of business of the New York Stock Exchange on each Business Day and ending at the close of business on the next succeeding Business Day.

WE, US, OUR, AMERITAS - Ameritas Life Insurance Corp.

WRITTEN NOTICE OR REQUEST -- Written notice, signed by you, in good order, on a form approved by or acceptable to us, that gives us the information we require and is received at Ameritas, Service Center, P.O. Box 82550, Lincoln, NE 68501 (or 5900 "O" Street, Lincoln, NE 68510), fax 1-402-467-7335. Call us if you have questions about what form or information is required. When notice is permitted and sent to us by facsimile, we have the right to implement the request if the copied or facsimile signature appears to be a copy of a your genuine original signature.

                                       -34-
Overture Applause!, Applause II, and Encore!

                                    THANK YOU
      for reviewing this Prospectus. You should also review the series fund prospectuses for those Subaccount variable investment option underlying portfolios you wish to select.


                             IF YOU HAVE QUESTIONS,
   wish to request a Statement of Additional Information, or want information about a Policy including a personalized illustration, contact your sales representative, or write or call us at:

                          Ameritas Life Insurance Corp.
                                 Service Center
                                 P.O. Box 82550
                             Lincoln, Nebraska 68501
                                       or
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                            Telephone: 1-800-745-1112
                               Fax: 1-402-467-7335
                 Interfund Transfer Request Fax: 1-402-467-7923
                                www.ameritas.com


                           REMEMBER, THE CORRECT FORM

is important for us to accurately process your Policy elections and changes. Many can be found in the "on-line services" section of our Web Site. Or, call us at our toll-free number and we will send you the form you need.

[ ]   ILLUSTRATIONS

      Illustrations are tools that can help demonstrate how the Policy operates, given the Policy's charges, investment options and any optional features selected, how you plan to accumulate or access Policy value over time, and assumed rates of return. Illustrations may also be able to assist you in comparing the Policy's death benefits, Cash Surrender Values and Policy values with those of other variable life insurance policies based upon the same or similar assumptions. You may ask your sales representative or us (at our toll-free telephone number) to provide an illustration, without charge, based upon your specific situation.

[ ]   STATEMENT OF ADDITIONAL INFORMATION; REGISTRATION STATEMENT

    A Statement of Additional Information ("SAI") with the same date as this prospectus contains other information about us and the Policy. You may obtain a copy without charge upon request to our toll-free telephone number shown to the left. Information about us (including the SAI), is available on the SEC's Internet site at WWW.SEC.GOV, or can be reviewed and copies made at or ordered from (for a fee) the SEC's Public Reference Room, 450 Fifth St., NW, Washington, D.C. 20549-0102. (Direct questions to the SEC at 202-942-8090.)

[ ]   REPORTS TO YOU

      We will send you a statement at least annually showing your Policy's death benefit, Policy value and any outstanding Policy loan balance. We will also confirm Policy loans, Subaccount transfers, lapses, surrender, partial withdrawals, and other Policy transactions as they occur. You will receive such additional periodic reports as may be required by the SEC.


(C) Ameritas Life Insurance Corp.

                                    AMERITAS
                              LIFE INSURANCE CORP.
                                 A UNIFI COMPANY


                              LAST PAGE           SEC Registration #: 811-04473

Overture Applause!, Applause II, and Encore!

--------------------------------------------------------------------------------
Statement of Additional Information:  May 1, 2007
to accompany Policy Prospectuses dated:  May 1, 2007

VARIABLE LIFE INSURANCE POLICIES                                        AMERITAS
offered through                                             LIFE INSURANCE CORP.
AMERITAS VARIABLE SEPARATE ACCOUNT V                             A UNIFI COMPANY
--------------------------------------------------------------------------------

TABLE OF CONTENTS                                                  PAGE

General Information and History....................................1

Underwriter........................................................2
Distribution of the Policy

More Information on Charges........................................3
        Waiver of Certain Charges
        Underwriting Procedure
Asset Allocation Program
        The Service
        The Morningstar Asset Allocator Models
        Periodic Updates of the Models and Notices of Updates
        Risks

Distribution of Materials..........................................5
Licensing Agreement
Advertising

Performance Data...................................................6
Financial Statements

--------------------------------------------------------------------------------

CONTACTING US. To answer your questions or to send additional premium, contact your sales representative or write or call us at:

                          Ameritas Life Insurance Corp.
                                 Service Center
                                 P.O. Box 82550
                             Lincoln, Nebraska 68501
                                       Or
                                  5900 O Street
                             Lincoln, Nebraska 68510
                            Telephone: 1-800-745-1112
                               Fax: 1-402-467-7335
                                www.AMERITAS.COM

Express mail packages should be sent to our street address, not our P.O. Box address.



This Statement of Additional Information is not a prospectus. It contains information in addition to that set forth in the Policy prospectus and should be read together with the prospectus. The Policy prospectus may be obtained from our Service Center by writing us at P.O. Box 82550, Lincoln, Nebraska 68501, by e-mailing us or accessing it through our Web site at www.ameritas.com, or by calling us at 1-800-745-1112. Defined terms used in the current prospectus for the Policies are incorporated in this Statement.

[ ]     GENERAL INFORMATION AND HISTORY

        Ameritas Life Insurance Corp. ("we, us, our, Ameritas") is a stock life insurance company organized under the insurance laws of the State of Nebraska since 1887. We are engaged in the business of issuing life insurance and annuities, group dental and vision insurance, retirement plans and 401(k) plans throughout the United States (except New York). We are an indirect wholly owned subsidiary of UNIFI Mutual Holding Company ("UNIFI") (we are wholly owned by Ameritas Holding Company, which in turn is wholly owned by UNIFI). The UNIFI companies are a diversified family of financial services businesses offering the above-listed products and services as well as mutual funds and other investments, financial planning, banking, and public financing.

        Prior to May 1, 2007, the Policies described in this Statement of Additional Information and in the prospectus were offered and issued by Ameritas Variable Life Insurance Company ("AVLIC"). Effective May 1, 2007, AVLIC merged into Ameritas, AVLIC's former parent. Ameritas Variable Separate Account V, formerly "Ameritas Variable Life Insurance Company Separate Account V," is now a separate investment account of Ameritas. Policies previously issued by AVLIC now are Policies of Ameritas, which will service and maintain those Policies in accordance with their terms.

                                     SAI: 1
AMERITAS VARIABLE SEPARATE ACCOUNT V         STATEMENT OF ADDITIONAL INFORMATION

[ ]     UNDERWRITER

        Overture Ovation! and Protector HVUL Policies are offered continuously and are distributed by Ameritas Investment Corp. (AIC), 5900 O Street, Lincoln, Nebraska 68510. Other policies in Ameritas Variable Separate Account V were also distributed by AIC, a majority-owned subsidiary of ours. AIC enters into contracts with various broker-dealers (Distributors) to distribute Policies.

                                       YEAR:     2004        2005       2006
-------------------------------------------- ----------- ----------- ----------
Variable life insurance commission AVLIC     $10,148,450 $13,595,629 $10,814,882
paid to AIC that was paid to other
broker-dealers and representatives
(not kept by AIC).
-------------------------------------------- ----------- ----------- ----------
Variable life insurance commission earned        $25,115     $38,693     $12,753
and kept by AIC.
-------------------------------------------- ----------- ----------- ----------
Fees AVLIC paid to AIC for variable life        $280,194    $361,994    $298,477
insurance Principal Underwriter services.
-------------------------------------------- ----------- ----------- ----------

[ ]     DISTRIBUTION OF THE POLICY

        Our underwriter, AIC, enters into contracts with various broker-dealers (Distributors) to distribute Policies. These Distributors are registered with the SEC and are members of the National Association of Securities Dealers, Inc.
(NASD). All persons selling the Policy must be registered representatives of the Distributors, and must also be licensed as insurance agents to sell variable insurance products.

        DISTRIBUTION COMPENSATION FOR CURRENTLY SOLD PRODUCTS
        o PROTECTOR HVUL: Commission may equal an amount up to 105% of premium in the first year and up to 3% of premium in renewal years. Broker-dealers may also receive a service fee up to an annualized rate of 0.25% of the Policy value beginning in the fifth Policy Year.
        o OVERTURE OVATION!: During the first Policy Year, the commission may equal an amount up to 117% of the first year target premium paid plus the first year cost of any riders and 5% for premiums paid in excess of the first year target premium. For Policy Years two through seven, the commission may equal an amount up to 4% of premiums paid. Broker-dealers may also receive a service fee up to an annualized rate of 0.25% of the Accumulation Value beginning in the eighth Policy Year.

        DISTRIBUTION COMPENSATION FOR PRODUCTS NO LONGER BEING SOLD
        o OVERTURE APPLAUSE, APPLAUSE II, & ENCORE!: During the first Policy Year, the commission may equal an amount up to 100% (105% for Encore!) of the first year target premium paid plus the first year cost of any riders and 4% for premiums paid in excess of the first year target premium. For Policy Years two through seven, the commission may equal an amount up to 4% (2% for Encore!) of premiums paid. Broker-dealers may also receive a service fee up to an annualized rate of 0.25% of the Accumulation Value beginning in the eighth Policy Year.
        o OVERTURE LIFE SPVUL: During the first Policy Year, the commission may equal an amount up to 105% of the first year target premium paid plus the first year cost of any riders and 4% for premiums paid in excess of the first year target premium. For Policy Years two through seven, the commission may equal an amount up to 4% of premiums paid. Broker-dealers may also receive a service fee up to an annualized rate of 0.25% of the Accumulation Value beginning in the eighth Policy Year.
        o CORPORATE BENEFIT VUL: During the first Policy Year, the commission may equal an amount up to 30% of premium in the first year and up to 12% of premium in renewal years. Broker-dealers may also receive a service fee up to an annualized rate of 0.25% of the Accumulation Value beginning in the sixth Policy Year.
        o OVERTURE VIVA!: Commission may equal an amount up to 140% of premium in the first year and up to 13% of premium in renewal years. Broker-dealers may also receive a service fee up to an annualized rate of 0.5% of the Policy value beginning in the fifth Policy Year.
        o OVERTURE BRAVO!: During the first Policy Year, the commission may equal an amount up to 105% of the first year target premium paid plus the first year cost of any riders and 4% for premiums paid in excess of the first year target premium. For Policy Years two through seven, the commission may equal an amount up to 4% of premiums paid. Broker-dealers may also receive a service fee up to an annualized rate of 0.25% of the Accumulation Value beginning in the eighth Policy Year.

        Compensation arrangements may vary among broker-dealers. We may also pay other distribution expenses such as production incentive bonuses. These distribution expenses do not result in any additional charges under the Policy other than those described in the prospectus' CHARGES section.

                                     SAI: 2
AMERITAS VARIABLE SEPARATE ACCOUNT V         STATEMENT OF ADDITIONAL INFORMATION

[ ]     MORE INFORMATION ON CHARGES

o       WAIVER OF CERTAIN CHARGES

        When the Policy is sold in a manner that results in savings of sales or administrative expenses, we reserve the right to waive all or part of any fee we charge under the Policy (excluding charges charged by the portfolios). Factors we consider include one or more of the following: size and type of group to whom the Policy is issued; amount of expected premiums; relationship with us (employee of us or an affiliated company, receiving distributions or making transfers from other policies we or one of our affiliates issue, or transferring amounts held under qualified retirement plans we or one of our affiliates sponsor); type and frequency of administrative and sales services provided; or level of annual maintenance fee and withdrawal charges. Any fee waiver will not discriminate unfairly against protected classes of individuals and will be done according to our rules in effect at the time the Policy is issued. We reserve the right to change these rules. The right to waive any charges may be subject to State approval.

o       UNDERWRITING PROCEDURE

        The Policy's cost of insurance depends upon the insured's sex, issue age, risk class, and length of time the Policy has been in force. The rates will vary depending upon tobacco use and other risk factors. For the POLICY 4101 policy, guaranteed cost of insurance rates are based on the gender-distinct, smoker-distinct 2001 Standard Ordinary Mortality Tables, Age Nearest Birthday. For all other policies, the guaranteed cost of insurance rates are based on the insured's attained age and are equal to the 1980 Insurance Commissioners Standard Ordinary Male and Female Mortality Tables without smoker distinction. The maximum rates for the table-rated substandard insureds are based on a multiple (shown in the schedule pages of the Policy) of the above rates. We may add flat extra ratings to reflect higher mortality risk. Any change in the cost of insurance rates will apply to all insureds of the same age, gender, risk class and whose Policies have been in effect for the same length of time.

        The cost of insurance rates, Policy charges, and payment options for Policies issued in Montana, and perhaps other states or in connection with certain employee benefit arrangements, are issued on a gender-neutral (unisex) basis. The unisex rates will be higher than those applicable to females and lower than those applicable to males.

        If the rating class for any increase in the specified amount of insurance coverage is not the same as the rating class at issue, the cost of insurance rate used after such increase will be a composite rate based upon a weighted average of the rates of the different rating classes. Decreases may be reflected in the cost of insurance rate, as discussed earlier.

        Actual charges made during the Policy year will be shown in the annual report delivered to Policy owners.


[ ]     ASSET ALLOCATION PROGRAM
        MORNINGSTAR(R) ASSET ALLOCATOR offered through AMERITAS INVESTMENT CORP.

o       THE SERVICE
        Ameritas Investment Corp. ("AIC"), an affiliate of ours, has developed several asset allocation models, each based on different profiles of an investor's willingness to accept investment risk, and marketed exclusively through our Policies as the "Morningstar Asset Allocator" program. AIC periodically (typically annually) evaluates and updates the models. In developing and periodically updating the models, AIC currently relies on the recommendations of Morningstar Associates, LLC. AIC may change the firm it uses, or, may use no independent firm at all.

        If you choose to subscribe to the Morningstar Asset Allocator program, AIC will serve as your investment adviser for the service solely for purposes of development of the program models and periodic updates of the models.

        If you choose to subscribe to the Morningstar Asset Allocator program, AIC instructs us to allocate your initial premium (in the case of a new application) or accumulated value, as applicable, to the investment options according to the model you select, to similarly allocate subsequent premium, and to periodically automatically reallocate your accumulated value or premium payments. Your Policy value will be rebalanced quarterly consistent with your selected model.

                                     SAI: 3
AMERITAS VARIABLE SEPARATE ACCOUNT V         STATEMENT OF ADDITIONAL INFORMATION

o       THE MORNINGSTAR ASSET ALLOCATOR MODELS
        Development of the Morningstar Asset Allocator models is a two-step process. First, an optimization analysis is performed to determine the breakdown of asset classes. Next, after the asset class exposures are known, a determination is made of how available investment options can be used to implement the asset class level allocations. The investment options are selected by evaluating the asset classes represented by the underlying portfolios and combining investment options to arrive at the desired asset class exposure. Investment options are selected in a way intended to optimize potential returns for each model, given a particular level of risk tolerance. This process could, in some cases, result in the inclusion of an investment option in a model based on its specific asset class exposure or other specific optimization factors, even where another investment option may have better historical performance.

o       PERIODIC UPDATES OF THE MODELS AND NOTICES OF UPDATES
        Each model is evaluated periodically (generally, annually) to assess whether the combination of investment options within each model should be changed to better seek to optimize the potential return for the level of risk tolerance intended for the model. As a result, each model may change, and the investment options used within a model may change.

        When your selected model is updated, AIC instructs us to automatically reallocate your accumulated value and any subsequent premium payments in accordance with any changes to the model you have selected. This means the allocation of your accumulated value, and potentially the investment options in which you are invested, will automatically change and your accumulated value and any subsequent premium payments will be automatically reallocated among the investment options in your updated model (independently of the automatic quarterly rebalancing). AIC requires that you give it discretionary investment authority to periodically instruct us to reallocate your accumulated value and any subsequent premium payments in accordance with the updated version of the model you have selected, if you wish to participate in the Morningstar Asset Allocation program.

        When AIC updates the models, we will send you written notice of the updated models at least 30 days in advance of the date the updated models are to be effective. If you wish to accept the changes in your selected model, you will not need to take any action, as your Policy value and any subsequent premium will be automatically reallocated pursuant to the updated model. If you do not wish to accept the changes to your selected model, you can change to a different model or withdraw from the Morningstar Asset Allocator program.

o       RISKS
        Although asset allocation models are designed to optimize returns given the various levels of risk, there is no assurance that a model portfolio will not lose money or that investment results will not experience volatility. Investment performance of your accumulated value could be better or worse by participating in a Morningstar Asset Allocator model than if you had not participated. A model may perform better or worse than any single investment option or asset class or other combinations of investment options or asset classes. Model performance is dependent upon the performance of the component investment options (and their underlying portfolios). The timing of your investment and the automatic quarterly rebalancing may affect performance. Your accumulated value will fluctuate, and when redeemed, may be worth more or less than the original cost.

        Periodic updating of the models can cause the underlying portfolios to incur transaction expenses to raise cash for money flowing out of the portfolios or to buy securities with money flowing into the portfolios. These expenses can adversely affect performance of the pertinent portfolios and the models.

        AIC, an affiliate of ours, may be subject to competing interests that have the potential to influence its decision making with regard to the models. In addition to its limited role as investment advisor under the Morningstar Asset Allocator program, AIC is also compensated by us as principal underwriter for the Policies. We and AIC may also receive fees for administrative services from other portfolios that are available as investment options. AIC may have an incentive to use certain portfolios in the models that provide higher fees for administrative services or advisory fees. AIC may believe that certain portfolios may benefit from additional assets or could be harmed by redemptions. In advising those portfolios, AIC may, from time to time, recommend to the portfolio's board of trustees a change in portfolio management firm or strategy or the closure or merger of a portfolio, all of which could impact a model. All our model investment options and their underlying portfolios are analyzed by Morningstar Associates, LLC, an independent analytical firm. Neither AIC nor we dictate to

                                     SAI: 4
AMERITAS VARIABLE SEPARATE ACCOUNT V         STATEMENT OF ADDITIONAL INFORMATION

Morningstar the number of portfolios in a model, the percent that any portfolio represents in a model, or which portfolios may be selected (other than to require exclusion of any portfolio that is expected to be liquidated, merged into another portfolio, or otherwise closed). AIC and we believe reliance on recommendations of Morningstar to develop and update the models reduces or eliminates the potential for AIC and us to be influenced by these competing interests, but there can be no assurance of this.

        AIC and we are under no obligation to continue the Morningstar Asset Allocator program, or any asset allocation program, and have the right to terminate or change such services at any time.


[ ]     DISTRIBUTION OF MATERIALS

        We will distribute proxy statements, updated prospectuses and other materials to you from time to time. In order to achieve cost savings, we may send consolidated mailings to several owners with the same last name who share a common address or post office box.


[ ]     LICENSING AGREEMENT

        The Policy is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. (S&P). S&P makes no representation or warranty, express or implied, to the owners of the Policy or any member of the public regarding the advisability of investing in securities generally or in the Policy particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Licensee (Ameritas) is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Licensee or the Product. S&P has no obligation to take the needs of the Licensee or the owners of the Policy into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Policy or the timing of the issuance or sale of the Product or in the determination or calculation of the equation by which the Policy is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Policy.

        S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE POLICY, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.


[ ]     ADVERTISING

        From time to time, we may advertise performance information for the Subaccounts and their underlying portfolios. We may also advertise ratings, rankings or other information related to us, the Subaccounts or the underlying portfolios.

        We may provide hypothetical illustrations of Policy value, Cash Surrender Value and death benefit based on historical investment returns of the underlying portfolios for a sample Policy based on assumptions as to age, sex and risk class of the insured, and other Policy-specific assumptions.

        We may also provide individualized hypothetical illustrations calculated in the same manner as stated above but based upon factors particular to your Policy.

                                     SAI: 5
AMERITAS VARIABLE SEPARATE ACCOUNT V         STATEMENT OF ADDITIONAL INFORMATION

[ ]     PERFORMANCE DATA

        From time to time, we may advertise performance for the Subaccount variable investment options. Performance data is available on our website and is authorized for use with prospective investors only when accompanied or preceded by current product and fund prospectuses containing detailed information about the Policy, investment, limitations and risks.

        Performance returns reflect fees and charges assessed by the fund companies and current mortality and expenses and administrative risk charges deducted from separate account assets. Some portfolio advisors have agreed to limit their expenses; without these limits, performance would have been lower. The returns shown on our website do not reflect the Policy's transaction fees and periodic charges. If these fees and charges were deducted, the performance quoted would be lower. Yields shown are typically annualized yields. This means the income generated during the measured seven days is assumed to be generated each week over a 52-week period, and not reinvested, and is shown as a percentage of the investment.

        We encourage you to obtain a personalized illustration which reflects all charges of the Policy and the impact of those charges upon performance; contact your registered representative or us to obtain an illustration, without charge, based upon your specific situation. See the Policy prospectus for detailed information about Policy charges and portfolio prospectuses for each portfolio's expenses.

        For periods prior to the date the Policy Subaccount began operation, performance data will be calculated based on the performance of the underlying portfolio and the assumption that the Subaccounts were in existence for the same periods as those indicated for the underlying portfolio with the level of Policy charges that were in effect at the inception of the Subaccount.

        Past performance is no guarantee of future results. The return and principal value of an investment will fluctuate so that investor's shares, when redeemed, may be worth more or less than their original cost.


[ ]     FINANCIAL STATEMENTS

        The statutory financial statements of Ameritas Life Insurance Corp. as of December 31, 2006 and 2005, and for the years then ended, and the financial statements of the Subaccounts of Ameritas Variable Life Insurance Company Separate Account V as of December 31, 2006, and for each of the periods in the two years then ended, included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, 1248 "O" Street, Suite 716, Lincoln, Nebraska 68508, independent auditors and independent registered public accounting firm, respectively, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        Our financial statements follow this page of this Statement. They only bear on our ability to meet our obligations under the Policy, and should not be considered as bearing on the investment performance of the assets held in the Separate Account.

                                     SAI: 6
AMERITAS VARIABLE SEPARATE ACCOUNT V         STATEMENT OF ADDITIONAL INFORMATION

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V

                  FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006
             AND FOR EACH OF THE PERIODS IN THE TWO YEARS THEN ENDED
           AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ameritas Variable Life Insurance Company
Lincoln, Nebraska

We have audited the accompanying statements of net assets of each of the subaccounts listed in Note 1 which comprise Ameritas Variable Life Insurance Company Separate Account V as of December 31, 2006, and the related statements of operations for the period then ended and the statements of changes in net assets for each of the periods in the two years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The subaccounts are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of each of the subaccounts' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned at December 31, 2006, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of each of the subaccounts constituting Ameritas Variable Life Insurance Company Separate Account V as of December 31, 2006 and the results of their operations for the period then ended and the changes in their net assets for each of the periods in the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
February 22, 2007

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2006

ASSETS
INVESTMENTS AT FAIR VALUE:
    Variable Insurance Products (Fidelity):
       VIP Equity-Income Portfolio: Initial Class (Equity-Income IC) -
         1,697,502.912 shares at $26.20 per share (cost $39,173,217)                             $     44,474,576
       VIP Equity-Income Portfolio: Service Class (Equity-Income SC) -
         86,418.946 shares at $26.11 per share (cost $2,094,276)                                        2,256,399
       VIP Growth Portfolio: Initial Class (Growth IC) -
         1,098,046.603 shares at $35.87 per share (cost $40,797,268)                                   39,386,932
       VIP Growth Portfolio: Service Class (Growth SC) -
         39,858.225 shares at $35.72 per share (cost $1,332,006)                                        1,423,736
       VIP High Income Portfolio: Initial Class (High Income IC) -
         1,492,826.149 shares at $6.35 per share (cost $9,462,776)                                      9,479,446
       VIP High Income Portfolio: Service Class (High Income SC) -
         165,731.893 shares at $6.32 per share (cost $1,023,239)                                        1,047,426
       VIP Overseas Portfolio: Initial Class (Overseas IC) -
         1,049,754.914 shares at $23.97 per share (cost $20,132,620)                                   25,162,625
       VIP Overseas Portfolio: Service Class (Overseas SC) -
         56,592.038 shares at $23.86 per share (cost $1,126,378)                                        1,350,286
       VIP Asset Manager Portfolio: Initial Class (Asset Mgr. IC) -
         1,263,462.578 shares at $15.71 per share (cost $19,974,744)                                   19,848,997
       VIP Asset Manager Portfolio: Service Class (Asset Mgr. SC) -
         13,595.860 shares at $15.61 per share (cost $190,707)                                            212,231
       VIP Investment Grade Bond Portfolio: Initial Class (Inv. Bond IC) -
         1,034,219.942 shares at $12.76 per share (cost $13,205,250)                                   13,196,646
       VIP Contrafund Portfolio: Initial Class (Contrafund IC) -
         1,257,813.742 shares at $31.47 per share (cost $30,547,705)                                   39,583,398
       VIP Contrafund Portfolio: Service Class (Contrafund SC) -
         62,961.584 shares at $31.38 per share (cost $1,739,830)                                        1,975,735
       VIP Asset Manager: Growth Portfolio: Initial Class (Asset Mgr. Gr. IC) -
         218,576.851 shares at $13.60 per share (cost $2,911,769)                                       2,972,645
       VIP Asset Manager: Growth Portfolio: Service Class (Asset Mgr. Gr. SC) -
         4,993.718 shares at $13.50 per share (cost $57,671)                                               67,415
       VIP MidCap Portfolio: Initial Class (MidCap IC) -
         5,413.617 shares at $34.77 per share (cost $163,108)                                             188,231
    The Alger American Fund (Alger):
       Alger American Balanced Portfolio - Class O (Balanced) -
         544,817.398 shares at $14.11 per share (cost $7,105,350)                                       7,687,373

The accompanying notes are an integral part of these financial statements.


                                      FS-2


                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2006

ASSETS, continued
INVESTMENTS AT FAIR VALUE:

    MFS Variable Insurance Trust (MFS):
       Strategic Income Portfolio: Initial Class (Strategic Inc.) -
         273,322.996 shares at $10.67 per share (cost $2,878,200)                                $      2,916,356
       Utilities Portfolio: Initial Class (Utilities) -
         513,687.984 shares at $29.27 per share (cost $10,229,107)                                     15,035,647
       New Discovery Portfolio: Initial Class (New Discovery) -
         243,391.408 shares at $17.42 per share (cost $3,689,391)                                       4,239,878
    The Universal Institutional Funds, Inc. (Van Kampen):
       Emerging Markets Equity Portfolio - Class I (Emerging Markets) -
         825,390.175 shares at $19.54 per share (cost $9,981,170)                                      16,128,124
       Global Value Equity Portfolio - Class I (Global Value) -
         422,914.067 shares at $16.98 per share (cost $5,441,648)                                       7,181,081
       International Magnum Portfolio - Class I (Intl. Magnum) -
         254,919.968 shares at $14.26 per share (cost $2,866,677)                                       3,635,159
       U.S. Real Estate Portfolio - Class I (U.S. Real Estate) -
         470,150.121 shares at $29.36 per share (cost $8,583,867)                                      13,803,608
    Calvert Variable Series, Inc. Ameritas Portfolios (Ameritas):
       Ameritas Core Strategies Portfolio (Core Strat.) -
         1,225,625.014 shares at $21.01 per share (cost $19,230,722)                                   25,750,382
       Ameritas Income & Growth Portfolio (Income and Growth) -
         3,432,295.665 shares at $14.39 per share (cost $45,214,800)                                   49,390,735
       Ameritas Index 500 Portfolio (Index 500) -
         191,154.120 shares at $152.96 per share (cost $26,471,154)                                    29,238,934
       Ameritas MidCap Growth Portfolio (MidCap) -
         646,690.801 shares at $35.96 per share (cost $20,480,511)                                     23,255,001
       Ameritas Money Market Portfolio (Money Market) -
         17,276,406.041 shares at $1.00 per share (cost $17,276,406)             $   17,276,406
           Dividends Receivable                                                          11,656
                                                                                ----------------
             Total                                                                                     17,288,062
       Ameritas Small Capitalization Portfolio (Small Cap) -
         501,865.420 shares at $33.48 per share (cost $18,643,950)                                     16,802,454
       Ameritas Small Company Equity Portfolio (Small Co. Equity) -
         235,649.382 shares at $22.63 per share (cost $5,279,583)                                       5,332,746
       Ameritas Focused MidCap Value Portfolio (Focused MidCap) -
         575,967.214 shares at $23.49 per share (cost $11,689,693)                                     13,529,470
    Calvert Variable Series, Inc. Calvert Portfolios (Calvert):
       CVS Social Balanced Portfolio (Balanced) -
         664,732.775 shares at $2.030 per share (cost $1,185,841)                                       1,349,408

The accompanying notes are an integral part of these financial statements.



                                      FS-3

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2006

ASSETS, continued
INVESTMENTS AT FAIR VALUE:

    Calvert Variable Series, Inc. Calvert Portfolios (Calvert), continued:
       CVS Social International Equity Portfolio (Intl. Equity) -
         100,036.852 shares at $21.85 per share (cost $1,704,574)                                $      2,185,805
       CVS Social Mid Cap Growth Portfolio (Mid Cap) -
         33,039.823 shares at $28.29 per share (cost $773,589)                                            934,697
       CVS Social Small Cap Growth Portfolio (Small Cap) -
         83,040.487 shares at $15.38 per share (cost $1,220,372)                                        1,277,163
       CVS Social Equity Portfolio (Equity) -
         22,289.185 shares at $19.48 per share (cost $346,212)                                            434,193
       CVS Income Portfolio (Income) -
         482,692.187 shares at $16.02 per share (cost $7,817,071)                                       7,732,729
    American Century Variable Portfolios, Inc. (American Century):
       VP Income & Growth Portfolio (Income & Growth) -
         1,093,517.185 shares at $8.63 per share (cost $7,435,755)                                      9,437,053
       VP Value Portfolio (Value) -
         29,682.269 shares at $8.74 per share (cost $236,157)                                             259,423
    AIM Variable Insurance Funds (AIM):
       AIM V.I. Dynamics Portfolio - Series I (Dynamics) -
         92,991.375 shares at $17.15 per share (cost $1,225,186)                                        1,594,802
    Summit Mutual Funds, Inc. Summit Pinnacle Series (Summit):
       S&P MidCap 400 Index Portfolio (S&P MidCap) -
         81,739.358 shares at $69.23 per share (cost $4,535,434)                                        5,658,816
       Russell 2000 Small Cap Index Portfolio (Russell Small Cap) -
         54,358.293 shares at $74.19 per share (cost $3,120,395)                                        4,032,842
       Nasdaq-100 Index Portfolio (Nasdaq-100 Index) -
         97,118.138 shares at $24.47 per share (cost $2,012,156)                                        2,376,481
       EAFE International Index Portfolio (EAFE Intl.) -
         4,443.532 shares at $98.66 per share (cost $330,860)                                             438,399
    Third Avenue Variable Series Trust (Third Avenue):
       Third Avenue Value Portfolio (Value) -
         739,728.753 shares at $29.84 per share (cost $16,055,167)                                     22,073,506
    Dreyfus Investment Portfolios (Dreyfus):
       MidCap Stock Portfolio - Service Shares (MidCap) -
         99,530.547 shares at $17.32 per share (cost $1,650,789)                                        1,723,869
                                                                                                --------------------

    NET ASSETS REPRESENTING EQUITY OF POLICYOWNERS                                               $    515,350,920
                                                                                                ====================

The accompanying notes are an integral part of these financial statements.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------
                                                                              Equity-Income IC
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $      1,308,040
   Mortality and expense risk charge                                                   (332,015)
                                                                              ------------------
Net investment income(loss)                                                             976,025
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                    4,790,052
   Net realized gain(loss) on sale of fund shares                                       307,598
                                                                              ------------------
Net realized gain(loss)                                                               5,097,650
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          978,399
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      7,052,074
                                                                              ==================



                                                                                        Equity-Income IC
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        976,025   $        238,493
   Net realized gain(loss)                                                            5,097,650          1,296,411
   Net change in unrealized appreciation/depreciation                                   978,399            133,171
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    7,052,074          1,668,075
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                4,507,539          3,908,410
   Subaccounts transfers (including fixed account), net                               3,197,921          2,199,746
   Transfers for policyowner benefits and terminations                               (3,217,601)        (2,465,036)
   Policyowner maintenance charges                                                   (2,681,738)        (2,339,158)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                  1,806,121          1,303,962
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                8,858,195          2,972,037
Net assets at beginning of period                                                    35,616,381         32,644,344
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     44,474,576   $     35,616,381
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                   Fidelity
--------------------------------------------------------------------------------------------------------------------
 Equity-Income SC                           Growth IC                              Growth SC
-------------------                    -------------------                    -------------------

        2006                                   2006                                   2006
-------------------                    -------------------                    -------------------

 $         48,660                       $        151,667                       $          2,429
          (16,151)                              (334,509)                               (11,337)
-------------------                    -------------------                    -------------------
           32,509                               (182,842)                                (8,908)
-------------------                    -------------------                    -------------------


          199,217                                   ----                                   ----
            6,977                               (269,868)                                 2,145
-------------------                    -------------------                    -------------------
          206,194                               (269,868)                                 2,145
-------------------                    -------------------                    -------------------

           70,351                              2,707,858                                 66,837
-------------------                    -------------------                    -------------------


 $        309,054                       $      2,255,148                       $         60,074
===================                    ===================                    ===================

          Equity-Income SC                           Growth IC                              Growth SC
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $         32,509    $          4,397   $       (182,842)  $       (139,060)   $         (8,908)  $         (3,679)
          206,194              30,535           (269,868)          (648,714)              2,145               (432)
           70,351               1,894          2,707,858          2,583,772              66,837             36,853
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          309,054              36,826          2,255,148          1,795,998              60,074             32,742
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


          127,085             190,017          4,243,022          4,386,738             135,745            187,637
          998,556              62,135             20,241           (609,637)            447,364             70,587
           (8,115)            (19,320)        (3,500,423)        (2,864,285)             (8,803)           (24,501)
          (96,030)            (50,781)        (2,811,606)        (2,858,373)            (69,011)           (43,736)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
        1,021,496             182,051         (2,048,766)        (1,945,557)            505,295            189,987
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        1,330,550             218,877            206,382           (149,559)            565,369            222,729
          925,849             706,972         39,180,550         39,330,109             858,367            635,638
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      2,256,399    $        925,849   $     39,386,932   $     39,180,550    $      1,423,736   $        858,367
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------
                                                                               High Income IC
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $        707,150
   Mortality and expense risk charge                                                    (72,257)
                                                                              ------------------
Net investment income(loss)                                                             634,893
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                        15,209
                                                                              ------------------
Net realized gain(loss)                                                                  15,209
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          215,390
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $        865,492
                                                                              ==================


                                                                                         High Income IC
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        634,893   $      1,156,290
   Net realized gain(loss)                                                               15,209             75,924
   Net change in unrealized appreciation/depreciation                                   215,390         (1,092,738)
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                      865,492            139,476
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  975,176            933,538
   Subaccounts transfers (including fixed account), net                                 955,236           (399,053)
   Transfers for policyowner benefits and terminations                                 (680,555)          (887,425)
   Policyowner maintenance charges                                                     (616,455)          (575,488)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                    633,402           (928,428)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                1,498,894           (788,952)
Net assets at beginning of period                                                     7,980,552          8,769,504
                                                                              ------------------ -------------------
Net assets at end of period                                                    $      9,479,446   $      7,980,552
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                  Fidelity
--------------------------------------------------------------------------------------------------------------------
  High Income SC                           Overseas IC                            Overseas SC
-------------------                    -------------------                    -------------------

       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $         77,312                       $        179,109                       $          3,042
           (7,767)                              (182,223)                                (9,243)
-------------------                    -------------------                    -------------------
           69,545                                 (3,114)                                (6,201)
-------------------                    -------------------                    -------------------


             ----                                124,515                                  2,368
            4,241                                146,916                                  8,011
-------------------                    -------------------                    -------------------
            4,241                                271,431                                 10,379
-------------------                    -------------------                    -------------------

           10,325                              3,285,603                                152,240
-------------------                    -------------------                    -------------------


 $         84,111                       $      3,553,920                       $        156,418
===================                    ===================                    ===================

           High Income SC                           Overseas IC                            Overseas SC
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $         69,545    $         61,504   $         (3,114)  $        (35,284)   $         (6,201)  $           (905)
            4,241              17,130            271,431              8,720              10,379              4,872
           10,325             (72,003)         3,285,603          2,917,998             152,240             43,623
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

           84,111               6,631          3,553,920          2,891,434             156,418             47,590
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


           45,347              38,576          2,668,266          1,993,424              53,216            126,920
          609,204            (124,034)         2,672,573          1,499,873             822,023             18,990
          (30,066)             (7,834)        (1,734,649)          (923,378)             (6,453)              ----
          (48,844)            (25,236)        (1,507,285)        (1,132,984)            (54,301)           (14,353)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
          575,641            (118,528)         2,098,905          1,436,935             814,485            131,557
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          659,752            (111,897)         5,652,825          4,328,369             970,903            179,147
          387,674             499,571         19,509,800         15,181,431             379,383            200,236
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      1,047,426    $        387,674   $     25,162,625   $     19,509,800    $      1,350,286   $        379,383
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                        FOR THE PERIODS ENDED DECEMBER 31
                                                                                            Fidelity
                                                                              --------------------------------------
                                                                                Asset Mgr. IC
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $        570,841
   Mortality and expense risk charge                                                   (182,700)
                                                                              ------------------
Net investment income(loss)                                                             388,141
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                      (162,028)
                                                                              ------------------
Net realized gain(loss)                                                                (162,028)
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        1,025,276
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      1,251,389
                                                                              ==================


                                                                                          Asset Mgr. IC
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        388,141   $        409,856
   Net realized gain(loss)                                                             (162,028)          (236,808)
   Net change in unrealized appreciation/depreciation                                 1,025,276            476,927
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    1,251,389            649,975
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                1,599,765          1,911,535
   Subaccounts transfers (including fixed account), net                                (939,431)          (601,775)
   Transfers for policyowner benefits and terminations                               (2,140,558)        (1,926,626)
   Policyowner maintenance charges                                                   (1,540,414)        (1,701,962)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                 (3,020,638)        (2,318,828)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                               (1,769,249)        (1,668,853)
Net assets at beginning of period                                                    21,618,246         23,287,099
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     19,848,997   $     21,618,246
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                   Fidelity
--------------------------------------------------------------------------------------------------------------------
                                                                                  Contrafund
  Asset Mgr. SC                           Inv. Bond IC                                IC
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $          5,097                       $        494,282                       $        482,000
           (1,818)                              (104,492)                              (299,695)
-------------------                    -------------------                    -------------------
            3,279                                389,790                                182,305
-------------------                    -------------------                    -------------------


             ----                                 29,598                              3,131,763
            1,502                                (37,655)                               813,487
-------------------                    -------------------                    -------------------
            1,502                                 (8,057)                             3,945,250
-------------------                    -------------------                    -------------------

            7,565                                 64,786                               (285,901)
-------------------                    -------------------                    -------------------


 $         12,346                       $        446,519                       $      3,841,654
===================                    ===================                    ===================


            Asset Mgr. SC                          Inv. Bond IC                           Contrafund IC
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $          3,279    $          4,093   $        389,790   $        373,885    $        182,305   $       (160,357)
            1,502               2,865             (8,057)           242,960           3,945,250            410,987
            7,565              (2,554)            64,786           (448,486)           (285,901)         4,278,516
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

           12,346               4,404            446,519            168,359           3,841,654          4,529,146
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


           30,619              30,942          1,639,982          1,831,250           4,121,085          3,983,830
           (8,298)             (6,955)           373,762           (471,887)          2,385,124          3,502,505
             (228)            (55,518)          (967,894)        (1,110,481)         (2,656,499)        (2,247,462)
          (17,044)            (20,884)          (989,988)        (1,003,463)         (2,572,855)        (2,183,316)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
            5,049             (52,415)            55,862           (754,581)          1,276,855          3,055,557
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

           17,395             (48,011)           502,381           (586,222)          5,118,509          7,584,703
          194,836             242,847         12,694,265         13,280,487          34,464,889         26,880,186
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $        212,231    $        194,836   $     13,196,646   $     12,694,265    $     39,583,398   $     34,464,889
=================== ================== =================== ================== =================== ==================


                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------
                                                                                Contrafund SC
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $         18,094
   Mortality and expense risk charge                                                    (15,151)
                                                                              ------------------
Net investment income(loss)                                                               2,943
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      151,219
   Net realized gain(loss) on sale of fund shares                                        16,997
                                                                              ------------------
Net realized gain(loss)                                                                 168,216
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          (10,015)
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $        161,144
                                                                              ==================


                                                                                          Contrafund SC
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $          2,943   $         (6,025)
   Net realized gain(loss)                                                              168,216             14,006
   Net change in unrealized appreciation/depreciation                                   (10,015)           123,477
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                      161,144            131,458
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  161,230            181,224
   Subaccounts transfers (including fixed account), net                                 705,850            113,394
   Transfers for policyowner benefits and terminations                                  (35,485)           (32,633)
   Policyowner maintenance charges                                                      (75,842)           (45,639)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                    755,753            216,346
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                  916,897            347,804
Net assets at beginning of period                                                     1,058,838            711,034
                                                                              ------------------ -------------------
Net assets at end of period                                                    $      1,975,735   $      1,058,838
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                  Fidelity
--------------------------------------------------------------------------------------------------------------------
    Asset Mgr.                             Asset Mgr.
      Gr. IC                                Gr. SC                                MidCap IC
-------------------                    -------------------                    -------------------

       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $         61,453                       $          1,233                       $            481
          (24,695)                                  (581)                                (1,107)
-------------------                    -------------------                    -------------------
           36,758                                    652                                   (626)
-------------------                    -------------------                    -------------------


             ----                                   ----                                 16,286
          (18,651)                                   233                                  2,968
-------------------                    -------------------                    -------------------
          (18,651)                                   233                                 19,254
-------------------                    -------------------                    -------------------

          156,014                                  2,801                                 (2,628)
-------------------                    -------------------                    -------------------


 $        174,121                       $          3,686                       $         16,000
===================                    ===================                    ===================

          Asset Mgr. Gr. IC                      Asset Mgr. Gr. SC                          MidCap IC
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $         36,758    $         51,202   $            652   $            794    $           (626)  $           (646)
          (18,651)            (41,871)               233                173              19,254              3,281
          156,014              77,456              2,801                783              (2,628)            13,964
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          174,121              86,787              3,686              1,750              16,000             16,599
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


          337,513             381,491              4,929              4,400              62,329             57,510
         (233,253)           (265,765)                33                  7              14,712              1,432
         (169,717)           (281,467)                 1               ----              (3,935)            (4,367)
         (217,156)           (243,786)            (1,762)            (1,706)            (23,796)           (21,381)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
         (282,613)           (409,527)             3,201              2,701              49,310             33,194
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

         (108,492)           (322,740)             6,887              4,451              65,310             49,793
        3,081,137           3,403,877             60,528             56,077             122,921             73,128
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      2,972,645    $      3,081,137   $         67,415   $         60,528    $        188,231   $        122,921
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                              Alger
                                                                              --------------------------------------
                                                                                  Balanced
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $        119,454
   Mortality and expense risk charge                                                    (63,223)
                                                                              ------------------
Net investment income(loss)                                                              56,231
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      402,895
   Net realized gain(loss) on sale of fund shares                                        73,956
                                                                              ------------------
Net realized gain(loss)                                                                 476,851
                                                                              ------------------

Change in unrealized appreciation/depreciation                                         (252,592)
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $        280,490
                                                                              ==================


                                                                                            Balanced
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $         56,231   $         62,844
   Net realized gain(loss)                                                              476,851             44,445
   Net change in unrealized appreciation/depreciation                                  (252,592)           451,871
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                      280,490            559,160
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  874,242          1,106,674
   Subaccounts transfers (including fixed account), net                                (502,524)           (92,081)
   Transfers for policyowner benefits and terminations                                 (471,930)          (535,196)
   Policyowner maintenance charges                                                     (625,770)          (648,933)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                   (725,982)          (169,536)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                 (445,492)           389,624
Net assets at beginning of period                                                     8,132,865          7,743,241
                                                                              ------------------ -------------------
Net assets at end of period                                                    $      7,687,373   $      8,132,865
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                       MFS
--------------------------------------------------------------------------------------------------------------------
                                                                                     New
  Strategic Inc.                           Utilities                              Discovery
-------------------                    -------------------                    -------------------

       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $        131,825                       $        248,581                       $           ----
          (20,450)                               (99,706)                               (34,227)
-------------------                    -------------------                    -------------------
          111,375                                148,875                                (34,227)
-------------------                    -------------------                    -------------------


           17,627                                472,067                                 78,820
           (2,873)                               467,665                                 87,025
-------------------                    -------------------                    -------------------
           14,754                                939,732                                165,845
-------------------                    -------------------                    -------------------

           24,202                              2,339,658                                365,213
-------------------                    -------------------                    -------------------


 $        150,331                       $      3,428,265                       $        496,831
===================                    ===================                    ===================

           Strategic Inc.                            Utilities                            New Discovery
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $        111,375    $        125,889   $        148,875   $        (22,713)   $        (34,227)  $        (32,819)
           14,754              16,506            939,732            396,582             165,845            (11,047)
           24,202            (117,928)         2,339,658          1,173,028             365,213            211,144
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          150,331              24,467          3,428,265          1,546,897             496,831            167,278
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


          416,627             411,636          1,228,589          1,391,253             507,763            613,271
          275,146             400,519            179,726          1,159,268            (439,862)          (302,959)
         (292,137)           (149,360)          (762,725)          (939,859)           (281,958)          (264,944)
         (230,137)           (210,554)        (1,006,200)          (946,725)           (312,205)          (325,245)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
          169,499             452,241           (360,610)           663,937            (526,262)          (279,877)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          319,830             476,708          3,067,655          2,210,834             (29,431)          (112,599)
        2,596,526           2,119,818         11,967,992          9,757,158           4,269,309          4,381,908
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      2,916,356    $      2,596,526   $     15,035,647   $     11,967,992    $      4,239,878   $      4,269,309
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Van Kampen
                                                                              --------------------------------------
                                                                              Emerging Markets
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $         97,093
   Mortality and expense risk charge                                                   (101,787)
                                                                              ------------------
Net investment income(loss)                                                              (4,694)
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      298,188
   Net realized gain(loss) on sale of fund shares                                       680,079
                                                                              ------------------
Net realized gain(loss)                                                                 978,267
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        2,960,258
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      3,933,831
                                                                              ==================


                                                                                        Emerging Markets
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $         (4,694)  $        (29,261)
   Net realized gain(loss)                                                              978,267            358,534
   Net change in unrealized appreciation/depreciation                                 2,960,258          1,777,397
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    3,933,831          2,106,670
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                1,214,035            812,444
   Subaccounts transfers (including fixed account), net                               2,445,424          2,672,891
   Transfers for policyowner benefits and terminations                                 (716,242)          (317,440)
   Policyowner maintenance charges                                                     (892,490)          (535,298)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                  2,050,727          2,632,597
                                                                              ------------------ -------------------
Total increase(decrease) in net assets                                                5,984,558          4,739,267
Net assets at beginning of period                                                    10,143,566          5,404,299
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     16,128,124   $     10,143,566
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                    Van Kampen
--------------------------------------------------------------------------------------------------------------------
   Global Value                           Intl. Magnum                          U.S. Real Estate
------------------                     -------------------                    -------------------

       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $        103,015                       $          2,830                       $        128,730
          (51,332)                               (24,005)                               (95,888)
-------------------                    -------------------                    -------------------
           51,683                                (21,175)                                32,842
-------------------                    -------------------                    -------------------


          253,180                                227,112                                772,851
          167,120                                118,670                                587,024
-------------------                    -------------------                    -------------------
          420,300                                345,782                              1,359,875
-------------------                    -------------------                    -------------------

          736,392                                334,668                              2,301,710
-------------------                    -------------------                    -------------------


 $      1,208,375                       $        659,275                       $      3,694,427
===================                    ===================                    ===================

            Global Value                           Intl. Magnum                         U.S. Real Estate
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $         51,683    $         12,870   $        (21,175)  $         10,782    $         32,842   $         38,689
          420,300             113,455            345,782             47,071           1,359,875            697,364
          736,392             168,111            334,668            195,025           2,301,710            629,663
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        1,208,375             294,436            659,275            252,878           3,694,427          1,365,716
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


          654,840             828,916            304,956            297,373           1,103,520          1,017,692
           37,569             159,934            309,602            237,124             504,884            548,427
         (426,887)           (300,346)          (222,939)          (205,659)           (639,962)          (373,497)
         (388,996)           (395,254)          (178,085)          (169,509)           (805,142)          (667,306)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
         (123,474)            293,250            213,534            159,329             163,300            525,316
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        1,084,901             587,686            872,809            412,207           3,857,727          1,891,032
        6,096,180           5,508,494          2,762,350          2,350,143           9,945,881          8,054,849
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      7,181,081    $      6,096,180   $      3,635,159   $      2,762,350    $     13,803,608   $      9,945,881
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Ameritas
                                                                              --------------------------------------
                                                                                 Core Strat.
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $        161,598
   Mortality and expense risk charge                                                   (182,450)
                                                                              ------------------
Net investment income(loss)                                                             (20,852)
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      610,226
   Net realized gain(loss) on sale of fund shares                                       384,668
                                                                              ------------------
Net realized gain(loss)                                                                 994,894
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        3,388,550
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      4,362,592
                                                                              ==================


                                                                                           Core Strat.
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        (20,852)  $        (51,031)
   Net realized gain(loss)                                                              994,894            327,850
   Net change in unrealized appreciation/depreciation                                 3,388,550          1,175,712
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    4,362,592          1,452,531
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                2,937,289          2,916,527
   Subaccounts transfers (including fixed account), net                               1,690,053           (308,249)
   Transfers for policyowner benefits and terminations                               (1,845,395)        (1,266,388)
   Policyowner maintenance charges                                                   (1,671,729)        (1,500,806)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                  1,110,218           (158,916)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                5,472,810          1,293,615
Net assets at beginning of period                                                    20,277,572         18,983,957
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     25,750,382   $     20,277,572
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                        Ameritas
--------------------------------------------------------------------------------------------------------------------
Income and Growth                            Index 500                               MidCap
-------------------                    -------------------                    -------------------

       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $        398,628                       $        459,387                       $           ----
         (393,079)                              (229,506)                              (192,282)
-------------------                    -------------------                    -------------------
            5,549                                229,881                               (192,282)
-------------------                    -------------------                    -------------------


             ----                                   ----                              2,584,601
           88,759                                127,990                                616,989
-------------------                    -------------------                    -------------------
           88,759                                127,990                              3,201,590
-------------------                    -------------------                    -------------------

        4,187,250                              3,507,369                             (1,177,075)
-------------------                    -------------------                    -------------------


 $      4,281,558                       $      3,865,240                       $      1,832,233
===================                    ===================                    ===================

          Income and Growth                          Index 500                               MidCap
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $          5,549    $         58,130   $        229,881   $        214,185    $       (192,282)  $       (183,743)
           88,759             (88,524)           127,990           (230,181)          3,201,590          2,068,586
        4,187,250             940,996          3,507,369          1,029,276          (1,177,075)           294,495
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        4,281,558             910,602          3,865,240          1,013,280           1,832,233          2,179,338
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


        5,373,396           2,054,832          3,340,407          3,733,599           2,363,859          2,616,649
       (4,193,329)         39,421,156         (2,330,837)        (1,512,972)           (985,534)          (430,023)
       (3,363,007)         (1,032,282)        (2,095,819)        (1,798,739)         (1,879,900)        (1,506,816)
       (3,595,168)         (1,248,395)        (2,169,027)        (2,322,615)         (1,591,929)        (1,612,995)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
       (5,778,108)         39,195,311         (3,255,276)        (1,900,727)         (2,093,504)          (933,185)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

       (1,496,550)         40,105,913            609,964           (887,447)           (261,271)         1,246,153
       50,887,285          10,781,372         28,628,970         29,516,417          23,516,272         22,270,119
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $     49,390,735    $     50,887,285   $     29,238,934   $     28,628,970    $     23,255,001   $     23,516,272
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Ameritas
                                                                              --------------------------------------
                                                                                Money Market
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $        823,674
   Mortality and expense risk charge                                                   (142,335)
                                                                              ------------------
Net investment income(loss)                                                             681,339
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                          ----
                                                                              ------------------
Net realized gain(loss)                                                                    ----
                                                                              ------------------

Change in unrealized appreciation/depreciation                                             ----
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $        681,339
                                                                              ==================


                                                                                          Money Market
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        681,339   $        419,424
   Net realized gain(loss)                                                                 ----               ----
   Net change in unrealized appreciation/depreciation                                      ----               ----
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                      681,339            419,424
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                               13,508,241         15,076,687
   Subaccounts transfers (including fixed account), net                              (9,697,064)       (11,419,574)
   Transfers for policyowner benefits and terminations                               (3,818,292)        (5,039,854)
   Policyowner maintenance charges                                                   (1,792,515)        (2,027,354)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                 (1,799,630)        (3,410,095)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                               (1,118,291)        (2,990,671)
Net assets at beginning of period                                                    18,406,353         21,397,024
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     17,288,062   $     18,406,353
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                       Ameritas
--------------------------------------------------------------------------------------------------------------------
     Small Cap                           Small Co. Equity                        Focused MidCap
-------------------                    -------------------                    -------------------

       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $           ----                       $           ----                       $          9,784
         (138,368)                               (41,634)                               (88,426)
-------------------                    -------------------                    -------------------
         (138,368)                               (41,634)                               (78,642)
-------------------                    -------------------                    -------------------


             ----                                531,470                                893,699
         (475,400)                               100,680                                123,729
-------------------                    -------------------                    -------------------
         (475,400)                               632,150                              1,017,428
-------------------                    -------------------                    -------------------

        3,500,953                               (234,042)                               527,377
-------------------                    -------------------                    -------------------


 $      2,887,185                       $        356,474                       $      1,466,163
===================                    ===================                    ===================

              Small Cap                          Small Co. Equity                        Focused MidCap
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

 $       (138,368)   $       (129,257)  $        (41,634)  $        (41,530)   $        (78,642)  $        (48,450)
         (475,400)           (722,377)           632,150            443,530           1,017,428            301,240
        3,500,953           1,098,389           (234,042)          (544,113)            527,377            155,061
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        2,887,185             246,755            356,474           (142,113)          1,466,163            407,851
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


        1,910,482           2,051,468            799,374            969,775           2,075,494          1,672,426
         (409,297)           (611,946)          (545,053)           214,819           2,076,776          1,609,300
       (1,626,489)         (1,139,302)          (329,252)          (279,753)           (720,227)          (341,377)
       (1,191,176)         (1,173,602)          (441,326)          (479,858)           (967,099)          (684,732)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
       (1,316,480)           (873,382)          (516,257)           424,983           2,464,944          2,255,617
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        1,570,705            (626,627)          (159,783)           282,870           3,931,107          2,663,468
       15,231,749          15,858,376          5,492,529          5,209,659           9,598,363          6,934,895
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $     16,802,454    $     15,231,749   $      5,332,746   $      5,492,529    $     13,529,470   $      9,598,363
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                        FOR THE PERIODS ENDED DECEMBER 31


                                                                                             Calvert
                                                                              --------------------------------------
                                                                                  Balanced
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $         30,256
   Mortality and expense risk charge                                                    (10,475)
                                                                              ------------------
Net investment income(loss)                                                              19,781
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       23,217
   Net realized gain(loss) on sale of fund shares                                        25,004
                                                                              ------------------
Net realized gain(loss)                                                                  48,221
                                                                              ------------------

Change in unrealized appreciation/depreciation                                           30,712
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $         98,714
                                                                              ==================


                                                                                            Balanced
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $         19,781   $         12,804
   Net realized gain(loss)                                                               48,221             12,591
   Net change in unrealized appreciation/depreciation                                    30,712             29,916
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                       98,714             55,311
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  156,243            192,822
   Subaccounts transfers (including fixed account), net                                  13,874             65,126
   Transfers for policyowner benefits and terminations                                  (93,104)           (78,132)
   Policyowner maintenance charges                                                     (103,620)           (98,139)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                    (26,607)            81,677
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                   72,107            136,988
Net assets at beginning of period                                                     1,277,301          1,140,313
                                                                              ------------------ -------------------
Net assets at end of period                                                    $      1,349,408   $      1,277,301
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                         Calvert
--------------------------------------------------------------------------------------------------------------------
   Intl. Equity                              Mid Cap                                Small Cap
-------------------                    -------------------                    -------------------

       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $         11,136                       $           ----                       $           ----
          (12,850)                                (7,072)                               (10,401)
-------------------                    -------------------                    -------------------
           (1,714)                                (7,072)                               (10,401)
-------------------                    -------------------                    -------------------


          102,399                                   ----                                   ----
           60,488                                 31,122                                 20,172
-------------------                    -------------------                    -------------------
          162,887                                 31,122                                 20,172
-------------------                    -------------------                    -------------------

          238,279                                 33,371                                   (555)
-------------------                    -------------------                    -------------------


 $        399,452                       $         57,421                       $          9,216
===================                    ===================                    ===================

             Intl. Equity                               Mid Cap                              Small Cap
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $         (1,714)   $         (4,050)  $         (7,072)  $         (7,581)   $        (10,401)  $        (11,544)
          162,887              20,656             31,122             20,729              20,172             12,062
          238,279              88,499             33,371            (17,721)               (555)          (165,913)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          399,452             105,105             57,421             (4,573)              9,216           (165,395)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


          211,697             221,462            151,020            184,501             191,754            248,642
          493,794             162,160            (66,800)           (70,905)           (164,989)          (119,075)
          (46,204)            (51,606)           (59,051)           (79,159)            (56,381)           (95,041)
         (123,884)           (100,374)           (78,170)           (92,160)            (98,047)          (121,211)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
          535,403             231,642            (53,001)           (57,723)           (127,663)           (86,685)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          934,855             336,747              4,420            (62,296)           (118,447)          (252,080)
        1,250,950             914,203            930,277            992,573           1,395,610          1,647,690
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      2,185,805    $      1,250,950   $        934,697   $        930,277    $      1,277,163   $      1,395,610
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                             Calvert
                                                                              --------------------------------------
                                                                                   Equity
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $           ----
   Mortality and expense risk charge                                                     (3,000)
                                                                              ------------------
Net investment income(loss)                                                              (3,000)
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                         9,680
                                                                              ------------------
Net realized gain(loss)                                                                   9,680
                                                                              ------------------

Change in unrealized appreciation/depreciation                                           30,669
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $         37,349
                                                                              ==================


                                                                                             Equity
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $         (3,000)  $         (2,516)
   Net realized gain(loss)                                                                9,680              5,221
   Net change in unrealized appreciation/depreciation                                    30,669             11,995
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                       37,349             14,700
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                   76,336             85,579
   Subaccounts transfers (including fixed account), net                                     811             (7,997)
   Transfers for policyowner benefits and terminations                                  (32,601)           (18,603)
   Policyowner maintenance charges                                                      (36,619)           (39,896)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                      7,927             19,083
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                   45,276             33,783
Net assets at beginning of period                                                       388,917            355,134
                                                                              ------------------ -------------------
Net assets at end of period                                                    $        434,193   $        388,917
                                                                              ================== ===================


The accompanying notes are an integral part of these financial statements.

               Calvert                                               American Century
-------------------------------------- -----------------------------------------------------------------------------
      Income                            Income & Growth                              Value
-------------------                    ------------------                     ------------------

       2006                                   2006                                  2006
-------------------                    -------------------                    ------------------
 $        306,548                       $        124,642                       $          2,747
          (47,074)                               (59,540)                                (1,491)
-------------------                    -------------------                    ------------------
          259,474                                 65,102                                  1,256
-------------------                    -------------------                    ------------------


           28,060                                   ----                                 17,326
              170                                 61,343                                  1,043
-------------------                    -------------------                    ------------------
           28,230                                 61,343                                 18,369
-------------------                    -------------------                    ------------------

            2,278                              1,106,711                                 17,056
-------------------                    -------------------                    ------------------


 $        289,982                       $      1,233,156                       $         36,681
===================                    ===================                    ==================

               Income                             Income & Growth                             Value
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $        259,474    $         93,603   $         65,102   $         57,862    $          1,256   $            (63)
           28,230              20,371             61,343             39,375              18,369             10,357
            2,278             (34,072)         1,106,711            132,213              17,056             (2,863)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          289,982              79,902          1,233,156            229,450              36,681              7,431
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


        1,260,776             892,840          1,688,578          1,483,501              65,868             64,154
        3,099,650           1,509,851          1,391,212            821,274              10,655             54,993
         (312,435)           (143,443)          (569,146)          (243,643)            (13,831)              (326)
         (578,350)           (312,567)          (738,038)          (568,875)            (27,072)           (24,377)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
        3,469,641           1,946,681          1,772,606          1,492,257              35,620             94,444
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        3,759,623           2,026,583          3,005,762          1,721,707              72,301            101,875
        3,973,106           1,946,523          6,431,291          4,709,584             187,122             85,247
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      7,732,729    $      3,973,106   $      9,437,053   $      6,431,291    $        259,423   $        187,122
=================== ================== =================== ================== =================== ===================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                               AIM
                                                                              --------------------------------------
                                                                                  Dynamics
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $           ----
   Mortality and expense risk charge                                                    (11,000)
                                                                              ------------------
Net investment income(loss)                                                             (11,000)
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                        83,979
                                                                              ------------------
Net realized gain(loss)                                                                  83,979
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          124,527
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $        197,506
                                                                              ==================


                                                                                            Dynamics
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        (11,000)  $         (9,767)
   Net realized gain(loss)                                                               83,979             64,100
   Net change in unrealized appreciation/depreciation                                   124,527             62,776
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                      197,506            117,109
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  236,117            354,518
   Subaccounts transfers (including fixed account), net                                  64,419           (152,116)
   Transfers for policyowner benefits and terminations                                  (68,377)           (76,514)
   Policyowner maintenance charges                                                     (111,885)          (119,472)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                    120,274              6,416
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                  317,780            123,525
Net assets at beginning of period                                                     1,277,022          1,153,497
                                                                              ------------------ -------------------
Net assets at end of period                                                    $      1,594,802   $      1,277,022
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                     Summit
--------------------------------------------------------------------------------------------------------------------
       S&P                                  Russell
      MidCap                               Small Cap                           Nasdaq-100 Index
-------------------                    -------------------                    -------------------

       2006                                   2006                                  2006
-------------------                    -------------------                    ------------------
 $         47,530                       $         25,732                       $          3,144
          (43,030)                               (29,536)                               (17,505)
-------------------                    -------------------                    ------------------
            4,500                                 (3,804)                               (14,361)
-------------------                    -------------------                    ------------------


          207,440                                126,973                                   ----
          162,821                                251,635                                137,872
-------------------                    -------------------                    ------------------
          370,261                                378,608                                137,872
-------------------                    -------------------                    ------------------

           91,336                                246,864                                 10,481
-------------------                    -------------------                    ------------------


 $        466,097                       $        621,668                       $        133,992
===================                    ===================                    ==================

             S&P MidCap                          Russell Small Cap                      Nasdaq-100 Index
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $          4,500    $        (11,782)  $         (3,804)  $        (10,326)   $        (14,361)  $         (4,607)
          370,261             258,432            378,608            235,222             137,872            143,289
           91,336             228,779            246,864           (133,225)             10,481           (141,108)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          466,097             475,429            621,668             91,671             133,992             (2,426)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


          747,893             840,184            528,854            644,556             360,459            618,426
          (22,181)            596,230           (258,526)          (256,527)           (157,762)          (269,397)
         (298,073)           (216,169)          (320,634)          (177,281)           (255,319)          (128,409)
         (431,345)           (367,440)          (291,047)          (308,091)           (200,075)          (245,844)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
           (3,706)            852,805           (341,353)           (97,343)           (252,697)           (25,224)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          462,391           1,328,234            280,315             (5,672)           (118,705)           (27,650)
        5,196,425           3,868,191          3,752,527          3,758,199           2,495,186          2,522,836
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      5,658,816    $      5,196,425   $      4,032,842   $      3,752,527    $      2,376,481   $      2,495,186
=================== ================== =================== ================== =================== ===================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                             Summit
                                                                              --------------------------------------
                                                                                 EAFE Intl.
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $          6,108
   Mortality and expense risk charge                                                     (2,530)
                                                                              ------------------
Net investment income(loss)                                                               3,578
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                        7,406
   Net realized gain(loss) on sale of fund shares                                        10,327
                                                                              ------------------
Net realized gain(loss)                                                                  17,733
                                                                              ------------------

Change in unrealized appreciation/depreciation                                           60,070
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $         81,381
                                                                              ==================


                                                                                           EAFE Intl.
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $          3,578   $           ----
   Net realized gain(loss)                                                               17,733              4,142
   Net change in unrealized appreciation/depreciation                                    60,070             26,165
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                       81,381             30,307
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  113,894            123,837
   Subaccounts transfers (including fixed account), net                                  14,744             45,319
   Transfers for policyowner benefits and terminations                                  (18,520)            (6,812)
   Policyowner maintenance charges                                                      (51,124)           (44,810)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                     58,994            117,534
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                  140,375            147,841
Net assets at beginning of period                                                       298,024            150,183
                                                                              ------------------ -------------------
Net assets at end of period                                                    $        438,399   $        298,024
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

            Third Avenue                              Dreyfus
-------------------------------------- --------------------------------------
      Value                                  MidCap
-------------------                    -------------------

       2006                                   2006
-------------------                    -------------------

 $        272,902                       $          2,679
         (161,062)                               (11,978)
-------------------                    -------------------
          111,840                                 (9,299)
-------------------                    -------------------


          929,533                                241,497
          681,102                                 17,248
-------------------                    -------------------
        1,610,635                                258,745
-------------------                    -------------------

        1,103,592                               (154,634)
-------------------                    -------------------


 $      2,826,067                       $         94,812
===================                    ===================


                Value                                 MidCap
-------------------------------------- --------------------------------------

       2006               2005                2006               2005
------------------- ------------------ ------------------ -------------------

 $        111,840    $         89,205   $         (9,299)  $         (9,303)
        1,610,635             682,632            258,745             34,844
        1,103,592           1,440,357           (154,634)            68,004
------------------- ------------------ ------------------ -------------------

        2,826,067           2,212,194             94,812             93,545
------------------- ------------------ ------------------ -------------------


        2,566,400           2,563,444            237,962            294,506
          496,795           1,604,419            250,617             88,404
       (1,147,231)           (653,461)          (124,014)           (37,887)
       (1,476,915)         (1,266,809)          (132,961)          (128,455)
------------------- ------------------ ------------------ -------------------
          439,049           2,247,593            231,604            216,568
------------------- ------------------ ------------------ -------------------

        3,265,116           4,459,787            326,416            310,113
       18,808,390          14,348,603          1,397,453          1,087,340
------------------- ------------------ ------------------ -------------------
 $     22,073,506    $     18,808,390   $      1,723,869   $      1,397,453
=================== ================== ================== ===================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT V
                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIODS ENDED DECEMBER 31, 2006 AND 2005

1.  ORGANIZATION

    Ameritas Variable Life Insurance Company Separate Account V (the Account) was established on August 28, 1985, under Nebraska law by Ameritas Variable Life Insurance Company (AVLIC), a wholly owned subsidiary of Ameritas Life Insurance Corp. (ALIC) (an indirect wholly owned subsidiary of UNIFI Mutual Holding Company). The assets of the Account are segregated from AVLIC's other assets and are used only to support variable life products issued by AVLIC.

    Management believes these financial statements should be read in conjunction with the policyowner statements and policy and fund prospectuses.

    The Account is registered under the Investment Company Act of 1940, as amended, as a unit investment trust. The Account is made up of variable investment options called subaccounts for which accumulation units are separately maintained. Each subaccount corresponds to a single underlying non-publicly traded portfolio issued through a series fund. At December 31, 2006, there are forty-seven subaccounts available within the Account:

    Fidelity Management & Research                         Fidelity Management & Research
      Company (Advisor)                                      Company, continued
      Fidelity (Fund)                                        Fidelity, continued
       *Equity-Income IC (Subaccount)                          *Asset Mgr. Gr. IC
        (Commenced March 6, 1987)                                (Commenced September 13, 1995)
       *Equity-Income SC                                       *Asset Mgr. Gr. SC
        (Commenced November 2, 1999)                             (Commenced February 2, 2000)
       *Growth IC                                              *MidCap IC
        (Commenced March 6, 1987)                                (Commenced April 8, 2003)
       *Growth SC
        (Commenced November 2, 1999)                       Fred Alger Management, Inc.
       *High Income IC                                       Alger
        (Commenced March 6, 1987)                              *Balanced
       *High Income SC                                           (Commenced June 28, 1993)
        (Commenced January 25, 2000)
       *Overseas IC                                        Massachusetts Financial Services Company
        (Commenced March 6, 1987)                            MFS
       *Overseas SC                                            *Strategic Inc.
        (Commenced December 7, 1999)                             (Commenced September 13, 1995)
       *Asset Mgr. IC                                          *Utilities
        (Commenced December 14, 1989)                            (Commenced October 18, 1995)
       *Asset Mgr. SC                                          *New Discovery
        (Commenced November 29, 1999)                            (Commenced November 12, 1999)
       *Inv. Bond IC
        (Commenced June 6, 1991)
       *Contrafund IC
        (Commenced September 5, 1995)
       *Contrafund SC
        (Commenced November 29, 1999)

                                     FS-29

1.  ORGANIZATION, continued

    Morgan Stanley Investment Management                   Calvert Asset Management Company, Inc.,
      Inc. dba "Van Kampen"                                  continued
      Van Kampen                                             (See Note 3)
        *Emerging Markets                                    Calvert, continued
         (Commenced April 8, 1997)                             *Equity
        *Global Value                                            (Commenced May 7, 2002)
         (Commenced April 17, 1997)                            *Income
        *Intl. Magnum                                            (Commenced May 7, 2002)
         (Commenced April 7, 1997)
        *U.S. Real Estate                                  American Century Investment Management, Inc.
         (Commenced April 28, 1997)                          American Century
                                                               *Income & Growth
    Calvert Asset Management Company, Inc.                       (Commenced January 31, 2001)
      (See Note 3)                                             *Value
      Ameritas                                                   (Commenced April 2, 2003)
        *Core Strat.
         (Commenced October 31, 2003)                      AIM Advisors, Inc.
        *Income and Growth                                   AIM
         (Commenced October 29, 1999)                          *Dynamics
        *Index 500                                               (Commenced January 19, 2001)
         (Commenced October 29, 1999)
        *MidCap                                            Summit Investment Partners, Inc.
         (Commenced October 29, 1999)                        (See Note 3)
        *Money Market                                        Summit
         (Commenced October 28, 1999)                          *S&P MidCap
        *Small Cap                                               (Commenced February 13, 2001)
         (Commenced October 29, 1999)                          *Russell Small Cap
        *Small Co. Equity                                        (Commenced February 8, 2001)
         (Commenced January 5, 2001)                           *Nasdaq-100 Index
        *Focused MidCap (formerly Ameritas Select)               (Commenced January 19, 2001)
         (Commenced January 5, 2001)                           *EAFE Intl.
                                                                 (Commenced May 14, 2003)
      Calvert
        *Balanced                                          Third Avenue Management LLC
         (Commenced May 8, 2000)                             Third Avenue
        *Intl. Equity                                          *Value
         (Commenced July 20, 2000)                               (Commenced January 2, 2001)
        *Mid Cap
         (Commenced June 13, 2000)                         The Dreyfus Corporation
        *Small Cap                                           Dreyfus
         (Commenced June 13, 2000)                             *MidCap
                                                                 (Commenced November 1, 2002)

2.  ACCOUNTING POLICIES

    USE OF ESTIMATES
    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

    INVESTMENTS
    The assets of the subaccounts are carried at the net asset value of the underlying portfolios, adjusted for the accrual of dividends. The value of the policyowners' units corresponds to the investment in the underlying subaccounts. The availability of investment portfolio and subaccount options may vary between products. Share transactions and security transactions are accounted for on a trade date basis.

    Income from dividends and gains from realized gain distributions are recorded on the ex-distribution date. Realized gains and losses on the sales of investments represent the difference between the proceeds from sales of investments by the subaccounts and the cost of such shares, which is determined on a weighted average cost basis.

    FEDERAL AND STATE TAXES
    The operations of the Account are included in the federal income tax return of AVLIC, which is taxed as a life insurance company under the Internal Revenue Code. AVLIC has the right to charge the Account any federal income taxes, or provision for federal income taxes, attributable to the operations of the Account or to the policies funded in the Account. Charges for state and local taxes, if any, attributable to the Account may also be made. Currently, AVLIC does not make a charge for income taxes or other taxes.

3.  RELATED PARTIES

    Affiliates of AVLIC provided management, administrative and investment advisory services for the Ameritas, Calvert and Summit subaccounts for a fee. These fees are reflected in the daily value of the underlying portfolio share price. The fee is computed separately for each underlying portfolio on daily average net assets, at an annual rate, as of December 31, 2006 and 2005, as follows:

                                                                      Investment Advisory         Management/
                                                                              Fee            Administrative Fee(1)
                                                                     ----------------------  -----------------------
     Ameritas:
       Core Strat.                                                           0.00750                 0.00050
       Income and Growth                                                     0.00625                 0.00050
       Index 500                                                             0.00240                 0.00050
       MidCap                                                                0.00800                 0.00050
       Money Market                                                          0.00200                 0.00050
       Small Cap                                                             0.00850                 0.00050
       Small Co. Equity                                                      0.01120                 0.00050
       Focused MidCap                                                        0.00920                 0.00050
     Calvert:
       Balanced                                                              0.00425                 0.00275
       Intl. Equity                                                          0.00750                 0.00350
       Mid Cap                                                               0.00650                 0.00250
       Small Cap                                                             0.00750                 0.00250
       Equity                                                                0.00500                 0.00200
       Income                                                                0.00400                 0.00300
     Summit:
       S&P MidCap                                                            0.00300                 0.00100
       Russell Small Cap                                                     0.00350                 0.00100
       Nasdaq-100 Index                                                      0.00350                 0.00100
       EAFE Intl.                                                            0.00560                 0.00100

    (1) The administrative fee for the Ameritas portfolios is .0005 annually, with a $50,000 minimum annual
        -fee.

4.  PURCHASES AND SALES OF INVESTMENTS

    The cost of purchases and proceeds from sales of investments in the subaccounts for the periods ended December 31, 2006 were as follows:

                                                                           Purchases                 Sales
                                                                     ----------------------  -----------------------
    Fidelity:
      Equity-Income IC                                                 $       9,891,224       $        2,319,026
      Equity-Income SC                                                         1,365,759                  112,537
      Growth IC                                                                1,279,242                3,510,850
      Growth SC                                                                  608,949                  112,562
      High Income IC                                                           2,383,306                1,115,011
      High Income SC                                                             748,266                  103,080
      Overseas IC                                                              3,426,064                1,205,759
      Overseas SC                                                                890,948                   80,297
      Asset Mgr. IC                                                              665,156                3,297,653
      Asset Mgr. SC                                                               32,459                   24,132
      Inv. Bond IC                                                             1,830,890                1,355,641
      Contrafund IC                                                            7,566,113                2,975,189
      Contrafund SC                                                            1,019,508                  109,593
      Asset Mgr. Gr. IC                                                          306,225                  552,080
      Asset Mgr. Gr. SC                                                            5,994                    2,142
      MidCap IC                                                                   90,584                   25,614

    Alger:
      Balanced                                                                 1,011,584                1,278,441

    MFS:
      Strategic Inc.                                                             718,874                  420,373
      Utilities                                                                2,292,997                2,032,664
      New Discovery                                                              552,805                1,034,474

    Van Kampen:
      Emerging Markets                                                         4,539,291                2,195,070
      Global Value                                                             1,061,546                  880,157
      Intl. Magnum                                                             1,102,574                  683,102
      U.S. Real Estate                                                         2,723,241                1,754,248

    Ameritas:
      Core Strat.                                                              3,492,022                1,792,430
      Income and Growth                                                          815,696                6,588,255
      Index 500                                                                1,407,487                4,432,882
      MidCap                                                                   3,699,686                3,400,871
      Money Market                                                            10,928,664               12,050,553
      Small Cap                                                                1,004,877                2,459,725
      Small Co. Equity                                                         1,349,413                1,375,834
      Focused MidCap                                                           4,002,434                  722,433


                                     FS-32


4.  PURCHASES AND SALES OF INVESTMENTS, continued

                                                                           Purchases                 Sales
                                                                     ----------------------  -----------------------
    Calvert:
      Balanced                                                         $         231,572       $          215,181
      Intl. Equity                                                               904,835                  268,747
      Mid Cap                                                                    111,681                  171,754
      Small Cap                                                                  110,080                  248,145
      Equity                                                                      61,385                   56,458
      Income                                                                   3,932,581                  175,406

    American Century:
      Income & Growth                                                          2,240,508                  402,800
      Value                                                                       95,075                   40,873

    AIM:
      Dynamics                                                                   529,397                  420,123

    Summit:
      S&P MidCap                                                               1,122,637                  914,402
      Russell Small Cap                                                        1,035,854                1,254,039
      Nasdaq-100 Index                                                           730,266                  997,325
      EAFE Intl.                                                                 121,850                   51,873

    Third Avenue:
      Value                                                                    3,947,346                2,466,925

    Dreyfus:
      MidCap                                                                     881,524                  417,721

5.  UNIT VALUES

    The unit value, units, net assets, investment income ratio (Inv. Income Ratio), expense ratio and total return (certain of which are defined below) are included in the following table (amounts have been rounded).

    Inv. Income Ratio - The Inv. Income Ratio represents the dividend distributions received divided by average daily net assets. This ratio excludes the mortality and expense risk charge and is affected by the timing of the declaration of dividends by the underlying fund portfolio.

    Expense Ratio - The Expense Ratio represents the annualized contract expenses of the subaccounts for the period indicated and includes only those expenses that are charged through a reduction of the unit value. Included in this category are mortality and expense charges. These fees range between .70 percent and 1.20 percent (annualized) of net assets, depending on the product selected. Expenses of the underlying fund portfolios and charges made directly to policyowner accounts through the redemption of units are excluded. For this separate account, charges made through the redemption of units ranged from $5 to $16 per policy monthly, depending on the product selected. On all life insurance policies, cost of insurance is charged to each policyowner monthly through the redemption of units. The cost of insurance is determined based upon several variables, including the policyowners death benefit amount and account value.

    Total Return - The Total Return represents the change in the unit value reported year-to-date, however, subaccounts which commenced during a year, as shown in Note 1, are based on shorter return periods. These percentages do not include any expenses assessed through the redemption of units. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

    Total returns and expense ratios in this disclosure may not be applicable to all policies.

                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units          ($)        Ratio %       Ratio %           Return %
                    ------------------- ------------ -------------- ----------- ---------------- -------------------
                       Min      Max                                               Min     Max      Min       Max
 Fidelity:
 Equity-Income IC
 2006                  42.55   68.38        941,858     44,474,576     3.32       0.70    1.20     18.76     19.36
 2005                  35.65   57.58        858,784     35,616,381     1.58       0.70    1.20      4.61      5.13
 2004                  33.91   55.04        777,296     32,644,344     1.45       0.70    1.20     10.20     10.75
 2003                  30.61   49.95        674,212     27,861,124     1.82       0.70    1.20     28.77     29.42
 2002                  23.52   38.79        710,325     22,909,314     1.73       0.70    1.20    (17.94)   (17.52)

 Equity-Income SC
 2006                  32.88   37.81         64,258      2,256,399     2.68       0.90    0.90     19.01     19.01
 2005                  27.63   31.77         29,424        925,849     1.48       0.90    0.90      4.82      4.82
 2004                  30.31   30.31         23,612        706,972     1.09       0.90    0.90     10.38     10.38
 2003                  27.46   27.46         15,728        425,926     1.36       0.90    0.90     29.05     29.05
 2002                  18.50   21.28          9,483        201,400     1.42       0.90    0.90    (17.74)   (17.74)

 Growth IC
 2006                  52.77   60.94        720,772     39,386,932     0.39       0.70    1.20      5.58      6.11
 2005                  49.73   57.72        738,938     39,180,550     0.50       0.70    1.20      4.54      5.07
 2004                  47.33   55.22        757,876     39,330,109     0.26       0.70    1.20      2.14      2.66
 2003                  46.11   54.06        728,966     38,614,974     0.27       0.70    1.20     31.26     31.92
 2002                  34.74   43.52        759,337     30,704,986     0.26       0.70    1.20    (30.94)   (30.59)

 Growth SC
 2006                  34.83   40.58         37,677      1,423,736     0.19       0.90    0.90      5.78      5.78
 2005                  32.92   38.36         22,970        858,367     0.35       0.90    0.90      4.73      4.73
 2004                  36.63   36.63         17,596        635,638     0.15       0.90    0.90      2.34      2.34
 2003                  35.79   35.79         14,141        503,065     0.17       0.90    0.90     31.59     31.59
 2002                  23.34   27.20         11,674        317,524     0.13       0.90    0.90    (31.88)   (30.83)

 High Income IC
 2006                  14.79   32.56        658,649      9,479,446     8.14       0.70    1.20      9.91     10.47
 2005                  13.39   29.62        580,842      7,980,552    15.15       0.70    1.20      1.48      1.99
 2004                  13.13   29.19        553,420      8,769,504     7.51       0.70    1.20      8.28      8.83
 2003                  12.06   26.96        435,530      7,574,446     5.20       0.70    1.20     25.75     26.38
 2002                   9.48   21.44        574,303      8,393,816     8.01       0.70    1.20      2.20      2.72


                                     FS-34


5.  UNIT VALUES, continued
                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units          ($)        Ratio %       Ratio %           Return %
                    ------------------- ------------ -------------- ----------- ---------------- -------------------
                       Min      Max                                               Min     Max      Min       Max
 Fidelity, continued:
 High Income SC
 2006                   9.97   11.86        101,769      1,047,426     8.85       0.90    0.90     10.19     10.19
 2005                   9.05   10.77         39,663        387,674    16.55       0.90    0.90      1.61      1.61
 2004                  10.60   10.60         53,088        499,571    13.01       0.90    0.90      8.49      8.49
 2003                   9.77    9.77        162,685      1,354,567     6.96       0.90    0.90     25.84     25.84
 2002                   6.52    7.76        162,033      1,066,280     1.58       0.90    0.90      2.69      2.69

 Overseas IC
 2006                  33.52   35.00        792,192     25,162,625     0.82       0.70    1.20     16.68     17.26
 2005                  28.59   30.00        696,389     19,509,800     0.63       0.70    1.20     17.63     18.22
 2004                  24.18   25.50        613,578     15,181,431     1.10       0.70    1.20     12.28     12.84
 2003                  21.43   22.72        552,139     12,696,724     0.82       0.70    1.20     41.65     42.37
 2002                  14.96   17.26        569,023      9,237,276     0.80       0.70    1.20    (21.23)   (20.99)

 Overseas SC
 2006                  23.91   29.70         53,080      1,350,286     0.29       0.90    0.90     16.90     16.90
 2005                  20.46   25.41         15,629        379,383     0.50       0.90    0.90     17.91     17.91
 2004                  21.55   21.55          9,858        200,236     1.07       0.90    0.90     12.47     12.47
 2003                  19.16   19.16          9,944        168,223     0.67       0.90    0.90     41.92     41.92
 2002                  10.87   13.50          7,589         93,671     0.81       0.90    0.90    (21.05)   (21.05)

 Asset Mgr. IC
 2006                  25.10   31.98        616,539     19,848,997     2.78       0.70    1.20      6.04      6.57
 2005                  23.55   30.16        710,804     21,618,246     2.75       0.70    1.20      2.81      3.32
 2004                  22.79   29.33        782,778     23,287,099     2.72       0.70    1.20      4.21      4.73
 2003                  21.76   28.15        816,484     23,651,728     3.60       0.70    1.20     16.57     17.15
 2002                  18.46   25.96        875,341     21,679,653     4.07       0.70    1.20     (9.81)    (9.36)

 Asset Mgr. SC
 2006                  17.34   20.22         10,711        212,231     2.51       0.90    0.90      6.28      6.28
 2005                  16.31   19.02         10,425        194,836     2.92       0.90    0.90      3.00      3.00
 2004                  18.47   18.47         13,300        242,847     3.66       0.90    0.90      4.41      4.41
 2003                  17.69   17.69         21,433        354,985     2.59       0.90    0.90     16.85     16.85
 2002                  12.98   15.14         12,289        175,339     3.41       0.90    0.90     (9.66)    (9.66)

 Inv. Bond IC
 2006                  19.70   24.28        702,036     13,196,646     3.85       0.70    1.20      3.11      3.63
 2005                  19.01   23.55        688,576     12,694,265     3.74       0.70    1.20      0.98      1.48
 2004                  18.73   23.32        698,260     13,280,487     4.12       0.70    1.20      3.21      3.73
 2003                  18.06   22.60        717,105     13,500,607     4.02       0.70    1.20      3.95      4.47
 2002                  14.03   22.45        825,358     15,000,189     4.10       0.70    1.20      9.03      9.57

                                     FS-35

5.  UNIT VALUES, continued
                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units          ($)        Ratio %       Ratio %           Return %
                    ------------------- ------------ -------------- ----------- ---------------- -------------------
                       Min      Max                                               Min     Max      Min       Max
 Fidelity, continued:
 Contrafund IC
 2006                  42.00   43.24        968,557     39,583,398     1.30       0.70    1.20     10.39     10.94
 2005                  38.05   38.98        921,767     34,464,889     0.28       0.70    1.20     15.55     16.13
 2004                  32.93   33.57        818,990     26,880,186     0.31       0.70    1.20     14.10     14.67
 2003                  28.86   29.27        720,184     21,245,878     0.46       0.70    1.20     26.93     27.57
 2002                  22.74   23.62        730,081     16,918,567     0.83       0.70    1.20    (10.43)    (9.97)

 Contrafund SC
 2006                  33.26   39.04         54,015      1,975,735     1.06       0.90    0.90     10.60     10.60
 2005                  30.08   35.30         30,822      1,058,838     0.18       0.90    0.90     15.81     15.81
 2004                  30.48   30.48         23,941        711,034     0.23       0.90    0.90     14.31     14.31
 2003                  26.67   26.67         19,339        507,346     0.32       0.90    0.90     27.21     27.21
 2002                  17.86   20.96         15,372        318,567     0.68       0.90    0.90    (10.23)   (10.23)

 Asset Mgr. Gr. IC
 2006                  20.23   20.57        146,795      2,972,645     2.04       0.70    1.20      5.71      6.24
 2005                  19.13   19.36        157,485      3,081,137     2.45       0.70    1.20      2.65      3.17
 2004                  18.64   18.77        177,709      3,403,877     2.22       0.70    1.20      4.71      5.24
 2003                  17.80   17.83        176,293      3,264,737     2.96       0.70    1.20     21.86     22.48
 2002                  14.47   16.07        191,182      2,899,088     2.94       0.70    1.20    (16.54)   (16.11)

 Asset Mgr. Gr. SC
 2006                  16.96   16.96          3,975         67,415     1.90       0.90    0.90      5.90      5.90
 2005                  16.02   16.02          3,779         60,528     2.25       0.90    0.90      2.87      2.87
 2004                  15.57   15.57          3,602         56,077     2.17       0.90    0.90      4.90      4.90
 2003                  14.84   14.84          3,471         51,518     0.63       0.90    0.90     22.05     22.05
 2002                  10.39   12.16            670          8,022     2.86       0.90    0.90    (16.29)   (16.28)

 MidCap IC
 2006                  39.20   39.20          4,801        188,231     0.30       0.70    0.70     11.92     11.92
 2005                  35.03   35.03          3,509        122,921     ----       0.70    0.70     17.48     17.48
 2004                  29.82   29.82          2,453         73,128     ----       0.70    0.70     24.05     24.05
 2003                  24.04   24.04            945         22,708     ----       0.70    0.70     49.01     49.01
 2002                   ----    ----           ----           ----     ----       ----    ----     ----      ----

                                     FS-36



5.  UNIT VALUES, continued
                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units          ($)        Ratio %       Ratio %           Return %
                    ------------------- ------------ -------------- ----------- ---------------- -------------------
                       Min      Max                                               Min     Max      Min       Max
 Alger:
 Balanced
 2006                  20.19   32.39        353,725      7,687,373     1.53       0.70    1.20      3.48      4.00
 2005                  19.41   31.31        387,034      8,132,865     1.63       0.70    1.20      7.13      7.67
 2004                  18.03   29.22        389,018      7,743,241     1.50       0.70    1.20      3.31      3.84
 2003                  17.36   28.28        358,652      7,126,524     2.11       0.70    1.20     17.61     18.20
 2002                  11.38   24.57        338,981      5,860,516     1.69       0.70    1.20    (13.34)   (12.90)

 MFS:
 Strategic Inc.
 2006                  14.92   15.43        196,926      2,916,356     5.04       0.70    1.20      5.40      5.93
 2005                  14.16   14.57        184,856      2,596,526     6.25       0.70    1.20      0.67      1.18
 2004                  14.06   14.40        150,910      2,119,818     5.07       0.70    1.20      6.44      6.98
 2003                  13.21   13.46        128,257      1,719,092     6.25       0.70    1.20      9.07      9.61
 2002                  10.53   13.56        162,837      2,064,592     2.55       0.70    1.20      7.11      7.65

 Utilities
 2006                  44.10   45.28        357,058     15,035,647     1.97       0.70    1.20     29.70     30.35
 2005                  33.83   34.91        365,134     11,967,992     0.58       0.70    1.20     15.45     16.03
 2004                  29.16   30.24        340,196      9,757,158     1.40       0.70    1.20     28.64     29.29
 2003                  22.55   23.51        311,169      7,002,420     2.31       0.70    1.20     34.28     34.95
 2002                  12.22   18.96        294,150      4,987,970     2.67       0.70    1.20    (23.68)   (23.29)

 New Discovery
 2006                  17.45   18.07        238,592      4,239,878     ----       0.70    1.20     11.87     12.43
 2005                  15.60   16.07        269,716      4,269,309     ----       0.70    1.20      3.99      4.52
 2004                  15.00   15.38        288,629      4,381,908     ----       0.70    1.20      5.24      5.78
 2003                  14.25   14.54        306,161      4,408,953     ----       0.70    1.20     32.12     32.79
 2002                  10.36   10.95        281,693      3,063,548     ----       0.70    1.20    (32.45)   (32.11)

 Van Kampen:
 Emerging Markets
 2006                  22.68   23.87        715,574     16,128,124     0.76       0.70    1.20     35.51     36.19
 2005                  16.73   17.53        605,415     10,143,566     0.38       0.70    1.20     32.26     32.93
 2004                  12.65   13.18        421,152      5,404,299     0.64       0.70    1.20     21.64     22.26
 2003                  10.40   10.78        339,441      3,601,045     ----       0.70    1.20     47.88     48.62
 2002                   6.00    7.26        315,300      2,254,779     ----       0.70    1.20     (9.99)    (9.54)


                                     FS-37

5.  UNIT VALUES, continued
                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units          ($)        Ratio %       Ratio %           Return %
                    ------------------- ------------ -------------- ----------- ---------------- -------------------
                       Min      Max                                               Min     Max      Min       Max
 Van Kampen, continued:
 Global Value
 2006                  20.43   21.42        352,186      7,181,081     1.59       0.70    1.20     19.77     20.37
 2005                  17.06   17.79        359,792      6,096,180     1.02       0.70    1.20      4.57      5.10
 2004                  16.31   16.93        338,666      5,508,494     0.75       0.70    1.20     12.18     12.75
 2003                  14.54   15.01        315,671      4,598,541     ----       0.70    1.20     27.42     28.06
 2002                  10.03   11.72        296,704      3,408,061     1.25       0.70    1.20    (17.85)   (17.44)

 Intl. Magnum
 2006                  15.93   16.76        222,110      3,635,159     0.09       0.70    1.20     23.65     24.27
 2005                  12.89   13.49        209,953      2,762,350     1.24       0.70    1.20      9.75     10.30
 2004                  11.74   12.23        196,570      2,350,143     3.13       0.70    1.20     15.98     16.57
 2003                  10.12   10.49        170,088      1,756,481     0.13       0.70    1.20     25.89     26.53
 2002                   7.78    8.29        156,472      1,282,662     0.98       0.70    1.20    (17.80)   (17.39)

 U.S. Real Estate
 2006                  39.48   41.31        352,862     13,803,608     1.10       0.70    1.20     36.40     37.09
 2005                  28.94   30.13        346,323      9,945,881     1.26       0.70    1.20     15.66     16.24
 2004                  25.02   25.92        323,350      8,054,849     1.55       0.70    1.20     34.76     35.44
 2003                  18.57   19.14        261,839      4,880,685     ----       0.70    1.20     35.88     36.56
 2002                  11.33   14.01        221,999      3,055,071     3.18       0.70    1.20    (10.01)    (1.47)

 Ameritas:
 Core Strat.
 2006                  21.58   22.75      1,135,400     25,750,382     0.72       0.70    1.20     20.21     20.82
 2005                  17.95   18.83      1,079,877     20,277,572     0.55       0.70    1.20      7.36      7.90
 2004                  16.72   17.45      1,089,876     18,983,957     0.88       0.70    1.20      6.79      7.33
 2003                  15.66   16.26      1,111,808     18,064,100     ----       0.70    1.20      4.19      4.28
 2002                   ----    ----           ----           ----     ----       ----    ----     ----      ----

 Income and Growth
 2006                  19.67   48.19      2,084,812     49,390,735     0.83       0.70    1.20      8.92      9.47
 2005                  17.97   44.25      2,304,863     50,887,285     1.20       0.70    1.20      3.49      4.01
 2004                  17.27   42.76        515,166     10,781,372     0.99       0.70    1.20      6.57      7.11
 2003                  16.13   40.12        477,825      9,874,356     0.58       0.70    1.20     28.48     29.13
 2002                   9.12   32.06        476,291      8,065,440     0.37       0.70    1.20    (31.06)   (30.46)

 Index 500
 2006                 169.10  173.92        168,439     29,238,934     1.61       0.70    1.20     14.00     14.57
 2005                 148.33  151.80        188,458     28,628,970     1.56       0.70    1.20      3.33      3.85
 2004                 143.55  146.17        201,106     29,516,417     1.79       0.70    1.20      9.18      9.73
 2003                 131.48  133.21        197,568     26,558,933     1.51       0.70    1.20     26.71     27.35
 2002                 100.25  110.24        190,093     20,142,206     1.37       0.70    1.20    (23.22)   (22.83)

                                     FS-38

5.  UNIT VALUES, continued
                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units          ($)        Ratio %       Ratio %           Return %
                    ------------------- ------------ -------------- ----------- ---------------- -------------------
                       Min      Max                                               Min     Max      Min       Max
 Ameritas, continued:
 MidCap
 2006                  55.32   58.41        429,305     23,255,001     ----       0.70    1.20      7.95      8.49
 2005                  51.24   53.84        464,463     23,516,272     ----       0.70    1.20      9.95     10.50
 2004                  46.61   48.72        479,585     22,270,119     ----       0.70    1.20     12.04     12.61
 2003                  41.60   43.27        479,117     20,097,347     ----       0.70    1.20     45.54     46.27
 2002                  22.26   29.58        465,270     13,496,557     ----       0.70    1.20    (30.74)   (30.39)

 Money Market
 2006                   1.34    2.02     13,039,739     17,288,062     4.68       0.70    1.20      3.55      4.07
 2005                   1.29    1.95     14,061,398     18,406,353     2.92       0.70    1.20      1.78      2.29
 2004                   1.26    1.92     16,603,061     21,397,024     1.15       0.70    1.20     (0.04)     0.47
 2003                   1.25    1.92     21,185,349     27,781,499     0.99       0.70    1.20     (0.20)     0.30
 2002                   1.01    1.92     18,723,129     25,078,353     1.60       0.70    1.20      0.39      0.89

 Small Cap
 2006                  42.41   43.37        399,562     16,802,454     ----       0.70    1.20     19.13     19.73
 2005                  35.60   36.22        428,402     15,231,749     ----       0.70    1.20      1.40      1.91
 2004                  35.11   35.54        449,306     15,858,376     ----       0.70    1.20      1.12      1.63
 2003                  34.72   34.97        454,236     15,931,447     ----       0.70    1.20     37.21     37.90
 2002                  18.70   26.07        439,473     11,288,360     ----       0.70    1.20    (36.01)   (35.69)

 Small Co. Equity
 2006                  29.05   29.35        182,561      5,332,746     ----       0.70    0.90      7.17      7.39
 2005                  27.11   27.33        201,316      5,492,529     ----       0.70    0.90     (2.79)    (2.59)
 2004                  27.89   28.06        185,924      5,209,659     ----       0.70    0.90     14.15     14.38
 2003                  24.43   24.53        159,238      3,902,250     ----       0.70    0.90     34.70     34.97
 2002                  17.79   18.26        133,919      2,432,405     ----       0.70    0.90    (18.20)    (7.95)

 Focused MidCap
 2006                  24.72   24.97        542,738     13,529,470     0.09       0.70    0.90     12.57     12.80
 2005                  21.96   22.13        434,099      9,598,363     0.17       0.70    0.90      4.91      5.12
 2004                  20.93   21.06        329,770      6,934,895     0.39       0.70    0.90      8.20      8.42
 2003                  19.35   19.42        287,271      5,572,933     0.19       0.70    0.90     28.07     28.33
 2002                  15.07   15.21        235,537      3,562,324     0.04       0.70    0.90    (14.80)   (14.63)

 Calvert:
 Balanced
 2006                   2.27    2.44        566,241      1,349,408     2.34       0.70    1.20      7.48      8.02
 2005                   2.11    2.26        578,513      1,277,301     1.91       0.70    1.20      4.39      4.92
 2004                   2.02    2.15        541,046      1,140,313     1.87       0.70    1.20      6.96      7.50
 2003                   1.89    2.00        451,922        891,240     2.17       0.70    1.20     17.90     18.49
 2002                   1.50    1.69        345,358        578,000     3.20       0.70    1.20    (13.20)   (12.76)


                                     FS-39


5.  UNIT VALUES, continued
                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units          ($)        Ratio %       Ratio %           Return %
                    ------------------- ------------ -------------- ----------- ---------------- -------------------
                       Min      Max                                               Min     Max      Min       Max
 Calvert, continued:
 Intl. Equity
 2006                  25.34   28.24         80,729      2,185,805     0.67       0.70    1.20     26.01     26.64
 2005                  20.11   22.30         58,374      1,250,950     0.38       0.70    1.20      8.63      9.18
 2004                  18.51   20.43         46,618        914,203     0.96       0.70    1.20     16.54     17.13
 2003                  15.88   17.44         38,425        646,218     3.28       0.70    1.20     30.06     30.77
 2002                  10.92   13.34         21,288        275,421     ----       0.70    1.20    (15.97)   (15.54)

 Mid Cap
 2006                  30.19   31.19         30,798        934,697     ----       0.70    1.20      5.60      6.13
 2005                  28.59   29.39         32,484        930,277     ----       0.70    1.20     (0.78)    (0.28)
 2004                  28.81   29.47         34,486        992,573     ----       0.70    1.20      8.02      8.57
 2003                  26.67   27.15         42,525      1,139,608     ----       0.70    1.20     30.11     30.76
 2002                  18.31   20.76         36,828        757,541     ----       0.70    1.20    (29.09)   (28.72)

 Small Cap
 2006                  15.82   16.34         79,699      1,277,163     ----       0.70    1.20     (0.41)     0.09
 2005                  15.89   16.33         87,000      1,395,610     ----       0.70    1.20    (10.25)    (9.80)
 2004                  17.70   18.10         92,599      1,647,690     ----       0.70    1.20      9.13      9.68
 2003                  16.22   16.51         92,614      1,516,278     1.57       0.70    1.20     37.91     38.60
 2002                  11.03   11.91         87,631      1,038,472     1.41       0.70    1.20    (23.47)   (23.08)

 Equity
 2006                  18.71   18.91         23,013        434,193     ----       0.70    0.90      9.07      9.29
 2005                  17.15   17.30         22,520        388,917     0.06       0.70    0.90      3.61      3.82
 2004                  16.55   16.66         21,343        355,134     0.09       0.70    0.90      6.19      6.41
 2003                  15.59   15.66         13,625        213,149     0.02       0.70    0.90     21.08     21.33
 2002                  12.87   12.95          3,879         50,006     ----       0.70    1.20    (14.17)    (1.10)

 Income
 2006                  19.90   20.09        387,912      7,732,729     4.98       0.70    0.90      4.12      4.33
 2005                  19.12   19.26        206,784      3,973,106     4.13       0.70    0.90      2.79      2.99
 2004                  18.60   18.70        104,313      1,946,523     3.36       0.70    0.90      4.72      4.93
 2003                  17.76   17.82         52,218        929,235     4.80       0.70    0.90     11.70     11.92
 2002                  15.46   15.92         14,739        234,476     2.68       0.70    1.20      3.98      6.58

 American Century:
 Income & Growth
 2006                   8.87    9.03      1,053,683      9,437,053     1.59       0.70    0.90     16.04     16.28
 2005                   7.64    7.76        833,948      6,431,291     1.80       0.70    0.90      3.70      3.91
 2004                   7.37    7.47        634,078      4,709,584     1.31       0.70    0.90     11.98     12.20
 2003                   6.58    6.66        487,915      3,233,000     1.10       0.70    0.90     28.19     28.45
 2002                   5.12    5.18        325,359      1,679,953     0.82       0.70    0.90    (20.09)   (18.71)


                                     FS-40


5.  UNIT VALUES, continued
                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units          ($)        Ratio %       Ratio %           Return %
                    ------------------- ------------ -------------- ----------- ---------------- -------------------
                       Min      Max                                               Min     Max      Min       Max
 American Century, continued:
 Value
 2006                  10.83   10.83         23,962        259,423     1.28       0.70    0.70     17.83     17.83
 2005                   9.19    9.19         20,366        187,122     0.65       0.70    0.70      4.30      4.30
 2004                   8.81    8.81          9,677         85,247     0.70       0.70    0.70     13.54     13.54
 2003                   7.76    7.76          3,046         23,632     ----       0.70    0.70     31.73     31.73
 2002                   ----    ----           ----           ----     ----       ----    ----     ----      ----

 AIM:
 Dynamics
 2006                  16.30   16.57         95,898      1,594,802     ----       0.70    0.90     15.08     15.31
 2005                  14.16   14.37         88,422      1,277,022     ----       0.70    0.90      9.73      9.95
 2004                  12.91   13.07         87,800      1,153,497     ----       0.70    0.90     12.32     12.55
 2003                  11.49   11.61         86,240      1,010,450     ----       0.70    0.90     36.59     36.86
 2002                   8.41    8.88         78,016        667,672     ----       0.70    0.90    (32.51)   (30.14)

 Summit:
 S&P MidCap
 2006                  14.46   18.35        342,723      5,658,816     0.85       0.70    0.90      8.74      8.96
 2005                  13.30   16.84        339,101      5,196,425     0.51       0.70    0.90     10.94     11.17
 2004                  11.99   15.15        279,857      3,868,191     0.23       0.70    0.90     14.72     14.95
 2003                  10.45   13.18        222,312      2,589,415     0.45       0.70    0.90     33.53     33.80
 2002                   7.81   39.29        133,158      1,163,763     0.39       0.70    0.90    (15.90)   (15.73)

 Russell Small Cap
 2006                  15.25   16.18        252,563      4,032,842     0.67       0.70    0.90     16.55     16.78
 2005                  13.09   13.85        262,591      3,752,527     0.49       0.70    0.90      3.08      3.29
 2004                  12.70   13.41        274,019      3,758,199     0.17       0.70    0.90     16.64     16.88
 2003                  10.89   11.48        194,636      2,189,448     0.44       0.70    0.90     44.91     45.20
 2002                   7.51   37.52         81,117        622,415     0.15       0.70    0.90    (21.76)   (21.60)

 Nasdaq-100 Index
 2006                   4.68    4.73        493,238      2,376,481     0.13       0.70    0.90      5.71      5.93
 2005                   4.43    4.46        545,440      2,495,186     0.56       0.70    0.90      0.39      0.60
 2004                   4.41    4.44        559,081      2,522,836     ----       0.70    0.90      9.10      9.32
 2003                   4.04    4.06        514,434      2,108,219     ----       0.70    0.90     47.30     47.60
 2002                   2.74   13.94        249,252        685,132     ----       0.70    0.90    (38.06)   (37.93)

 EAFE Intl.
 2006                 104.81  104.81          4,183        438,399     1.68       0.70    0.70     24.69     24.69
 2005                  84.06   84.06          3,546        298,024     0.69       0.70    0.70     11.79     11.79
 2004                  75.19   75.19          1,997        150,183     0.56       0.70    0.70     17.17     17.17
 2003                  64.18   64.18            576         36,953     ----       0.70    0.70     22.23     22.23
 2002                   ----    ----           ----           ----     ----       ----    ----     ----      ----

                                     FS-41

5.  UNIT VALUES, continued
                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)          Units          ($)        Ratio %       Ratio %           Return %
                    ------------------- ------------ -------------- ----------- ---------------- -------------------
                       Min      Max                                               Min     Max      Min       Max
 Third Avenue:
 Value
 2006                  33.27   33.58        661,004     22,073,506     1.32       0.70    0.90     14.75     14.98
 2005                  28.99   29.20        647,087     18,808,390     1.34       0.70    0.90     13.60     13.83
 2004                  25.52   25.65        561,475     14,348,603     0.57       0.70    0.90     18.82     19.06
 2003                  21.48   21.55        416,764      8,955,645     0.20       0.70    0.90     41.25     41.54
 2002                  15.16   15.22        285,972      4,346,908     0.21       0.70    0.90    (11.52)   (11.34)

 Dreyfus:
 MidCap
 2006                  20.45   20.62         83,830      1,723,869     0.17       0.70    0.90      6.71      6.93
 2005                  19.16   19.28         72,650      1,397,453     ----       0.70    0.90      7.96      8.18
 2004                  17.75   17.82         61,096      1,087,340     0.22       0.70    0.90     13.20     13.43
 2003                  15.68   15.71         40,978        643,168     0.28       0.70    0.90     30.30     30.57
 2002                  12.02   12.03          3,036         36,515     0.23       0.70    0.90     (2.27)    (1.04)

6.  CHANGES IN UNITS OUTSTANDING

    The changes in units outstanding for the periods ended December 31 were as follows:
                                                    2006                      2005
                                             --------------------      --------------------
    Fidelity:
    Equity-Income IC
    Units issued                                        994,926                   629,677
    Units redeemed                                     (911,852)                 (548,189)
                                             --------------------      --------------------
    Net increase (decrease)                              83,074                    81,488
                                             ====================      ====================

    Equity-Income SC
    Units issued                                         68,617                    17,776
    Units redeemed                                      (33,783)                  (11,964)
                                             --------------------      --------------------
    Net increase (decrease)                              34,834                     5,812
                                             ====================      ====================

    Growth IC
    Units issued                                        469,228                   357,364
    Units redeemed                                     (487,394)                 (376,302)
                                             --------------------      --------------------
    Net increase (decrease)                             (18,166)                  (18,938)
                                             ====================      ====================

    Growth SC
    Units issued                                         29,612                    11,976
    Units redeemed                                      (14,905)                   (6,602)
                                             --------------------      --------------------
    Net increase (decrease)                              14,707                     5,374
                                             ====================      ====================

    High Income IC
    Units issued                                        772,235                   470,125
    Units redeemed                                     (694,428)                 (442,703)
                                             --------------------      --------------------
    Net increase (decrease)                              77,807                    27,422
                                             ====================      ====================


                                     FS-42

6.  CHANGES IN UNITS OUTSTANDING, continued
                                                    2006                      2005
                                             --------------------      --------------------
    Fidelity, continued:
    High Income SC
    Units issued                                         80,767                    14,134
    Units redeemed                                      (18,661)                  (27,559)
                                             --------------------      --------------------
    Net increase (decrease)                              62,106                   (13,425)
                                             ====================      ====================

    Overseas IC
    Units issued                                        934,242                   546,235
    Units redeemed                                     (838,439)                 (463,424)
                                             --------------------      --------------------
    Net increase (decrease)                              95,803                    82,811
                                             ====================      ====================

    Overseas SC
    Units issued                                         65,145                    12,414
    Units redeemed                                      (27,694)                   (6,643)
                                             --------------------      --------------------
    Net increase (decrease)                              37,451                     5,771
                                             ====================      ====================

    Asset Mgr. IC
    Units issued                                        138,323                   151,393
    Units redeemed                                     (232,588)                 (223,367)
                                             --------------------      --------------------
    Net increase (decrease)                             (94,265)                  (71,974)
                                             ====================      ====================

    Asset Mgr. SC
    Units issued                                          3,293                     4,222
    Units redeemed                                       (3,007)                   (7,097)
                                             --------------------      --------------------
    Net increase (decrease)                                 286                    (2,875)
                                             ====================      ====================

    Inv. Bond IC
    Units issued                                        711,256                   587,476
    Units redeemed                                     (697,796)                 (597,160)
                                             --------------------      --------------------
    Net increase (decrease)                              13,460                    (9,684)
                                             ====================      ====================

    Contrafund IC
    Units issued                                        854,383                   671,331
    Units redeemed                                     (807,593)                 (568,554)
                                             --------------------      --------------------
    Net increase (decrease)                              46,790                   102,777
                                             ====================      ====================

    Contrafund SC
    Units issued                                         46,463                    18,488
    Units redeemed                                      (23,270)                  (11,607)
                                             --------------------      --------------------
    Net increase (decrease)                              23,193                     6,881
                                             ====================      ====================

    Asset Mgr. Gr. IC
    Units issued                                         57,797                    54,790
    Units redeemed                                      (68,487)                  (75,014)
                                             --------------------      --------------------
    Net increase (decrease)                             (10,690)                  (20,224)
                                             ====================      ====================

    Asset Mgr. Gr. SC
    Units issued                                            499                       463
    Units redeemed                                         (303)                     (286)
                                             --------------------      --------------------
    Net increase (decrease)                                 196                       177
                                             ====================      ====================

                                     FS-43

6.  CHANGES IN UNITS OUTSTANDING, continued
                                                    2006                      2005
                                             --------------------      --------------------
    Fidelity, continued:
    MidCap IC
    Units issued                                          6,378                     4,222
    Units redeemed                                       (5,086)                   (3,166)
                                             --------------------      --------------------
    Net increase (decrease)                               1,292                     1,056
                                             ====================      ====================

    Alger:
    Balanced
    Units issued                                        181,466                   174,361
    Units redeemed                                     (214,775)                 (176,345)
                                             --------------------      --------------------
    Net increase (decrease)                             (33,309)                   (1,984)
                                             ====================      ====================

    MFS:
    Strategic Inc.
    Units issued                                        267,948                   208,781
    Units redeemed                                     (255,878)                 (174,835)
                                             --------------------      --------------------
    Net increase (decrease)                              12,070                    33,946
                                             ====================      ====================

    Utilities
    Units issued                                        233,324                   296,779
    Units redeemed                                     (241,400)                 (271,841)
                                             --------------------      --------------------
    Net increase (decrease)                              (8,076)                   24,938
                                             ====================      ====================

    New Discovery
    Units issued                                        150,628                   168,111
    Units redeemed                                     (181,752)                 (187,024)
                                             --------------------      --------------------
    Net increase (decrease)                             (31,124)                  (18,913)
                                             ====================      ====================

    Van Kampen:
    Emerging Markets
    Units issued                                        794,565                   666,813
    Units redeemed                                     (684,406)                 (482,550)
                                             --------------------      --------------------
    Net increase (decrease)                             110,159                   184,263
                                             ====================      ====================

    Global Value
    Units issued                                        274,485                   264,796
    Units redeemed                                     (282,091)                 (243,670)
                                             --------------------      --------------------
    Net increase (decrease)                              (7,606)                   21,126
                                                                       ====================
                                             ====================

    Intl. Magnum
    Units issued                                        218,860                   185,675
    Units redeemed                                     (206,703)                 (172,292)
                                             --------------------      --------------------
    Net increase (decrease)                              12,157                    13,383
                                             ====================      ====================

    U.S. Real Estate
    Units issued                                        235,936                   251,202
    Units redeemed                                     (229,397)                 (228,229)
                                             --------------------      --------------------
    Net increase (decrease)                               6,539                    22,973
                                             ====================      ====================


                                     FS-44

6.  CHANGES IN UNITS OUTSTANDING, continued
                                                    2006                      2005
                                             --------------------      --------------------
    Ameritas:
    Core Strat.
    Units issued                                        975,516                   644,711
    Units redeemed                                     (919,993)                 (654,710)
                                             --------------------      --------------------
    Net increase (decrease)                              55,523                    (9,999)
                                             ====================      ====================

    Income and Growth
    Units issued                                        935,560                 2,199,572
    Units redeemed                                   (1,155,611)                 (409,875)
                                             --------------------      --------------------
    Net increase (decrease)                            (220,051)                1,789,697
                                             ====================      ====================

    Index 500
    Units issued                                         68,589                    82,668
    Units redeemed                                      (88,608)                  (95,316)
                                             --------------------      --------------------
    Net increase (decrease)                             (20,019)                  (12,648)
                                             ====================      ====================

    MidCap
    Units issued                                        281,849                   241,405
    Units redeemed                                     (317,007)                 (256,527)
                                             --------------------      --------------------
    Net increase (decrease)                             (35,158)                  (15,122)
                                             ====================      ====================

    Money Market
    Units issued                                     20,570,782                25,281,892
    Units redeemed                                  (21,592,441)              (27,823,555)
                                             --------------------      --------------------
    Net increase (decrease)                          (1,021,659)               (2,541,663)
                                             ====================      ====================

    Small Cap
    Units issued                                        249,361                   194,858
    Units redeemed                                     (278,201)                 (215,762)
                                             --------------------      --------------------
    Net increase (decrease)                             (28,840)                  (20,904)
                                             ====================      ====================

    Small Co. Equity
    Units issued                                        173,411                   193,029
    Units redeemed                                     (192,166)                 (177,637)
                                             --------------------      --------------------
    Net increase (decrease)                             (18,755)                   15,392
                                             ====================      ====================

    Focused MidCap
    Units issued                                        955,170                   516,261
    Units redeemed                                     (846,531)                 (411,932)
                                             --------------------      --------------------
    Net increase (decrease)                             108,639                   104,329
                                             ====================      ====================

    Calvert:
    Balanced
    Units issued                                        515,924                   457,223
    Units redeemed                                     (528,196)                 (419,756)
                                             --------------------      --------------------
    Net increase (decrease)                             (12,272)                   37,467
                                             ====================      ====================

                                     FS-45

6.  CHANGES IN UNITS OUTSTANDING, continued
                                                    2006                      2005
                                             --------------------      --------------------
    Calvert, continued:
    Intl. Equity
    Units issued                                         73,259                    56,367
    Units redeemed                                      (50,904)                  (44,611)
                                             --------------------      --------------------
    Net increase (decrease)                              22,355                    11,756
                                             ====================      ====================

    Mid Cap
    Units issued                                         23,124                    25,280
    Units redeemed                                      (24,810)                  (27,282)
                                             --------------------      --------------------
    Net increase (decrease)                              (1,686)                   (2,002)
                                             ====================      ====================

    Small Cap
    Units issued                                         55,724                    67,461
    Units redeemed                                      (63,025)                  (73,060)
                                             --------------------      --------------------
    Net increase (decrease)                              (7,301)                   (5,599)
                                             ====================      ====================

    Equity
    Units issued                                         19,512                    18,736
    Units redeemed                                      (19,019)                  (17,559)
                                             --------------------      --------------------
    Net increase (decrease)                                 493                     1,177
                                             ====================      ====================

    Income
    Units issued                                        763,516                   318,716
    Units redeemed                                     (582,388)                 (216,245)
                                             --------------------      --------------------
    Net increase (decrease)                             181,128                   102,471
                                             ====================      ====================

    American Century:
    Income & Growth
    Units issued                                      1,868,762                 1,092,781
    Units redeemed                                   (1,649,025)                 (892,911)
                                             --------------------      --------------------
    Net increase (decrease)                             219,737                   199,870
                                             ====================      ====================

    Value
    Units issued                                         46,133                    35,273
    Units redeemed                                      (42,537)                  (24,584)
                                             --------------------      --------------------
    Net increase (decrease)                               3,596                    10,689
                                             ====================      ====================

    AIM:
    Dynamics
    Units issued                                         93,742                    87,880
    Units redeemed                                      (86,266)                  (87,258)
                                             --------------------      --------------------
    Net increase (decrease)                               7,476                       622
                                             ====================      ====================

    Summit:
    S&P MidCap
    Units issued                                        303,726                   345,785
    Units redeemed                                     (300,104)                 (286,541)
                                             --------------------      --------------------
    Net increase (decrease)                               3,622                    59,244
                                             ====================      ====================


                                     FS-46

6.  CHANGES IN UNITS OUTSTANDING, continued
                                                    2006                      2005
                                             --------------------      --------------------
    Summit, continued:
    Russell Small Cap
    Units issued                                        272,522                   273,036
    Units redeemed                                     (282,550)                 (284,464)
                                             --------------------      --------------------
    Net increase (decrease)                             (10,028)                  (11,428)
                                             ====================      ====================

    Nasdaq-100 Index
    Units issued                                        511,894                   577,551
    Units redeemed                                     (564,096)                 (591,192)
                                             --------------------      --------------------
    Net increase (decrease)                             (52,202)                  (13,641)
                                             ====================      ====================

    EAFE Intl.
    Units issued                                          8,398                     6,971
    Units redeemed                                       (7,761)                   (5,422)
                                             --------------------      --------------------
    Net increase (decrease)                                 637                     1,549
                                             ====================      ====================

    Third Avenue:
    Value
    Units issued                                        582,648                   534,137
    Units redeemed                                     (568,731)                 (448,525)
                                             --------------------      --------------------
    Net increase (decrease)                              13,917                    85,612
                                             ====================      ====================

    Dreyfus:
    MidCap
    Units issued                                         84,124                    74,288
    Units redeemed                                      (72,944)                  (62,734)
                                             --------------------      --------------------
    Net increase (decrease)                              11,180                    11,554
                                             ====================      ====================


7.  SUBSEQUENT EVENTS

    In November 2006, AVLIC's board of directors approved a plan of merger with its parent, ALIC, pending various regulatory approvals, with an effective date of May 1, 2007. AVLIC has received approval of the merger from the Insurance Department of the State of Nebraska. The surviving company will be Ameritas Life Insurance Corp. As a result of this merger, the Account will be transferred, intact, to ALIC, effective May 1, 2007. The Account will subsequently be renamed Ameritas Variable Separate Account V.

                          AMERITAS LIFE INSURANCE CORP.

                    STATUTORY FINANCIAL STATEMENTS AS OF AND
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005,
                 SUPPLEMENTAL SCHEDULES AS OF DECEMBER 31, 2006
                        AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Ameritas Life Insurance Corp.
Lincoln, Nebraska

We have audited the accompanying statutory statements of admitted assets, liabilities and surplus of Ameritas Life Insurance Corp. (the Company), a wholly owned subsidiary of Ameritas Holding Company, as of December 31, 2006 and 2005, and the related statutory statements of operations, changes in surplus, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described more fully in Note 1 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the Insurance Department of the State of Nebraska, which practices differ from accounting principles generally accepted in the United States of America. The effects on the financial statements of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America are described in Note 19.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States of America, the financial position of Ameritas Life Insurance Corp. as of December 31, 2006 and 2005, or the results of its operations or its cash flows for the years then ended.

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and surplus of Ameritas Life Insurance Corp. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, on the basis of accounting described in Note 1.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
March 6, 2007

                                           AMERITAS LIFE INSURANCE CORP.
                                     STATUTORY STATEMENTS OF ADMITTED ASSETS,
                                              LIABILITIES AND SURPLUS
                                                  (in thousands)

                                                                                           December 31
                                                                              --------------------------------------
                               ADMITTED ASSETS                                      2006                2005
                                                                              ------------------ -------------------
    Bonds                                                                      $     1,222,225    $     1,167,300
    Preferred stocks   - unaffiliated                                                    7,948              5,690
                       - affiliated                                                     20,000             22,500
    Common stocks      - unaffiliated                                                  203,847            178,043
                       - affiliated                                                    190,932            168,528
    Mortgage loans                                                                     329,434            317,531
    Real estate  - properties occupied by the company                                   28,500             29,444
                 - properties held for the production of income                         37,910             38,479
                 - properties held for sale                                             10,229                  -
    Cash and cash equivalents                                                           10,603             20,579
    Short-term investments    - unaffiliated                                            17,601             11,170
                              - affiliated                                                   -              8,600
    Loans on insurance contracts                                                        57,737             60,082
    Partnerships and limited liability companies - real estate                          18,231             28,988
    Partnerships  - joint ventures                                                      63,367             55,542
    Other investments                                                                      962                752
    Receivable for securities                                                            4,593                  -
                                                                              ------------------ -------------------

                  Total Cash and Invested Assets                                     2,224,119          2,113,228
                                                                              ------------------ -------------------

    Accrued investment income                                                           19,361             18,246
    Deferred and uncollected premiums                                                   22,883             27,507
    Current federal income taxes receivable - affiliates                                     -              5,858
    Deferred tax asset                                                                  11,431             11,171
    Accounts receivable - affiliates                                                     9,062              7,292
    Data processing and other admitted assets                                            6,659              5,872
    Separate accounts                                                                1,273,171            886,986
                                                                              ------------------ -------------------

                      Total Admitted Assets                                    $     3,566,686    $     3,076,160
                                                                              ================== ===================



The accompanying notes are an integral part of these statutory financial statements.

                                       2

                                           AMERITAS LIFE INSURANCE CORP.
                                     STATUTORY STATEMENTS OF ADMITTED ASSETS,
                                             LIABILITIES AND SURPLUS
                                         (in thousands, except share data)

                                                                                           December 31
                                                                              --------------------------------------
                           LIABILITIES AND SURPLUS                                  2006                2005
                                                                              ------------------ -------------------

Policy reserves                                                                $       746,988    $       763,506
Deposit-type funds                                                                     516,048            497,207
Reserves for unpaid claims                                                              34,374             32,264
Dividends payable to policyowners                                                       10,260             10,479
Interest maintenance reserve                                                             2,482              2,736
Current federal income taxes payable - affiliates                                        2,417                  -
Asset valuation reserve                                                                 60,281             68,064
Accounts payable - affiliates                                                              236                 49
Borrowed money - affiliates (Note 5)                                                    27,466                  -
Payable for securities                                                                     385                  -
Other liabilities                                                                       78,342             57,238
Separate accounts                                                                    1,273,171            886,986
                                                                              ------------------ -------------------

                  Total Liabilities                                                  2,752,450          2,318,529
                                                                              ------------------ -------------------

Common stock, par value $0.10 per share; 25,000,000 shares authorized, issued
  and outstanding                                                                        2,500              2,500
Additional paid-in capital                                                               5,000              5,000
Unassigned surplus                                                                     806,736            750,131
                                                                              ------------------ -------------------

                  Total Surplus                                                        814,236            757,631
                                                                              ------------------ -------------------
                      Total Liabilities and Surplus                            $     3,566,686    $     3,076,160
                                                                              ================== ===================





The accompanying notes are an integral part of these statutory financial statements.


                                       3

                                           AMERITAS LIFE INSURANCE CORP.
                                        STATUTORY STATEMENTS OF OPERATIONS
                                                  (in thousands)

                                                                                     Years Ended December 31
                                                                              --------------------------------------
                                                                                    2006                2005
                                                                              ------------------ -------------------
INCOME
Premium income                                                                 $       733,871    $       521,276
Net investment income                                                                  113,004            116,812
Miscellaneous income                                                                    20,382             30,605
                                                                              ------------------ -------------------
                  Total income                                                         867,257            668,693
                                                                              ------------------ -------------------


EXPENSES
Benefits to policyowners                                                               445,255            397,303
Change in policy reserves                                                              202,572             31,535
Commissions                                                                             47,959             49,318
General insurance expenses                                                              94,252            112,494
Taxes, licenses and fees                                                                12,873             12,187
                                                                              ------------------ -------------------
                  Total expenses                                                       802,911            602,837
                                                                              ------------------ -------------------

Income before dividends, federal income taxes, and
   realized capital gains                                                               64,346             65,856

Dividends appropriated for policyowners                                                 10,202             10,479
                                                                              ------------------ -------------------
Income before federal income taxes and
   realized capital gains                                                               54,144             55,377

Federal income tax expense                                                              18,107             15,505
                                                                              ------------------ -------------------
Income from operations before realized capital gains                                    36,037             39,872

Realized capital gains on investments, net of tax expense of
   $12,626 and $6,077 and transfers to(from) the interest maintenance
   reserve of ($71) and $1,300 in 2006 and 2005, respectively                           18,177             12,818
                                                                              ------------------ -------------------

Net income                                                                     $        54,214    $        52,690
                                                                              ================== ===================



The accompanying notes are an integral part of these statutory financial statements.

                          AMERITAS LIFE INSURANCE CORP.
                   STATUTORY STATEMENTS OF CHANGES IN SURPLUS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
                                 (in thousands)

                                                                                               Additional
                                                                            Common Stock        Paid-in   Unassigned      Total
                                                                        Shares       Amount     Capital     Surplus      Surplus
                                                                     ------------- ----------- ---------- ----------- -------------
BALANCE, January 1, 2005                                                   25,000  $    2,500  $   5,000  $  696,276  $   703,776

     Net income                                                                 -           -          -      52,690       52,690
     Change in net unrealized gains on investments,                             -           -          -      24,696       24,696
       net of taxes
     Change in net deferred income taxes                                        -           -          -      (1,437)      (1,437)
     Change in non-admitted assets                                              -           -          -      (4,491)      (4,491)
     Cumulative effect of change in accounting principle (Note 1)               -           -          -        (831)        (831)
     Change in asset valuation reserve                                          -           -          -     (16,772)     (16,772)
                                                                     ------------- ----------- ---------- ----------- -------------

BALANCE, December 31, 2005                                                 25,000  $    2,500  $   5,000  $  750,131  $   757,631

     Net income                                                                 -           -          -      54,214       54,214
     Change in net unrealized gains on investments, net of taxes                -           -          -      (7,529)      (7,529)
     Change in net deferred income taxes                                        -           -          -       2,868        2,868
     Change in non-admitted assets                                              -           -          -          58           58
     Cumulative effect of change in accounting principle (Note 1)               -           -          -        (676)        (676)
     Change in asset valuation reserve                                          -           -          -       7,670        7,670
                                                                     ------------- ----------- ---------- ----------- -------------

BALANCE, December 31, 2006                                                 25,000  $    2,500  $   5,000  $  806,736  $   814,236
                                                                     ============= =========== ========== =========== =============


The accompanying notes are an integral part of these statutory financial statements.

                                           AMERITAS LIFE INSURANCE CORP.
                                        STATUTORY STATEMENTS OF CASH FLOWS
                                                   (in thousands)

                                                                                     Years Ended December 31
                                                                              --------------------------------------
 OPERATING ACTIVITIES                                                               2006                2005
                                                                              ------------------ -------------------
 Premium collected net of reinsurance                                          $       734,992    $       518,067
 Net investment income received                                                        114,230            120,507
 Miscellaneous income                                                                   32,321             40,662
 Benefits paid to policyowners                                                        (418,690)          (370,721)
 Net transfers to separate accounts                                                   (258,199)           (81,723)
 Commissions, expenses and taxes paid                                                 (164,039)          (186,839)
 Dividends paid to policyowners                                                        (10,393)           (10,532)
 Federal income taxes paid                                                             (22,523)           (25,892)
                                                                              ------------------ -------------------
      Net cash from operating activities                                                 7,699              3,529
                                                                              ------------------ -------------------

 INVESTING ACTIVITIES
 Proceeds from investments sold, matured or repaid                                     383,096            363,461
 Cost of investments acquired                                                         (441,589)          (428,794)
 Net change in loans on insurance contracts                                              2,695             (2,445)
                                                                              ------------------ -------------------
      Net cash from investing activities                                               (55,798)           (67,778)
                                                                              ------------------ -------------------

 FINANCING AND MISCELLANEOUS ACTIVITIES
 Payments on borrowed funds                                                             (2,485)                 -
 Change in deposit-type funds without life contingencies                                39,199             55,450
 Other miscellaneous, net                                                                 (760)             2,067
                                                                              ------------------ -------------------
      Net cash from financing and miscellaneous activities                              35,954             57,517
                                                                              ------------------ -------------------

 NET DECREASE IN CASH AND CASH
   EQUIVALENTS AND SHORT-TERM INVESTMENTS                                              (12,145)            (6,732)

 CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS - BEGINNING OF YEAR               40,349             47,081
                                                                              ------------------ -------------------

 CASH AND CASH EQUIVALENTS AND SHORT- TERM INVESTMENTS - END OF YEAR           $        28,204    $        40,349
                                                                              ================== ===================

Non-cash transactions:
  Deferred gain on sale of other invested assets                               $             -    $         2,067
  Proceeds on real estate partnerships dissolved and converted                 $             -    $         5,793
  Acquisition cost on partnerships converted to direct real estate             $             -    $         5,796
  Note payable to affiliate on subsidiary stock redemption (Note 1)            $        29,825    $             -
  Mortgage loan foreclosed and transferred to real estate                      $           595    $             -
  Mortgage loan from a real estate partnership basis adjustment
    due to refinance                                                           $         4,400    $             -
  Common stock adjustments on dissolution of affiliate                         $        45,987    $             -



 The accompanying notes are an integral part of these statutory financial statements.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)

1.  Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
Ameritas Life Insurance Corp. (the Company), a stock life insurance company domiciled in the state of Nebraska, is a wholly owned subsidiary of Ameritas Holding Company (AHC), which is a wholly owned subsidiary of UNIFI Mutual Holding Company (UNIFI).

Effective January 1, 2006, Ameritas Acacia Mutual Holding Company (AAMHC) and Union Central Mutual Holding Company (UCMHC) merged to form UNIFI in a business combination accounted for as a pooling of interests. In a concurrent event, The Union Central Life Insurance Company (UCL) was converted from an Ohio mutual life insurance company to an Ohio stock life insurance company, wholly owned by the newly formed UCMHC. Also in a concurrent event, the capital stock of Union Central was contributed to UNIFI's wholly-owned holding company, AHC. AHC owns three stock life insurance companies, the Company, Acacia Life Insurance Company (Acacia Life) and UCL.

UNIFI is a mutual insurance holding company. Owners of designated policies issued by the Company have a membership interest in UNIFI, while contractual rights remain with the Company.

The Company owns 100% of First Ameritas Life Insurance Corp. of New York (FALIC), a New York domiciled life insurance subsidiary, Ameritas Variable Life Insurance Company (AVLIC), a Nebraska domiciled life insurance subsidiary, Ameritas Investment Advisors, Inc., an advisor providing investment management services; and Pathmark Administrators Inc., a third-party administrator. Ameritas owns 80% of Ameritas Investment Corp. (AIC), a broker dealer, and the remaining 20% ownership is with Centralife Annuities Services, Inc., a wholly owned subsidiary of AmerUs Life Insurance Company (AmerUs).

Effective September 1, 2006, AMAL Corporation (AMAL) repurchased its outstanding shares of stock from Acacia Life and Acacia Financial Corporation (AFCO) and issued two notes payable. On this date, AMAL became a wholly owned subsidiary of the Company. Effective September 30, 2006 AMAL was dissolved into its parent, the Company. Prior to September 1, 2006, the Company owned 85.77% of AMAL, which wholly owned AVLIC, The Advisors Group, Inc. (TAG), a former broker dealer (dissolved as of December 29, 2006), and a 66.41% interest in Ameritas Investment Corp. (AIC), a broker dealer. Prior to September 26, 2005, the Company owned 52.41% of AMAL.

Acacia Life is an insurance company domiciled in the District of Columbia. Acacia Life is a 100% owner of AFCO, which is a holding company comprised of several financial service companies. Principal subsidiaries of AFCO include:
Calvert Group Ltd. (Calvert), a provider of investment advisory, management and administrative services to The Calvert Group of mutual funds; Acacia Federal Savings Bank (AFSB), a federally chartered savings bank; and Acacia Realty Corporation, owner of real estate properties.

UCL is an insurance company domiciled in the state of Ohio. UCL's wholly owned subsidiaries include Summit Investment Partners, Inc., an investment advisor; Carillon Investments, Inc., (prior to June 30, 2006) a broker-dealer (now merged with AIC); PRBA, Inc., the holding company of a pension administration company; Summit Investment Partners, LLC, an investment advisor and Union Central Mortgage Funding, Inc, a mortgage banking business.

The Company's insurance operations consist of life and health insurance, annuity, group pension, and retirement contracts. The Company and its subsidiaries operate in all 50 states and the District of Columbia.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


1.   Nature of Operations and Summary of Significant Accounting Policies
(continued)

Basis of Presentation
The Company's statutory financial statements are presented on the basis of accounting practices prescribed or permitted by the Insurance Department of the State of Nebraska.

Accounting practices and procedures of the National Association of Insurance Commissioners ("NAIC") as prescribed or permitted by the Insurance Department of the State of Nebraska comprise a comprehensive basis of accounting ("NAIC SAP") other than accounting principles generally accepted in the United States of America ("GAAP"). The more significant differences are as follows:

     (a) Investments in bonds are generally carried at amortized cost, while under GAAP, they are carried at either amortized cost or fair value based on their classification according to the Company's ability and intent to hold or trade the securities;

     (b) Investments in common stocks are valued as prescribed by the Securities Valuation Office ("SVO") of the NAIC, while under GAAP, common stocks are reported at fair value;

     (c) Investments in preferred stocks are carried at cost if the NAIC designation is RP3 and P3 or above. Preferred stocks with NAIC designations of RP4 and P4 or below are carried at the lower of cost or fair value. Under GAAP, preferred stocks are carried at amortized cost or fair value depending upon the characteristics of the security.

     (d) Subsidiaries are included as common stock carried under the equity method, with the equity in net income of subsidiaries credited directly to the Company's unassigned surplus for NAIC SAP, while GAAP requires either consolidation or the equity interest in net income of subsidiaries to be credited to the income statement;

     (e) Investments in limited partnerships, limited liability companies and joint venture investments are accounted for on the GAAP equity method, while under GAAP, such investments are accounted for at cost or the equity method depending upon ownership percentage and control;

     (f) Acquisition costs, such as commissions and other costs related to acquiring new business, are expensed as incurred, while under GAAP, they are deferred and amortized to income as premiums are earned or in relation to estimated gross profits;

     (g) NAIC SAP requires an amount be recorded for deferred taxes, however, there are limitations as to the amount of deferred tax assets that may be reported as "admitted assets"; and a federal income tax provision is required on a current basis for the statutory statements of operations;

     (h) Statutory policy reserves are based on mortality and interest assumptions prescribed or permitted by state statutes, without consideration of withdrawals. Statutory policy reserves generally differ from policy reserves under GAAP, which are based on the Company's estimates of mortality, interest and withdrawals;

     (i) Asset valuation reserves ("AVR") and interest maintenance reserves ("IMR") are established only in the statutory financial statements;

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Basis of Presentation, (continued)
     (j) Assets are reported under NAIC SAP at "admitted-asset" value and "non-admitted" assets are excluded through a charge against unassigned surplus, while under GAAP, "non-admitted assets" are reinstated to the balance sheet, net of any valuation allowance;

     (k) Premium receipts and benefits on universal life-type contracts are recorded as income and expense for statutory purposes. Under GAAP, revenues on universal life-type contracts are comprised of contract charges and fees which are recognized when assessed against the policyowner account balance. Additionally, premium receipts on universal life-type contracts are considered deposits and are recorded as interest-bearing liabilities while benefits are recognized as expenses in excess of the policyowner account balance;

     (l) Reinsurance recoverables on unpaid losses are reported as a reduction of policy reserves, while under GAAP, they are reported as an asset; and

     (m) Comprehensive income and its components are not presented in the statutory financial statements.

Use of Estimates
The preparation of financial statements in accordance with statutory accounting practices requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates susceptible to significant change include reserves and income taxes.

Cash Equivalents
The Company considers all highly liquid securities purchased with an original maturity of three months or less to be cash equivalents.

Investments
Investments are reported according to valuation procedures prescribed by the NAIC. Bonds not backed by other loans are generally stated at amortized cost using the interest method, except for those with an NAIC designation of 6, which are stated at the lower of amortized cost or fair value.

Mortgage and asset backed securities are stated at either amortized cost or the lower of amortized cost or fair value. Premiums and discounts on mortgage and asset backed bonds and structured securities are amortized using the retrospective method based on anticipated prepayments at the date of purchase. Prepayment assumptions are obtained from broker dealer survey values or internal estimates. Changes in estimated cash flows from the original purchase assumptions are accounted for using the retrospective method.

Preferred stocks are stated at cost as the NAIC designation is RP3 and P3 or above.

Common stocks are generally carried at NAIC fair value. The change in the stated value is generally recorded as a change in net unrealized losses on investments, a component of unassigned surplus.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Investments, (continued)
The Company carries subsidiaries as follows: FALIC and AVLIC at audited statutory equity, Pathmark and AIC at audited GAAP equity, AMAL at audited GAAP equity with statutory adjustments (2005 only), and AIA as non-admitted unaudited GAAP equity.

Mortgage loans are stated at aggregate carrying value less accrued interest. The Company records a reserve for losses on mortgage loans as part of the asset valuation reserve.

Investments in real estate are stated at the lower of depreciated cost or fair value less encumbrances. The intent to sell a property exists when management has committed to a plan to dispose of the property by sale to an outside party.

Short-term investments include all investments whose maturities, at the time of acquisition, are one year or less and are stated at amortized cost, which approximates fair value.

Loans on insurance contracts are carried at the unpaid principal balances. If the unpaid balance of the loan exceeds the policy reserves, the excess is considered a non-admitted asset.

Investments in real estate partnerships, limited liability companies and joint ventures are carried based on the underlying GAAP equity of the investee with unrealized gains and losses reflected in unassigned surplus. Other than temporary impairments of $670 and $276 were recorded as realized losses during 2006 and 2005, respectively.

Other investments are primarily low-income housing tax credits carried under the amortized cost method in 2006. In 2005, prior to the change in accounting principle, these other investments were carried under the equity method.

Derivative instruments are stated at fair value. The Company has issued covered call options outstanding with a fair value of $24 at December 31, 2006 and 2005. The purpose of these options is for income generation and not as a hedging activity.

Investment income consists primarily of interest and dividends. Interest is recognized on an accrual basis and dividends are recorded as earned at the ex-dividend date. Interest income on mortgage-backed and asset-backed securities is determined on the effective yield method based on estimated principal repayments. Accrual of income is suspended for bonds and mortgage loans that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis and recorded in operations.

Accrued interest more than 180 days past due deemed collectible on mortgage loans in default is non-admitted. All other investment income due and accrued with amounts over 90 days past due is non-admitted. No amount was excluded from unassigned surplus at December 31, 2006 and 2005.

Property
Property and equipment are carried at cost less accumulated depreciation. The Company provides for depreciation of property and equipment using straight-line and accelerated methods over the estimated useful lives of the assets. Buildings are generally depreciated over forty years. Furniture and fixtures are generally depreciated over three to ten years. Depreciation expense was $3,758 and $3,648 for the years ended December 31, 2006 and 2005 respectively.

Maintenance and repairs are charged to expense as incurred.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

EDP Equipment and Software
Electronic data processing ("EDP") equipment and operating and nonoperating software are carried at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the lesser of the estimated useful life of the related asset or three years for EDP equipment and operating system software. Depreciation expense for nonoperating system software is computed using the straight-line method over the lesser of its estimated useful life or five years.

Costs incurred for the development of internal use software are capitalized and amortized using the straight-line method over the lesser of the useful lives of the assets or three years.

Non-Admitted Assets
Certain assets, primarily a portion of deferred tax assets, receivable related to prepaid pension assets, furniture and equipment, and nonoperating system software are designated as non-admitted under statutory reporting requirements. These assets are excluded from the statutory statements of admitted assets, liabilities and surplus by adjustments to unassigned surplus. Total non-admitted assets were $35,483 and $35,541 as of December 31, 2006 and 2005, respectively.

Premiums and Related Commissions
Life premiums are recognized as income over the premium paying period of the related policies. Annuity considerations are recognized as income when received. Health premiums are earned ratably over the terms of the related insurance and reinsurance contracts or policies. Consideration received on deposit-type funds, which do not contain any life contingencies, is recorded directly to the related liability.

Expenses incurred in connection with acquiring new insurance business, including acquisition costs such as sales commissions, are charged to operations as incurred.

Policy Reserves and Deposit-type Funds
Life policy reserves provide amounts adequate to discharge estimated future obligations in excess of estimated future premiums on policies in force. Reserves for traditional and flexible premium insurance are computed principally by using the Commissioners' Reserve Valuation Method ("CRVM") or the Net Level Premium Method with assumed interest rates and mortality as prescribed by regulatory authorities. Reserves for annuities and deposit administration contracts are calculated using the Commissioners' Annuity Reserve Valuation Method ("CARVM") with appropriate statutory interest and mortality assumptions. Policy reserves include the estimated future obligations for the fixed account options selected by variable life and annuity policyowners; obligations related to variable account options are in the separate accounts. Tabular interest, tabular less actual reserves released and tabular cost for all life contracts are determined based upon statutory regulations. Other policy reserves are established and maintained on the basis of published mortality tables using assumed interest rates and valuation methods as prescribed by the Insurance Department of the State of Nebraska.

Reserves for deposit-type funds are equal to deposits received and interest credited to the benefit of policyowners, less withdrawals that represent a return to the policyowner. For the determination of tabular interest to deposit-type funds, the valuation interest rate, which varies by issue year, is multiplied by the average funds in force during the year subject to such valuation interest rate.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Reserves for Unpaid Claims
The reserves for unpaid group dental and vision claims are estimated using historic claim lags, and then adjusted upward or downward based on the current level of pended/unprocessed claims relative to the historic level of pended/unprocessed claims during the time period used in generating the claim lag factors. The reserves for unpaid claims for group dental and vision insurance includes claims in course of settlement and incurred but not reported claims. Claim adjustment expenses corresponding to the unpaid claims are accounted for by adding an additional load to the reserve for unpaid claims. To the extent the ultimate liability differs from the amounts recorded, such differences are reflected in operations when additional information becomes known.

Reserves for unpaid life claims include claims reported and unpaid and claims not yet reported, which is estimated based upon historical experience. As such amounts are necessarily estimates, the ultimate liability will differ from the amount recorded and will be reflected in operations when additional information becomes known.

Dividends to Policyowners
A portion of the Company's business has been issued on a participating basis. The amount of insurance in force on individual life participating policies was $4,603,861 or 37.0% and $5,240,193 or 41.6% of the total individual life policies in force as of December 31, 2006 and 2005, respectively. The Company distributed dividends in the amount of $10,421 and $10,533 to policyowners and did not allocate any additional income to such policyowners for the years ended December 31, 2006 and 2005, respectively.

Asset Valuation and Interest Maintenance Reserves
The AVR is a required appropriation of unassigned surplus to provide for possible losses that may occur on certain investments of the Company. The reserve is computed based on holdings of all investments and realized and unrealized gains and losses, other than those resulting from interest rate changes. Changes in the reserve are charged or credited to unassigned surplus.

The IMR is calculated based on the prescribed methods developed by the NAIC. Realized gains and losses, net of tax, resulting from interest rate changes on fixed income investments are deferred and credited to this reserve. These gains and losses are then amortized into investment income over what would have been the remaining years to maturity of the underlying investment. Amortization included in net investment income was $182 and $72 for 2006 and 2005, respectively.

Income Taxes
The Company files a life/non-life consolidated tax return with UNIFI and UNIFI includible affiliates and is party to a federal income tax allocation agreement. The Company's income tax allocation is based upon a written agreement which generally specifies separate income tax return calculations with current credit for net operating losses and/or credits which are used to reduce the portion of the consolidated income tax liability.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Income Taxes, (continued)
The Company is subject to tax-related audits in the normal course of operations. The Company records a contingency for these tax-related matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company reviews its loss contingencies on an ongoing basis to ensure that the Company has appropriate reserves recorded on the statutory statements of admitted assets, liabilities and surplus. These reserves are based on judgment made by management with respect to the likely outcome of these matters. The Company's judgment could change based on new information, Internal Revenue Service examinations and changes in laws or regulations.

The statute of limitations, generally, is closed for the Company through December 31, 2002. In 2006, the Internal Revenue Service started an examination for the federal income tax returns of the Company and Acacia Life and their affiliates for the tax years of 2004 and 2003.

Separate Accounts
The Company issues variable annuities, variable life contracts, and experience-rated group annuities, the assets and liabilities of which are legally segregated and recorded in the accompanying statutory statements of admitted assets, liabilities and surplus as assets and liabilities of the separate accounts. Absent any contract provision wherein the Company guarantees either a minimum return or account value upon death or annuitization, the net investment experience of the separate account is credited directly to the policyowner and can be positive or negative. Mortality, policy administration and surrender charges to all separate accounts are included in miscellaneous income in the statutory statements of operations.

The assets of separate accounts relating to variable annuity and variable life contracts are carried at fair value and consist primarily of mutual funds held for the benefit of policyowners. Deposits received from, and benefits paid, to separate account policyowners which were invested in the fixed account are recorded as an increase in, or a direct charge to, policy reserves. Investment income and realized and unrealized capital gains and losses related to the assets which support the variable annuity and variable life contracts are not reflected in the Company's statutory statements of operations.

Certain other separate accounts relate to experience-rated group annuity contracts that fund defined contribution pension plans. These contracts provide guaranteed interest returns for one-year only, where the guaranteed interest rate is re-established each year based on the investment experience of the separate account. In no event can the interest rate be less than zero. There are guarantees of principal and interest for the purposes of plan participant transactions (e.g., participant-directed withdrawals and fund transfers done at account value). The assets and liabilities of these separate accounts are carried at account value.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

         Bonds and Preferred Stocks - The fair values for bonds and preferred stocks are based on quoted market prices, where available. For bonds and preferred stocks not actively traded, fair values are estimated using values obtained from independent pricing services and based on expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair values of mortgage and asset backed securities are estimated using values obtained from independent pricing services and based on expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments.

         Common Stocks - For publicly traded securities, fair value is determined using prices published by the NAIC Securities Valuation Office. Stocks in affiliates are carried on the equity method and, therefore, are not included as part of the fair value disclosure.

         Mortgage Loans - The fair values for mortgage loans are estimated using discounted cash flow calculations which are based on interest rates currently being offered for similar loans to borrowers with similar credit ratings, credit quality, and maturity of the investments. Loans that exceed 100% loan-to-value are valued at the estimated fair value of the underlying collateral.

         Cash and Cash Equivalents, Short-term Investments, Other Investments, and Accrued Investment Income - The carrying amounts for these instruments approximate their fair values due to the short maturity of these investments, except when an instrument becomes other than temporarily impaired and a new cost basis has been recognized. The fair value for these instruments becomes their new cost basis.

         Loans on Insurance Contracts - The carrying amounts approximate fair value.

         Deposit-Type Funds - Deposit-type funds with a fixed maturity are valued at discounted present value using market interest rates. Deposit-type funds which do not have fixed maturities are carried at the amount payable on demand at the reporting date.

         Borrowed money - The fair value is estimated using discounted cash flow analyses based on current incremental borrowing rates for similar types of borrowing arrangements.

         Separate Account Assets and Liabilities - The fair values of separate account assets are based upon quoted market prices. Separate account liabilities are carried at the fair value of the underlying assets.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Vulnerability due to Certain Concentrations
The Company operates in a business environment which is subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, interest rate risk, market risk, credit risk and legal and regulatory changes. Federal legislation has allowed banks and other financial organizations to have greater participation in securities and insurance businesses. This legislation may present an increased level of competition for sales of the Company's products. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes that lessen these incentives are likely to negatively impact the demand for these products. The demand for life insurance products that are used to address a customer's estate planning needs may be impacted to the extent any legislative changes occur to the current estate tax laws.

Reclassifications
Certain items on the prior year financial statements have been reclassified to conform to current year presentation. Such reclassifications were not material, either individually or in the aggregate.

Accounting Pronouncements
ACCOUNTING FOR LOW INCOME HOUSING TAX CREDIT PROPERTY INVESTMENTS, STATEMENT OF STATUTORY ACCOUNTING PRINCIPLE NO. 93
Effective January 1, 2006, the Company adopted SSAP No. 93, "Accounting for Low Income Housing Tax Credit Property Investments". This statement establishes the valuation method for recording investments in low income housing tax credit properties. As a result, the cumulative effect of the change in accounting principle from implementing SSAP No. 93 was a reduction in unassigned surplus of $676 which was comprised of a reduction to other investments of $788 and a reduction to the AVR beginning balance of $112. The Company has up to 9 remaining years of unexpired tax credits and is required to hold these investments for up to 13 years. The prior period has not been restated as it was not permitted by SSAP No. 93.

INVESTMENTS IN SUBSIDIARY, CONTROLLED, AND AFFILIATED ENTITIES, STATEMENT OF STATUTORY ACCOUNTING PRINCIPLE NO. 88
Effective January 1, 2005, the Company adopted SSAP No. 88, "Investments in Subsidiary, Controlled, and Affiliated Entities, A Replacement of SSAP No. 46". SSAP No. 88 addresses the valuation of subsidiary, controlled, and affiliated entities. As a result, the cumulative effect of the change in accounting principle from implementing SSAP No. 88 was a reduction in unassigned surplus of $831.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



2.  Investments

Bonds

The table below provides additional information relating to bonds held at December 31, 2006:

                                                                        Gross           Gross
                                                 Book/Adjusted       Unrealized       Unrealized
                                                 Carrying Value         Gains           Losses        Fair Value
--------------------------------------------------------------------------------------------------------------------
Bonds:
U.S. Governments                             $          164,825  $        3,634  $        2,326 $          166,133
All Other Governments                                     2,239              40               -              2,279
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed
  Obligations of Agencies and Authorities
  of Governments and Their Political
  Subdivisions                                          168,988             237           3,668            165,557
Public Utilities (Unaffiliated)                          79,405           1,680           1,269             79,816
Industrial & Miscellaneous (Unaffiliated)               806,768          19,288           8,881            817,175
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                  $        1,222,225  $       24,879  $       16,144 $        1,230,960
====================================================================================================================

The table below provides additional information relating to bonds held at December 31, 2005:

                                                                        Gross           Gross
                                                 Book/Adjusted       Unrealized       Unrealized
                                                 Carrying Value         Gains           Losses        Fair Value
--------------------------------------------------------------------------------------------------------------------
Bonds:
U.S. Governments                             $          177,184  $        5,067  $        1,609 $          180,642
All Other Governments                                     3,027             100               -              3,127
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed
  Obligations of Agencies and Authorities
  of Governments and Their Political
  Subdivisions                                          180,159             735           2,646            178,248
Public Utilities (Unaffiliated)                          86,212           2,822             545             88,489
Industrial & Miscellaneous (Unaffiliated)               720,718          25,880           6,619            739,979
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                  $        1,167,300  $       34,604  $       11,419 $        1,190,485
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



2.  Investments

Bonds and Stocks
An aging of unrealized losses on the Company's investments in bonds, preferred stocks - unaffiliated and common stocks - unaffiliated were as follows:

                                                                    December 31, 2006
                                       -----------------------------------------------------------------------------
                                         Less than 12 months        12 months or more               Total
                                       ------------------------- ------------------------- -------------------------
                                          Fair      Unrealized       Fair     Unrealized       Fair     Unrealized
                                          Value       Losses         Value      Losses         Value      Losses
--------------------------------------------------------------------------------------------------------------------
Bonds:
U.S. Governments                        $    33,065 $       265   $    69,070 $     2,061   $   102,135 $     2,326
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed
  Obligations of Agencies and
  Authorities of Governments and Their
  Political Subdivisions                     31,737         253       119,017       3,415       150,754       3,668
Public Utilities (Unaffiliated)              20,234         284        25,210         985        45,444       1,269
Industrial & Miscellaneous
  (Unaffiliated)                            108,421       1,065       237,182       7,816       345,603       8,881
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                 193,457       1,867       450,479      14,277       643,936      16,144
--------------------------------------------------------------------------------------------------------------------
Preferred Stocks (Unaffiliated)                   -           -         1,566          58         1,566          58
Common Stocks (Unaffiliated)                 16,611         768             -           -        16,611         768
--------------------------------------------------------------------------------------------------------------------
Total                                   $   210,068 $     2,635   $   452,045 $    14,335   $   662,113 $    16,970
--------------------------------------------------------------------------------------------------------------------


                                                                    December 31, 2005
                                       -----------------------------------------------------------------------------
                                         Less than 12 months        12 months or more               Total
                                       ------------------------- ------------------------- -------------------------
                                          Fair      Unrealized       Fair     Unrealized       Fair     Unrealized
                                          Value       Losses         Value      Losses         Value      Losses
--------------------------------------------------------------------------------------------------------------------
Bonds:
U.S. Governments                        $    75,594 $       915   $    18,190 $       694   $    93,784 $     1,609
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed
  Obligations of Agencies and
  Authorities of Governments and Their
  Political Subdivisions                    109,600       1,751        21,969         895       131,569       2,646
Public Utilities (Unaffiliated)              22,653         545             -           -        22,653         545
Industrial & Miscellaneous
  (Unaffiliated)                            196,893       4,122        54,847       2,497       251,740       6,619
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                 404,740       7,333        95,006       4,086       499,746      11,419
Preferred Stocks (Unaffiliated)               1,470         202         2,163         188         3,633         390
Common Stocks (Unaffiliated)                 35,732       1,485             -           -        35,732       1,485
--------------------------------------------------------------------------------------------------------------------
Total                                   $   441,942 $     9,020   $    97,169 $     4,274   $   539,111 $    13,294
--------------------------------------------------------------------------------------------------------------------

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



2.  Investments, (continued)

Bonds and Stocks, (continued)
The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Based on an evaluation of the prospects of the issuers, including, but not limited to, the Company's intentions to sell or ability to hold the investments; the length of time and magnitude of the unrealized loss; and the credit ratings of the issuers of the investments in the above bonds, the Company has concluded that the declines in the fair values of the Company's investments in bonds at December 31, 2006 or 2005 are temporary.

For substantially all preferred stocks - unaffiliated and common stocks - unaffiliated securities with an unrealized loss greater than 12 months, such unrealized loss was less than 25% of the Company's carrying value of each preferred stock or common stock security. The Company considers various factors when considering if a decline in the fair value of a preferred stock and common stock security is other than temporary, including but not limited to, the length of time and magnitude of the unrealized loss; the volatility of the investment; analyst recommendations and price targets; opinions of the Company's investment managers; market liquidity; and the Company's intentions to sell or ability to hold the investments. Based on an evaluation of these factors, the Company has concluded that the declines in the fair values of the Company's investments in both unaffiliated preferred stocks and common stocks at December 31, 2006 or 2005 are temporary.

The Company's bond and short-term investment portfolios are predominantly comprised of investment grade securities. At December 31, 2006 and 2005, bonds totaling $44,053 and $50,488, respectively, (3.6% and 4.3%, respectively, of the total bond and short-term portfolios) are considered "below investment grade". Securities are classified as "below investment grade" by utilizing rating criteria established by the NAIC. During 2006 and 2005, the Company recorded realized losses for other than temporary impairments on bonds of $1,535 and $405, respectively.

The carrying value and fair value of bonds at December 31, 2006 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                               Book/Adjusted          Fair
                                                                              Carrying Value          Value
--------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                      $        29,124    $        29,391
Due after one year through five years                                                245,619            252,517
Due after five years through ten years                                               502,037            499,674
Due after ten years                                                                  298,225            299,241
Bonds with multiple repayment dates                                                  147,220            150,137
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                                                  $     1,222,225    $     1,230,960
====================================================================================================================

Bonds not due at a single maturity date have been included in the table above in the year of final maturity.

Sales of bond investments in 2006 and 2005 resulted in proceeds of $21,137 and $47,488, respectively, on which the Company realized gross gains of $587 and $1,539, respectively, and gross losses of $425 and $986, respectively.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


2.  Investments, (continued)

Mortgage Loans
The Company invests in mortgage loans collateralized principally by commercial real estate. The maximum and minimum lending rates for mortgage loans issued during 2006 are 6.98% and 5.85%, respectively. The maximum percentage of any one loan to the value of security at the time the loan was originated, exclusive of insured, guaranteed or purchase money mortgages, was 75% with the exception of two loans for which the portion exceeding 75% is admitted under investment "basket" provisions. The Company has not included taxes, assessments or other amounts advanced in mortgage loans at December 31, 2006 and 2005.

The Company's mortgage loans finance various types of commercial and multi-family residential properties throughout the United States. The geographic distributions of the mortgage loans at December 31, 2006 and 2005 are as follows:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
California                                                                       $        38,431  $        32,606
Texas                                                                                     24,894           30,860
Arizona                                                                                   23,275           20,289
Minnesota                                                                                 19,757           19,560
Oklahoma                                                                                  18,805           14,193
Washington                                                                                18,723           20,804
Oregon                                                                                    18,126           17,920
Utah                                                                                      17,414           10,797
Ohio                                                                                      17,393           16,960
All other states                                                                         132,616          133,542
--------------------------------------------------------------------------------------------------------------------
                                                                                 $       329,434  $       317,531
====================================================================================================================

At December 31, 2006 and 2005, the Company does not have any impaired mortgage loans or interest income on impaired mortgage loans. Interest income on impaired mortgage loans is generally recognized on a cash basis.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



2.  Investments, (continued)

Fair Value of Financial Instruments
The book/adjusted carrying value and fair value of financial instruments at December 31 are as follows:

                                                               2006                             2005
                                                 -------------------------------------------------------------------
                                                  Book/Adjusted                    Book/Adjusted
                                                  Carrying Value    Fair Value     Carrying Value    Fair Value
--------------------------------------------------------------------------------------------------------------------
Financial Assets:
    Bonds                                         $    1,222,225  $    1,230,960   $    1,167,300  $    1,190,485
    Preferred stocks - unaffiliated                        7,948           8,332            5,690           5,371
    Preferred stocks - affiliated                         20,000          20,000           22,500          22,500
    Common stocks - unaffiliated                         203,847         203,847          178,043         178,043
    Mortgage loans                                       329,434         327,800          317,531         328,590
    Cash and cash equivalents                             10,603          10,603           20,579          20,579
    Short-term investments - unaffiliated                 17,601          17,601           11,170          11,170
    Short-term investments - affiliated                        -               -            8,600           8,600
    Loans on insurance contracts                          57,737          57,737           60,082          60,082
    Other investments                                        962             962              752             752
    Accrued investment income                             19,361          19,361           18,246          18,246
    Assets related to separate accounts                1,273,171       1,273,171          886,986         886,986
Financial Liabilities:
    Deposit-type funds                            $      516,048  $      517,885   $      497,207  $      500,002
    Borrowed money - affiliates                           27,466          27,359                -               -
    Liabilities related to separate accounts           1,273,171       1,273,171          886,986         886,986
--------------------------------------------------------------------------------------------------------------------

3.  Income Taxes

The following are federal income taxes paid in the current and prior years that will be available for recoupment in the event of future losses:

          2006                     $    32,488
          2005                          21,263
          2004                          22,276

Federal income taxes incurred at December 31 consist of the following major components:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Current federal income taxes
Operations                                                                       $        18,107  $        15,505
Capital gains                                                                             12,626            6,077
--------------------------------------------------------------------------------------------------------------------
                                                                                          30,733           21,582
Change in net deferred income taxes                                                       (2,868)           1,437
--------------------------------------------------------------------------------------------------------------------
    Total federal income taxes incurred                                          $        27,865  $        23,019
====================================================================================================================


                                       20

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


3.  Income Taxes, (continued)

The difference between the U.S. federal income tax rate and the federal income taxes incurred at December 31 is summarized as follows:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Income before federal income taxes and realized capital gains                    $        54,144  $        55,377
Net realized capital gains before federal income taxes and
  transfers to IMR                                                                        30,732           20,195
--------------------------------------------------------------------------------------------------------------------
Total pretax income                                                                       84,876           75,572
Change in non-admitted assets                                                               (497)          (2,371)
Tax exempt income                                                                         (7,683)          (5,907)
Nondeductible expenses                                                                     5,337              614
Change in accounting principle                                                              (788)               -
Other                                                                                     (1,419)            (738)
--------------------------------------------------------------------------------------------------------------------
                                                                                          79,826           67,170
Statutory tax rate                                                                          0.35             0.35
--------------------------------------------------------------------------------------------------------------------
                                                                                          27,939           23,510
Addition of federal income tax reserve                                                       205                -
Tax credits                                                                                 (279)            (491)
--------------------------------------------------------------------------------------------------------------------
      Total federal income taxes incurred                                        $        27,865  $        23,019
====================================================================================================================

The items that give rise to deferred tax assets and liabilities at December 31 relate to the following:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
Unrealized investment losses                                                     $         2,335  $         2,070
Deferred policy acquisition costs                                                          7,811            6,794
Future policy and contract benefits                                                        4,809            4,055
Policyowner dividends                                                                      3,591            3,668
Pension and postretirement benefits                                                        9,364            9,056
Non-admitted assets                                                                       11,059           10,885
Other                                                                                      1,548            1,417
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                                                 40,517           37,945
--------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:

Unrealized investment gains                                                               18,079           13,992
Other                                                                                      7,999            8,341
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax liabilities                                                            26,078           22,333
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                                    14,439           15,612
Less:  non-admitted deferred tax assets                                                    3,008            4,441
--------------------------------------------------------------------------------------------------------------------
Net admitted deferred tax asset                                                  $        11,431  $        11,171
====================================================================================================================

Increase (decrease) in deferred tax assets non-admitted                          $        (1,433) $         4,441
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


3.  Income Taxes, (continued)

The change in net deferred income taxes is comprised of the following:

                                                                          December 31
                                                                     2006             2005             Change
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                      $        40,517   $        37,945  $         2,572
Gross deferred tax liabilities                                          26,078            22,333            3,745
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                         $        14,439   $        15,612           (1,173)
==================================================================================================
Tax effect of unrealized gains                                                                              4,041
                                                                                                 -------------------
Change in net deferred income tax                                                                 $         2,868
                                                                                                 ===================

                                                                          December 31
                                                                     2005             2004             Change
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                      $        37,945   $        38,479  $          (534)
Gross deferred tax liabilities                                          22,333            32,463          (10,130)
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                         $        15,612   $         6,016            9,596
==================================================================================================
Tax effect of unrealized gains                                                                            (11,033)
                                                                                                 -------------------
Change in net deferred income tax                                                                 $        (1,437)
                                                                                                 ===================

The Company files income tax returns with the Internal Revenue Service and various state tax jurisdictions. From time to time, the Company is subject to routine audits by those agencies and those audits may result in proposed adjustments. The Company has considered the alternative interpretations that may be assumed by the various taxing agencies and believes its positions taken regarding its filings are valid. Based upon review of the Company's tax contingencies, the reserve held for tax related contingencies was increased by $205 in 2006.

4.  Information Concerning Parent, Subsidiaries and Affiliates

With the AMAL dissolution into the Company as of September 30, 2006, included in the book/adjusted carry value of AMAL was $21,711 of goodwill, which was released at that time. The Company received assets totaling $2,766 and liabilities of $40,856 (including $29,825 as disclosed in Note 5 - Borrowed Money and $10,000 related to a note with the Company, which was subsequently retired upon the dissolution).

On December 29, 2006, TAG was dissolved into the Company. Upon dissolution the Company received consideration in the amount of $807 resulting in no realized capital gain or loss.

During 2002, AMAL entered into an unsecured loan agreement to borrow up to $15,000 from its parents. The note came due August 13, 2004 and at that time, the maturity date of the promissory note was amended to be August 11, 2005. During 2005, a new promissory note was issued with a maturity date of August 10, 2006. The note was paid off during 2006. The note carried an interest rate of LIBOR plus 0.625% (4.965% at December 31, 2005). Included in short-term investments - affiliated was $8,600 that represents the amount due to the Company from AMAL at December 31, 2005.

On January 30, 2003, the Company purchased 520,562 shares of common stock from AFSB valued on that date for $10,000. During 2005, the Company made additional contributions of $1,479 as paid in capital to AFSB.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


4.  Information Concerning Parent, Subsidiaries and Affiliates, (continued)

On December 20, 1999, the Company purchased $25,000 of redeemable preferred stock from Acacia Life. The stock, which pays dividends in an amount per annum equal to 6.66% in 2006 and 2005, and is non-voting, provides for redemption beginning in 2005 with final redemption on or by January 1, 2015. On June 1, 2006 and 2005, the Company redeemed 100,000 shares at $2,500.

In 2003, the Company received $2,452 in bonds and related accrued interest as of November 30, 2003 in payment of a $2,500 dividend declared by Pathmark Administrators, Inc. The remaining $48 was paid in cash. The bonds were transferred at fair value with the Company recording a deferred gain of $120 to be amortized over the life of the bonds.

On December 30, 2005, Veritas Corp. was dissolved into the Company. Upon dissolution, the Company received consideration in the amount of $159 resulting in a realized capital gain of $23.

AVLIC, an affiliate, has a variable insurance trust (VIT). The Company offers, in conjunction with FALIC and AVLIC, the VIT as an investment option to policyowners through their separate accounts. The Company had separate account investments of $1,892 and $1,899 in the VIT as of December 31, 2006 and 2005, respectively. Affiliates of the Company provide investment advisory and administrative services to the VIT on a fee basis.

The Company offers mutual funds of Calvert Variable Series, Inc. (CVS) and Summit Investment Partners, Inc. (SIP), affiliates, to policyowners through the separate accounts. Separate account investments in the mutual funds offered through CVS and SIP were $100,986 and 73,329 as of December 31, 2006 and 2005, respectively.

The Company had short-term investments of $409 and $1,892 in mutual funds of an affiliate at December 31, 2006 and 2005, respectively, included in short-term investments - unaffiliated.

The Company reported the following amounts due from (to) the below listed affiliates. The terms of the intercompany agreements require that these amounts be settled within 30 days.

                                                       Receivable (Payable)
------------------------------------------------------------------------------
Ameritas Holding Company                           $           (62)
Union Central Life Insurance Company                           628
Ameritas Variable Life Insurance Company                     3,850
First Ameritas Life Insurance Corp. of New York                182
Pathmark Administrators Inc.                                  (174)
Ameritas Investment Corp.                                    1,192
Ameritas Investment Advisors, Inc.                             104
Acacia Life Insurance Company                                3,039
Acacia Federal Savings Bank                                     35
Calvert Group, LTD                                              18
Summit Investment Partners, Inc.                                14
------------------------------------------------------------------------------

The Company has entered into a guarantee agreement with AVLIC, whereby the Company guarantees the full, complete and absolute performance of all duties and obligations of this company.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



4.  Information Concerning Parent, Subsidiaries and Affiliates, (continued)

The Company provides technical, financial, legal and marketing support to its affiliates under various administrative service and cost-sharing agreements. Included in miscellaneous income is $2,754 and $17,422 received under administrative service agreements for the years ended December 31, 2006 and 2005, respectively. Reimbursements of $24,378 and $1,486 for the years ended December 31, 2006 and 2005 related to cost-sharing agreements with affiliates have been recorded as a reduction in general insurance expenses. In addition, the Company receives investment advisory services from an affiliate. Costs related to this agreement, included as an investment expense and reducing net investment income, totaled $1,657 and $1,609 for the years ended December 31, 2006 and 2005, respectively.

5.  Borrowed Money

Effective September 1, 2006 the Company has an outstanding liability for borrowed money in the amount of $29,825 payable to two affiliates, Acacia Life and AFCO. These notes were issued by a 100% owned subsidiary, AMAL, during the repurchase of its outstanding common stock from Acacia Life and AFCO. These notes are payable in twelve equal quarterly installments beginning on December 1, 2006 with the final installment due on September 1, 2009. The notes carry a fixed interest rate of 5.56% based on the Bloomberg Fair Value 3-year Single "A" U.S. Insurer Index plus 0.020%. The Company may not prepay the notes in whole or in part at any time prior to the maturity date. There are no collateral requirements associated with these notes.

6.  Benefit Plans

Defined Benefit Plan
The Company participates in a non-contributory defined benefit plan (the Plan or the Pension Plan) sponsored by AHC. The Plan was formerly sponsored by the Company as a non-contributory defined benefit pension plan (Ameritas Plan) covering substantially all employees of the Company. During 2000, the Ameritas Plan was merged with the Acacia Retirement Plan (Acacia Plan), sponsored by Acacia.

Upon the merger of the Ameritas and Acacia Plans, accumulated benefits of the Plan were frozen, and AHC became the Plan sponsor. Accordingly, the Company's prepaid benefit cost was transferred to AHC, and the Company holds a pre-funded pension expense receivable, due from AHC. During 2006 and 2005, the Company paid $5,000 and $15,650, respectively to AHC which in turn contributed the money to the Plan. The balance of the prefunded pension expense receivable was $12,085 and $10,620 at December 31, 2006 and 2005, respectively, and is a non-admitted asset.

While their pension plans were merged, the separate benefit formulas of the Ameritas Plan and Acacia Plan still exist within the Plan and are used to determine the amount of Plan expense to allocate from AHC to the participating companies. The Company incurred pension expense of $3,447 and $14,041 in 2006 and 2005, respectively, for its participation in the Plan.

The Plan's assets include investments in a deposit administration contract with the Company and investments in two pension separate accounts of the Company, Ameritas Retirement Equity Account and Ameritas Separate Account D. The carrying value of the assets of the Plan invested in the Company and its separate accounts were approximately $98,000 and $90,000 at December 31, 2006 and 2005, respectively. A portion of the separate accounts' assets are invested in mutual funds which are advised by an affiliate of Acacia Life.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


6.  Benefit Plans, (continued)

Defined Contribution Plans
The Company's employees and agents participate in defined contribution plans sponsored by AHC that cover substantially all full-time employees and agents. Company matching contributions under the defined contribution plan range from 0.5% to 3% of the participant's compensation. In addition, for eligible employees who are not Pension Plan participants, the Company makes a contribution of 6% of the participant's compensation for those employees hired prior to January 1, 2006 and 5% of the participant's compensation for those hired after January 1, 2006. Contributions by the Company to the employee and agents defined contribution plans were $3,410 and $3,383 in 2006 and 2005, respectively.

The defined contribution plans' assets also include investments in a deposit administration contract with the Company and investments in two pension separate accounts of the Company, the Ameritas Retirement Equity Account and Ameritas Separate Account D. The carrying value of the assets of the Plan invested in the Company and its separate accounts were approximately $207,500 and $184,000 at December 31, 2006 and 2005, respectively. A portion of the separate accounts' assets are invested in mutual funds which are advised by an affiliate of Acacia Life.

Postretirement Benefit Plans
The Company provides certain health care benefits to retired employees who were hired prior to January 1, 2005. For associates eligible to retire at January 1, 2000, these benefits are a specified percentage of premium until age 65 and a flat dollar amount thereafter. For associates eligible for retirement after January 1, 2000, benefits will be provided until the associate becomes eligible for Medicare. Employees become eligible for these benefits upon the attainment of age 55, 15 years of service and participation in the Company's medical plan for the immediately preceding five years.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) became law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The postretirement benefit obligation and net periodic postretirement benefit cost in the financial statements and accompanying notes do reflect the effects of the Act on the Plan.

In May 2004, additional guidance became available to specific companies who elected deferral and were able to determine if their plans are actuarially equivalent to recognize the impact of the Act no later than the first annual reporting period beginning after June 15, 2004. In January 2005, the Center for Medicare and Medicaid Services issued the final regulations for the Act including the determination of actuarial equivalence. The Company has determined that its plans are actuarially equivalent. The Company qualified for and elected to receive the 28% federal subsidy on allowable gross prescription drug costs of qualified retirees. The Company received subsidy payments of $47 in 2006. The Company did not receive any subsidy payments in 2005. The Company has determined that the effects of the subsidy are immaterial on the results of statutory operations or statutory statements of admitted assets, liabilities and surplus of the Company. The measures of benefit obligations and net periodic pension cost reflect effects of the Act.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


6.  Benefit Plans, (continued)

Postretirement Benefit Plans, (continued)
The following tables provide a reconciliation of the changes in the postretirement benefit obligations and fair value of assets for the years ended December 31, 2006 and 2005, and a statement of the funded status as of the December 31 measurement date of both years:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Reconciliation in benefit obligation
    Benefit obligation at beginning of year                                      $         5,558  $         6,693
    Transfer of obligation from dissolution of AMAL                                          106                -
    Service cost                                                                              69               57
    Interest cost                                                                            331              315
    Actuarial (gain) or loss                                                               1,164           (1,279)
    Special termination benefits                                                               -               81
    Federal subsidy receipts                                                                  47                -
    Benefits paid                                                                           (772)            (309)
--------------------------------------------------------------------------------------------------------------------
    Benefit obligation at end of year                                            $         6,503  $         5,558
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Reconciliation of fair value of plan assets
    Fair value of plan assets at beginning of year                               $         2,754  $         2,557
    Transfer of plan assets from dissolution of AMAL                                         156                -
    Actual return on plan assets                                                             147              131
    Employer contributions                                                                   401              303
    Benefits paid                                                                           (663)            (237)
--------------------------------------------------------------------------------------------------------------------
    Fair value of plan assets at end of year                                     $         2,795  $         2,754
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Funded status
    Funded status at end of year                                                 $        (3,708) $        (2,804)
    Unrecognized net actuarial loss                                                        3,009            1,995
    Unrecognized prior service cost                                                           (1)              (1)
--------------------------------------------------------------------------------------------------------------------
    Accrued benefit cost                                                         $          (700) $          (810)
--------------------------------------------------------------------------------------------------------------------

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


6.  Benefit Plans, (continued)

Postretirement Benefit Plans, (continued)
The amount of the postretirement obligation for nonvested employees was $849 and $512 at December 31, 2006 and 2005, respectively.

Periodic postretirement medical expense included the following components:
                                                                                      Years Ended December 31
--------------------------------------------------------------------------------------------------------------------
                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Service cost                                                                     $            69  $            57
Interest cost                                                                                331              315
Expected return on plan assets                                                              (156)            (139)
Early retirement one-time cost                                                                 -               81
Amortization of net loss                                                                     175              176
--------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                                                        $           419  $           490
--------------------------------------------------------------------------------------------------------------------

Plan assets are invested in 100% fixed income investments. The expected rate of return on these investments is 6%. The Company expects to contribute $520 to its postretirement benefits plans and 401(h) account in 2007.

Estimated Future Benefit Payments
The following net benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

                                                             Expected Net
    Fiscal Year                                            Benefit Payments
--------------------------------------------------------------------------------
    2007                                                $          763
    2008                                                           774
    2009                                                           778
    2010                                                           773
    2011                                                           756
    2012 - 2016                                                  3,430
--------------------------------------------------------------------------------

The assumptions used in the measurement of the postretirement benefit obligations are:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions as of December 31
Discount rate                                                                          6.00%            5.75%
Expected long term rate of return on plan assets                                       6.00%            6.00%
--------------------------------------------------------------------------------------------------------------------

                                       27

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


6.  Benefit Plans, (continued)

Estimated Future Benefit Payments, (continued)
The assumptions used to determine net periodic post retirement benefit costs are:
                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions as of December 31
Discount rate                                                                          5.75%            6.00%
Expected long term rate of return on plan assets                                       6.00%            6.00%
--------------------------------------------------------------------------------------------------------------------

The assumed health care cost trend rates as of December 31 were:
                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Healthcare Cost Trend Rate Assumed for Next Year                                       9.0%             7.0%
Rate to which the Cost Trend Rate is Assumed to Decline (Ultimate Trend Rate)          5.0%             5.0%
Year the Rate Reaches the Ultimate Trend Rate                                          2011             2008
--------------------------------------------------------------------------------------------------------------------

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in health care trend rates would have the following effects:

--------------------------------------------------------------------------------------------------------------------
                                                                                   1% increase      1% decrease
--------------------------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components of net                        $     45         $    (40)
periodic postretirement health care benefit cost

Effect on the health care component of the accumulated
postretirement benefit obligation                                                     $    625         $   (569)
--------------------------------------------------------------------------------------------------------------------

Other Plans
Separate supplemental retirement agreements totaled $11,696 and $10,596 included in other liabilities at December 31, 2006 and 2005, respectively, cover certain active and retired employees. These plans are unfunded.

7. Dividend Restrictions and Surplus

The Company is subject to regulation by the Insurance Department of the State of Nebraska, which restricts the advancement of funds to parent and affiliated companies as well as the amount of dividends that may be paid without prior approval. No dividends to parent or affiliated companies were paid in the current or prior year.

Unassigned surplus represents the undistributed and unappropriated amount of surplus at the statement date. The cumulative effect related to the portion of unassigned surplus represented or reduced by each of the following items as of December 31:

                                                                                      2006              2005
 -------------------------------------------------------------------------------------------------------------------
 Unrealized gains on investments, net of taxes                                   $        63,558  $        69,648
   of $18,002 and $13,961
 Nonadmitted asset values                                                                (35,483)         (34,102)
 Asset valuation reserves                                                                (60,281)         (68,064)
 -------------------------------------------------------------------------------------------------------------------

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


8.  Commitments and Contingencies

As a condition of doing business, all states and jurisdictions have adopted laws requiring membership in life and health insurance guaranty funds. Member companies are subject to assessments each year based on life, health or annuity premiums collected in the state. In some states these assessments may be applied against premium taxes. The Company estimated its cost related to past insolvencies and has provided a reserve included in other liabilities of $456 and $492 as of December 31, 2006 and 2005, respectively, and estimated recoveries from premium taxes included in data processing and other admitted assets of $382 and $402 as of December 31, 2006 and 2005, respectively.

From time to time the Company is involved in pending and threatened litigation in the normal course of business in which claims for monetary damages are asserted. In the opinion of management, the ultimate liability, if any, arising from such pending or threatened litigation is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

Securities commitments of $20,990 and $33,136 and mortgage loan and real estate commitments of $26,375 and $7,963 were outstanding for investments to be purchased in subsequent years as of December 31, 2006 and 2005, respectively. Low income housing tax credit property investment commitments were $139 as of December 31, 2006. These commitments have been made in the normal course of business and are not reflected in the accompanying financial statements. The Company's exposure to credit loss is represented by the contractual notional amount of these commitments. The Company uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance sheet instruments.

Companies operating in the insurance and financial services markets have come under the scrutiny of regulators with respect to market conduct and compliance issues. Under certain circumstances, companies have been held responsible for providing incomplete or misleading sales materials and for replacing existing policies with policies that were less advantageous to the policyowner. The Company monitors its sales materials and enforces compliance procedures to mitigate any exposure to potential litigation. The Company and its life insurance subsidiaries are members of the Insurance Marketplace Standards Association, an organization which advocates ethical market conduct.

The Company has a $15,000 unsecured line of credit available at December 31, 2006. No balance was outstanding at any time during 2006 or 2005. The line of credit expires May 31, 2007.

The Company engages in securities lending transactions to generate additional income. The program is administered by an authorized financial institution and requires the borrower to provide collateral, primarily consisting of cash and government securities, on a daily basis, in amounts equal or exceeding 102% of the fair value of the loaned securities. The Company maintains effective control over all loaned securities and, therefore, continues to report such securities as bonds and common stocks in the statutory statements of admitted assets, liabilities, and surplus. Bonds and common stocks loaned as of December 31, 2006 were $23,626 and $5,414, respectively. The fair value of cash collateral held was $29,428 as of December 31, 2006. There was no non-cash collateral on deposit at December 31, 2006.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


9.  Gain or Loss to the Reporting Entity from Uninsured Accident and Health
Plans

ASO Plans
The gain from operations from administrative services only (ASO) uninsured plans is as follows for the year ended December 31:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Net reimbursement for administrative expenses (including                         $         3,793  $         3,602
  administrative fees) in excess of actual expenses
Total net other income (expense) (including interest paid to
  or received from ASO uninsured plans)                                                        -                -
--------------------------------------------------------------------------------------------------------------------
Net gain from operations                                                         $         3,793  $         3,602
--------------------------------------------------------------------------------------------------------------------
Total claim payment volume                                                       $        65,044  $        55,611
--------------------------------------------------------------------------------------------------------------------

ASC Plans
The gain from operations from administrative services contract (ASC) uninsured plans is as follows for the year ended December 31:
                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Gross reimbursement for medical cost incurred                                    $           430  $           380
Other income or expenses (including interest paid to or
  received from plans)                                                                        27               24
Gross expenses incurred (claims and administrative)                                          452              399
--------------------------------------------------------------------------------------------------------------------
Net gain from operations                                                         $             5  $             5
====================================================================================================================

10.  Direct Premiums Written

The Company has one third party administrator, HealthPlan Services, Inc., for which direct premiums written exceed 5% of total surplus. This administrator writes group accident and health business, does not have an exclusive contract, and has been granted the authority for underwriting, premium collection, and binding authority. The total amount of direct premiums written is $36,965 and $36,020 for the years ended December 31, 2006 and 2005, respectively. The Company did not have any other third party administrators or any managing general agents that exceeded 5% of total surplus for direct written premiums during these periods.

11.  Other Items

Troubled Debt Restructuring
The Company has several long-term bond holdings with restructured terms. The carrying value as of December 31, 2006 and 2005, has been written down to $0 and $104, respectively, whereby the Company recorded no realized capital losses. The Company incurred no amount of commitments to lend additional funds to debtors owing receivables whose terms have been modified in troubled debt restructuring. The Company's income recognition policy for interest income on an impaired loan is the cash basis/cost recovery method.

Securities on Deposit
Securities with a book/adjusted carrying value of $6,700 and $6,692 at December 31, 2006 and 2005, respectively, were on deposit with government agencies as required by law in various jurisdictions in which the Company conducts business.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



11.  Other Items, (continued)

Uncollectibility of Assets
The Company had admitted assets of $995 and $1,017 at December 31, 2006 and 2005, respectively, in accounts receivable for uninsured plans and included with data processing and other admitted assets on the statutory statements of admitted assets, liabilities and surplus. The Company routinely assesses the collectibility of these receivables. Based upon Company experience, less than 1% of the balance may become uncollectible and the potential loss is not material to the Company's financial condition.

Participating Contracts
Effective October 1, 1998 (the Effective Date) the Company formed a closed block (the Closed Block) of policies, under an arrangement approved by the Insurance Department of the State of Nebraska, to provide for dividends on policies that were in force on the Effective Date and which were within the classes of individual policies for which the Company had a dividend scale in effect on the Effective Date. The Closed Block was designed to give reasonable assurance to owners of affected policies that the assets will be available to support such policies including maintaining dividend scales in effect at the Effective Date, if the experience underlying such scales continues. The assets, including revenue thereon, will accrue solely to the benefit of the owners of policies included in the block until the block is no longer in effect.

12.  Reinsurance

Amounts recoverable from reinsurers are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Management believes the recoverables are appropriately established. The Company conducts reinsurance business with FALIC, AVLIC, and other non-affiliated companies.

Following is a summary of the transactions through reinsurance operations:

                                                                                      Years Ended December 31
                                                                                ------------------------------------
                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Premiums Income:
  Assumed (related party $6,572 and $6,807 in 2006 and 2005)                     $        77,855  $        84,658
  Ceded                                                                                   18,406           18,151
Benefits To Policyowners:
  Assumed (related party $5,119 and $2,825 in 2006 and 2005)                              60,029           57,222
  Ceded                                                                                   11,436            6,027
Policy Reserves:
  Assumed (related party $2,247 and $2,051 in 2006 and 2005)                               3,728            3,419
  Ceded                                                                                   54,689           47,422
--------------------------------------------------------------------------------------------------------------------

The Company is not relieved of its primary liability in the event that a reinsurer is unable to meet the obligations ceded under a reinsurance agreement.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


13.  Changes in Unpaid Claims and Claim Adjustment Expenses

The change in the liability for unpaid accident and health claims and claim adjustment expenses which is reported within reserves for unpaid claims is summarized as follows:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Balance at January 1                                                             $        30,599  $        28,215
Less reinsurance recoveries                                                               (9,929)          (9,835)
--------------------------------------------------------------------------------------------------------------------
Net balance at January 1                                                                  20,670           18,380
--------------------------------------------------------------------------------------------------------------------

Incurred related to:
    Current year                                                                         280,572          252,232
    Prior year                                                                            (3,739)          (4,634)
--------------------------------------------------------------------------------------------------------------------
        Total incurred                                                                   276,833          247,598
--------------------------------------------------------------------------------------------------------------------

Paid related to:
    Current year                                                                         257,528          231,562
    Prior year                                                                            16,931           13,746
--------------------------------------------------------------------------------------------------------------------
        Total paid                                                                       274,459          245,308
--------------------------------------------------------------------------------------------------------------------

Net balance at December 31                                                                23,044           20,670
Plus reinsurance recoveries                                                                8,776            9,929
--------------------------------------------------------------------------------------------------------------------
Total reserve for unpaid claims                                                  $        31,820  $        30,599
====================================================================================================================

As a result of favorable settlement of prior years' estimated claims, the provision for claims and claim adjustment expenses decreased by $3,739 and $4,634 for the years ended December 31, 2006 and 2005, respectively.

The Company paid assumed reinsurance claims of $55,422 and $54,530, and incurred assumed reinsurance claims of $54,919 and $54,405 for the years ended December 31, 2006 and 2005, respectively.

The Company paid ceded reinsurance claims of $598 and $661, and incurred ceded reinsurance claims of $601 and $652 for the years ended December 31, 2006 and 2005, respectively.

14.  Policy Reserves

The Company waives deduction of deferred fractional premiums due upon death of the insured except on those policies issued prior to April 1, 1962, which are paid by preauthorized check. The Company returns any portion of the final premium beyond the date of death when policy provisions call for such a refund. The Company has policy series which do call for a refund of premium and which do not call for a refund. Surrender values are not provided in excess of legally computed reserves.

Additional premiums are charged for policies issued on substandard lives according to underwriting classification. For policies issued prior to March 1986, the mean reserves are based on appropriate multiples of standard rates of mortality. For policies issued March 1986 and later, the substandard mean reserve for this class of business is one-half the gross extra premium.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



14.  Policy Reserves, (continued)

As of December 31, 2006 and 2005, respectively, the Company had $1,594,245 and $1,667,120 of insurance in force for which the gross premiums are less than the net premiums according to the standard valuation set by the Insurance Department of the State of Nebraska. Reserves to cover the above insurance totaled $8,685 and $8,693 at December 31, 2006 and 2005, respectively.

15. Analysis of Annuity Reserves and Deposit-type Funds by Withdrawal Characteristics

Withdrawal characteristics of annuity reserves and deposit-type funds at December 31 are as follows:

                                                                                               2006
                                                                                ------------------------------------
                                                                                     Amount          % of Total
--------------------------------------------------------------------------------------------------------------------
Subject to discretionary withdrawal:
  With fair value adjustment                                                     $       437,643         24.7%
  At book value less current surrender charge of 5% or more                                  997          0.1%
  At fair value                                                                          792,670         44.8%
--------------------------------------------------------------------------------------------------------------------
Total with adjustment or at fair value                                                 1,231,310         69.6%
  At book value without adjustment  (minimal or no charge)                               471,234         26.6%
Not subject to discretionary withdrawal                                                   66,586          3.8%
--------------------------------------------------------------------------------------------------------------------
Total gross and net                                                              $     1,769,130        100.0%
====================================================================================================================

                                                                                               2005
                                                                                ------------------------------------
                                                                                     Amount          % of Total
--------------------------------------------------------------------------------------------------------------------
Subject to discretionary withdrawal:
  With fair value adjustment                                                     $       420,996         29.9%
  At book value less current surrender charge of 5% or more                                1,283          0.1%
  At fair value                                                                          665,600         47.3%
--------------------------------------------------------------------------------------------------------------------
Total with adjustment or at fair value                                                 1,087,879         77.3%
  At book value without adjustment  (minimal or no charge)                               249,487         17.7%
Not subject to discretionary withdrawal                                                   69,768          5.0%
--------------------------------------------------------------------------------------------------------------------
Total gross and net                                                              $     1,407,134        100.0%
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



15. Analysis of Annuity Reserves and Deposit-type Funds by Withdrawal Characteristics, (continued)

The following information is obtained from the applicable Exhibit in the Company's December 31 Annual Statement and related Separate Accounts Annual Statement, both of which are filed with the Insurance Department of the State of Nebraska, and is provided to reconcile annuity reserves and deposit-type funds to amounts reported in the statutory statements of admitted assets, liabilities and surplus as of December 31:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Life and Accident and Health Annual Statement:
Exhibit 5, Annuities Section, Total (net)                                        $       103,630  $       119,071
Exhibit 5, Supplementary Contracts with Life Contingencies Section, Total (net)           10,218            9,337
Exhibit 7, Deposit-Type Contracts, Line 14, Column 1                                     516,048          497,207
--------------------------------------------------------------------------------------------------------------------
                                                                                         629,896          625,615
Separate Accounts Annual Statement:
Exhibit 3, Line 0299999, Column 2                                                        346,564          115,919
Page 3, Line 2, Column 3                                                                 792,670          665,600
--------------------------------------------------------------------------------------------------------------------
Total                                                                            $     1,769,130  $     1,407,134
====================================================================================================================

16.  Premium and Annuity Considerations Deferred and Uncollected

Deferred and uncollected life insurance premiums and annuity considerations as of December 31 are as follows:

                                                            2006                               2005
                                            ------------------------------------------------------------------------
                    Type                          Gross         Net of Loading        Gross        Net of Loading
--------------------------------------------------------------------------------------------------------------------
Ordinary new business                        $            71   $            60   $           345  $           195
Ordinary renewal                                       5,221             4,785             5,011            8,213
--------------------------------------------------------------------------------------------------------------------
Totals                                       $         5,292   $         4,845   $         5,356  $         8,408
====================================================================================================================

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



17.  Separate Accounts

Information regarding the nonguaranteed separate accounts of the Company is as follows:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
For the years ended December 31:
    Premiums, considerations or deposits                                         $       394,921  $       405,188
--------------------------------------------------------------------------------------------------------------------

At December 31:
Reserves by valuation basis
    Fair value                                                                   $     1,273,171  $       886,986
====================================================================================================================

Reserves by withdrawal characteristic:
Subject to discretionary withdrawal
    At fair value                                                                $       792,670  $       665,600
    At book value without adjustment (minimal or no charge)                              480,501          221,386
--------------------------------------------------------------------------------------------------------------------
    Total                                                                        $     1,273,171  $       886,986
====================================================================================================================

--------------------------------------------------------------------------------------------------------------------
Reconciliation of net transfers to (from) separate accounts at December 31:
Transfers as reported in the statutory statement of operations of the separate accounts annual statement:
    Transfers to separate accounts                                               $       248,379  $        56,416
    Transfers from separate accounts                                                     (33,985)         (21,906)
--------------------------------------------------------------------------------------------------------------------
    Net transfers to separate accounts                                                   214,394           34,510
--------------------------------------------------------------------------------------------------------------------
Net transfers as reported in the statutory statements of operations              $       214,394  $        34,510
  of the Company (included in change in policy reserves)
====================================================================================================================

18.  EDP Equipment and Software

Electronic data processing ("EDP") equipment and operating and nonoperating software consisted of the following at December 31:
                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Electronic data processing equipment                                             $        12,156  $        14,430
Operating system software                                                                  3,198            2,432
Nonoperating system software                                                              13,673           13,077
--------------------------------------------------------------------------------------------------------------------
    Subtotal                                                                              29,027           29,939
Accumulated depreciation                                                                 (25,605)         (26,046)
--------------------------------------------------------------------------------------------------------------------
Balance, net                                                                     $         3,422  $         3,893
====================================================================================================================

EDP equipment and operating software included in data processing and other admitted assets are $2,419 and $2,108 at December 31, 2006 and 2005, respectively.

Depreciation expense related to EDP equipment and operating and nonoperating software totaled $2,956 and $3,413 for the year ended December 31, 2006 and 2005, respectively.

AMERITAS LIFE INSURANCE CORP.

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)



19. Reconciliation of Statutory Net Income and Surplus to GAAP Net Income and Equity

As described in Note 1, the Company has prepared these financial statements in conformity with statutory accounting practices prescribed or permitted by the Insurance Department of the State of Nebraska. These practices differ from accounting principles generally accepted in the United States of America (GAAP). The following tables reconcile statutory net income to GAAP net income and statutory surplus to GAAP equity.

                                                                        2006             2005
---------------------------------------------------------------------------------------------------
Statutory net income as reported                                $        54,214  $        52,690
Insurance reserves                                                        3,134            1,653
Deferred policy acquisition costs                                         6,369             (842)
Deferred income taxes and other tax reclassifications                    (1,246)          19,691
Statutory investment reserves                                              (253)           1,228
Earnings of subsidiaries                                                 24,830           14,485
Other                                                                       403             (837)
---------------------------------------------------------------------------------------------------
GAAP net income                                                 $        87,451  $        88,068
===================================================================================================

                                                                     2006              2005
---------------------------------------------------------------------------------------------------
Statutory surplus as reported                                   $       814,236  $       757,631
Insurance reserves                                                       (8,134)          (6,218)
Deferred policy acquisition costs                                        57,301           49,890
Deferred income taxes                                                   (27,876)         (26,847)
Valuation of investments                                                 (6,837)           1,639
Statutory investment reserves                                            62,763           70,800
Subsidiary equity                                                        70,290           33,141
Statutory non-admitted assets                                            35,483           35,541
Other                                                                     5,718             (539)
---------------------------------------------------------------------------------------------------
GAAP equity                                                     $     1,002,944  $       915,038
===================================================================================================


20.  Subsequent Event

In November 2006, the Company's Board of Directors approved a plan of merger with its 100% owned subsidiary, AVLIC, a Nebraska domiciled life and accident and health insurance company, pending various approvals. The Company received approval of the merger from the Insurance Department of the State of Nebraska. The Company will account for this transaction as a statutory merger under Statement of Statutory Principles No. 68 - Business Combinations and Goodwill. The surviving company will be named Ameritas Life Insurance Corp. with no shares of stock to be issued. The merger has an effective date of May 1, 2007. The Company does not expect this transaction to have a material effect on its financial condition or unassigned surplus funds.

PART C                           OTHER INFORMATION
------                           -----------------

    ITEM 26.   EXHIBITS

    EXHIBIT
    NUMBER     DESCRIPTION OF EXHIBIT
    ------     ----------------------
    (a) (1)    Board of Directors Resolution of Ameritas Variable Life
               Insurance Company Establishing Ameritas Variable Separate Account
               V (formerly known as Ameritas Variable Life Insurance Company
               Separate Account V). (1)
    (a) (2)    Resolution of Board of Directors of Ameritas Life Insurance
               Corp. authorizing the transfer of Ameritas Variable Life
               Insurance Company Separate Account V to Ameritas Life Insurance
               Corp. (2)
    (b)        Custodian Agreements. Not Applicable.
    (c)        Principal Underwriting Agreement and Amendment. (1,) (2)
    (d)        Form of Policy. (3)
    (e)        Form of Application. (3)
    (f)        Articles of Incorporation of Ameritas Life Insurance Corp. (4)
               Bylaws of Ameritas Life Insurance Corp. (5)
    (g)        Form of Reinsurance Agreement. (1)
    (h)        Forms of Participation Agreements:
                  (1) Variable Insurance Products Fund. (6)
                  (2) The Alger American Fund. (6)
                  (3) MFS Variable Insurance Trust. (1)
                  (4) Morgan Stanley Universal Funds, Inc. (1)
                  (5) Calvert Variable Series, Inc. Ameritas Portfolios. (7)
                  (6) Calvert Variable Series, Inc. (8)
                  (7) American Century Variable Portfolios, Inc. (8)
                  (8) INVESCO Variable Investment Funds, Inc. (8)
                  (9) Salomon Brothers Variable Series Funds Inc. (8)
                 (10) Summit Mutual Funds, Inc. (8)
                 (11) Third Avenue Variable Series Trust. (8)
                 (12) Dreyfus Life and Annuity Index Fund. (9)
                 (13) Form of Participation Agreement Novations. (2)
    (i)        Administrative Contracts. Not Applicable.
    (j)        Other Material Contracts:Powers of Attorney. (2)
    (k)        Legal Opinion.
    (l)        Actuarial Opinion. Not applicable.
    (m)        Calculation. Not applicable.
    (n)        Other Opinions: Consent of Independent Auditors Consent of
               Independent Registered Public Accounting Firm
    (o)        No financial statements are omitted from Item 24.
    (p)        Initial Capital Agreements. Not applicable.
    (q)        Transfer and Redemption Procedures Pursuant to Rule 6e-3(T)(b)
               (12)(iii). (10)

Footnotes:
1. Incorporated by reference to the initial Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 333-15585, filed November 5, 1996.
2. Incorporated by reference to the Form N-4 Registration Statement of Ameritas Variable Separate Account VA-2 (File No. 811-05192) for Overture Medley!, filed May 1, 2007.
3. Incorporated by reference to Post-Effective Amendment No. 13 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 33-30019, filed August 21, 1995.
4. Incorporated by reference to the initial registration statement for Ameritas Life Insurance Corp. Separate Account LLVA (File No. 333-05529), filed on June 7, 1996.
5. Incorporated by reference to Post-Effective Amendment No. 4 for Ameritas Life Insurance Corp. Separate Account LLVA (File No. 333-05529), filed on February 26, 1999.
6. Incorporated by reference to the Pre-Effective Amendment to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 333-15585, filed January 17, 1997.
7. Incorporated by reference to Post-Effective Amendment No. 5 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 333-15585, filed August 30, 1999.
8. Incorporated by reference to Post-Effective Amendment No. 7 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 333-14845, filed November 22, 2000.
9. Incorporated by reference to Post-Effective Amendment No. 18 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account VA-2, File No. 33-33844, filed February 24, 2003.
10. Incorporated by reference to Post-Effective Amendment No. 22 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 33-30019, filed April 22, 2003.

ITEM 27. DIRECTORS AND OFFICERS OF THE DEPOSITOR

       Name and Principal      Position and Offices
       Business Address*       with Depositor
       -----------------       --------------
       Lawrence J. Arth        Director, Chairman
       JoAnn M. Martin         Director, President & Chief Executive Officer
       James P. Abel           Director
       William W. Cook, Jr.    Director
       Bert A. Getz            Director
       James R. Knapp          Director
       Tonn M. Ostergard       Director
       Paul C. Schorr, III     Director
       Winston J. Wade         Director
       Robert C. Barth         Senior Vice President, Controller & Chief
                               Accounting Officer
       Jan M. Connolly         Senior Vice President & Corporate Secretary
       Raymond M. Gilbertson   Vice President, Corporate Compliance
       Arnold D. Henkel        Senior Vice President, Individual Distribution
       Paul J. Huebner         Senior Vice President & Chief Information Officer
       Dale D. Johnson         Senior Vice President and Corporate Actuary
       William W. Lester       Senior Vice President, Investments & Treasurer
       Robert G. Lange         Vice President, General Counsel & Assistant
                               Secretary

* Principal business address: Ameritas Life Insurance Corp., 5900 "O" Street, Lincoln, Nebraska 68510.

ITEM 28. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR THE REGISTRANT


NAME OF CORPORATION (STATE WHERE ORGANIZED)                 PRINCIPAL BUSINESS
-------------------------------------------                 ------------------
UNIFI MUTUAL HOLDING COMPANY (NE)............................mutual insurance holding company
 AMERITAS HOLDING COMPANY (NE)...............................stock insurance holding company
     ACACIA LIFE INSURANCE COMPANY (DC)......................life insurance company
        ACACIA FINANCIAL CORPORATION (MD)....................holding company
            Acacia Federal Savings Bank (DE).................federally chartered bank
               ACACIA SERVICE CORP. (VA).....................deposit solicitation
            Calvert Group, Ltd. (DE).........................holding company
               CALVERT ASSET MANAGEMENT COMPANY (DE).........asset management services
               CALVERT SHAREHOLDER SERVICES, INC. (DE).......administrative services
               CALVERT ADMINISTRATIVE SERVICES COMPANY (DE)..administrative services
               CALVERT DISTRIBUTORS, INC. (DE)...............broker-dealer

     AMERITAS LIFE INSURANCE CORP. (NE)......................life/health insurance company
        AMERITAS INVESTMENT CORP. (NE).......................a securities broker dealer and investment advisor owned by
                                                             Ameritas Life Insurance Corp. (80%)
                                                             and Centralife Annuities Service,
                                                             Inc. (20%)
        AMERITAS INVESTMENT ADVISORS, INC. (NE)..............investment advisor
        FIRST AMERITAS LIFE INSURANCE CORP. OF NEW YORK (NY).life insurance company
        PATHMARK ADMINISTRATORS, INC. (NE)...................third-party administrator of dental and eye care insurance plans


     THE UNION CENTRAL LIFE INSURANCE COMPANY (OH)...........life insurance company
        UNION CENTRAL MORTGAGE FUNDING, INC. (OH)............mortgage loan and servicing
        SUMMIT INVESTMENT PARTNERS, LLC (OH).................investment adviser
        PBRA, INC. (CA)......................................holding company
            Price, Raffel & Browne Administrators, Inc.(DE). pension administration services
        SUMMIT INVESTMENT PARTNERS, INC. (OH)................investment adviser

Subsidiaries are indicated by indentations. Ownership is 100% by the parent company except as noted.

ITEM 29.   INDEMNIFICATION

Ameritas Life Insurance Corp.'s By-laws provide as follows:

     "The Corporation shall indemnify any person who was, or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding to the full extent authorized by the laws of Nebraska."

    Section 21-2004 of the Nebraska Business Corporation Act, in general, allows a corporation to indemnify any director, officer, employee or agent of the corporation for amount paid in settlement actually and reasonably incurred by him or her in connection with an action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    In a case of a derivative action, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless a court in which the action was brought shall determine that such person is fairly and reasonably entitled to indemnify for such expenses which the Court shall deem proper.

           Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 30.   PRINCIPAL UNDERWRITER

        a) Ameritas Investment Corp. ("AIC") serves as the principal underwriter for the variable life insurance contracts issued through Ameritas Variable Separate Account V, as well as Ameritas Variable Separate Account VL, Ameritas Life Insurance Corp. Separate Account LLVL, First Ameritas Variable Life Separate Account, and Carillon Life Account. AIC also serves as the principal underwriter for variable annuity contracts issued through Ameritas Variable Separate Account VA-2, Ameritas Variable Separate Account VA, Ameritas Life Insurance Corp. Separate Account LLVA, First Ameritas Variable Annuity Separate Account, and Carillon Account.

        b) The following table sets forth certain information regarding the officers and directors of the principal underwriter, Ameritas Investment Corp.

         Name and Principal        Positions and Offices
         Business Address          With Underwriter
         ------------------        ---------------------------
         JoAnn M. Martin *         Director, Chair & Senior Vice President
         Salene Hitchcock-Gear*    Director, President & Chief Executive Officer
         Gary R. McPhail**         Director, Senior Vice President
         William W. Lester*        Director, Vice President & Treasurer
         Gary T. Huffman***        Director
         Billie B. Beavers****     Senior Vice President
         Cheryl L. Heilman*        Vice President, Chief Operating Officer
         Bruce D. Lefler****       Senior Vice President  - Public Finance
         Gregory C. Sernett*       Vice President, Chief Compliance Officer, and
                                   Assistant Secretary
         Robert G. Lange*          Vice President, Secretary, & General Counsel
         Michael M. VanHorne****   Senior Vice President

* Principal business address: Ameritas Investment Corp., 5900 "O" Street, Lincoln, Nebraska 68510.
** Principal business address: AmerUs Life Insurance Company, 611 Fifth Avenue, Des Moines, Iowa 50309.
*** Principal business address: The Union Central Life Insurance Company, 1876 Waycross Road, Cincinnati, Ohio 45240
**** Principal business address: Ameritas Investment Corp., 440 Regency Parkway Drive, Suite 222, Omaha, Nebraska 68114.

      (c)   Compensation From the Registrant.

    (1)                    (2)              (3)            (4)          (5)
                                     Compensation on
                   Net Underwriting  Events Occasioning
Name of Principal     Discounts and  the Deduction of a  Brokerage     Other
Underwriter           Commissions   Deferred Sales Load Commissions Compensation
Ameritas Investment   -----------   ------------------- ----------- ------------
Corp. ("AIC")         $10,814,882            $0            $12,753    $298,477

         (2)+(4)+(5) = Gross variable life compensation received by AIC.
         (2) = Sales compensation received and paid out by AIC as underwriter; AIC retains 0.
         (4) = Sales compensation received by AIC for retail sales.
         (5) = Sales compensation received by AIC and retained as underwriting fee.

ITEM 31.                  LOCATION OF ACCOUNTS AND RECORDS

        The Books, records and other documents required to be maintained by
        Section 31(a) of the 1940 Act and Rules 31a-1 to 31a-3 thereunder are maintained at Ameritas Life Insurance Corp., 5900 "O" Street, Lincoln, Nebraska 68510.


ITEM 32. MANAGEMENT SERVICES

        Not Applicable.


ITEM 33. FEE REPRESENTATION

         Ameritas Life Insurance Corp. represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

                                   SIGNATURES
As required by the Securities Act of 1933, the Registrant, Ameritas Variable Separate Account V certifies that it has caused this Registration Statement on Form N-6 to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lincoln, County of Lancaster, State of Nebraska effective this May 1, 2007, on this 30th day of April, 2007.


                                AMERITAS VARIABLE SEPARATE ACCOUNT V, Registrant

                                        AMERITAS LIFE INSURANCE CORP., Depositor



                                            By:    LAWRENCE J. ARTH *
                                               ---------------------------------
                                                   Chairman of the Board


As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated effective May 1, 2007, on April 30, 2007.

      SIGNATURE                                     TITLE
      ---------                                     -----
    Lawrence J. Arth *           Director, Chairman of the Board
    JoAnn M. Martin *            Director, President & Chief Executive Officer
    James P. Abel *              Director
    William W. Cook, Jr. *       Director
    Bert A. Getz *               Director
    James R. Knapp *             Director
    Tonn M. Ostergard *          Director
    Paul C. Schorr, III *        Director
    Winston J. Wade *            Director
    Robert C. Barth *            Senior Vice President, Controller & Chief
                                   Accounting Officer
    William W. Lester *          Senior Vice President - Investments & Treasurer

    /S/ ROBERT G. LANGE          Vice President, General Counsel & Assistant
    ---------------------          Secretary
    Robert G. Lange


* Signed by Robert G. Lange under Powers of Attorney executed on February 23, 2007, effective as of May 1, 2007.

                                  EXHIBIT INDEX

    EXHIBIT

        (k)     Legal Opinion of Robert G. Lange

        (n) Other Opinions: Consent of Independent Auditors Consent of Independent Registered Public Accounting Firm